     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

             PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 23, 2001

PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(5)
(TO PROSPECTUS DATED MARCH 19, 2001)              of the Securities Act of 1933,
                                                     as amended, and relating to
                                                   Registration Number 333-56878

                                US$

                                [CHARTERED LOGO]

                           % SENIOR CONVERTIBLE NOTES DUE 2006
                             ---------------------

    The convertible notes will bear interest at the rate of       % per year.
Interest on the convertible notes is payable semi-annually on       and       of
each year, beginning on       , 2001. The convertible notes will mature on
      , 2006. At the maturity date, we will pay to the holders of the
convertible notes       % of the principal amount of the       convertible
notes. The convertible notes have a yield to maturity of       % per year
calculated from       , 2001.

    Holders may convert the convertible notes into our ordinary shares or American Depositary Shares, or ADSs, at any time on or after 30 days following the day of original issuance and before the close of business on the third business day prior to maturity, unless previously redeemed. The convertible
notes are convertible at a conversion price of S$      per share (equivalent to
approximately US$      per ADS, based on a fixed exchange rate of
US$1.00 = S$      , and the current ordinary share-to-ADS ratio of 10:1),
subject to adjustment.

    We may redeem all or a portion of the convertible notes at any time on or
after       , 2003 at a price to yield       % per year on the redemption date
if our shares have achieved and maintained the price levels specified in this prospectus supplement, together with accrued but unpaid interest.

    Application has been made to list the convertible notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

    Our ordinary shares are listed on the Singapore Exchange Securities Trading Limited, or Singapore Exchange, under the symbol "Chartered" and our ADSs are quoted on the Nasdaq National Market under the symbol "CHRT." The last reported sale price of our ordinary shares on the Singapore Exchange on March 22, 2001 was S$4.84 per ordinary share and the last reported sale price of our ADSs quoted on the Nasdaq National Market on March 22, 2001 was US$28.38 per ADS.
                             ---------------------
     INVESTING IN OUR CONVERTIBLE NOTES INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THOSE RISKS.

    Neither the United States Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense in the United States.

    A COPY OF THIS DOCUMENT HAS BEEN LODGED WITH THE REGISTRAR OF COMPANIES AND BUSINESSES IN SINGAPORE AS AN INFORMATION MEMORANDUM FOR THE PURPOSES OF SECTION 106D OF THE COMPANIES ACT, CHAPTER 50 OF SINGAPORE. THE REGISTRAR OF COMPANIES AND BUSINESSES IN SINGAPORE TAKES NO RESPONSIBILITY AS TO THE CONTENTS OF THIS DOCUMENT.

                                                              PER CONVERTIBLE NOTE      TOTAL
                                                              --------------------   ------------
Public offering price(1)....................................              %          US$
Underwriting discount(2)....................................              %          US$
Proceeds, before expenses, to Chartered Semiconductor
  Manufacturing.............................................              %          US$

(1) Plus accrued interest from          , 2001, if settlement occurs after that
    date.
(2) The underwriter has agreed to reimburse Chartered for some of the expenses of this offering. Please see "Underwriting" on page S-87.

    We have granted the underwriter a 30-day option to purchase from us up to an
additional US$      principal amount of the convertible notes to cover
over-allotments, if any. The underwriter expects to deliver the convertible notes through the book-entry facilities of The Depository Trust Company, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream
Banking, societe anonyme, against payment on or about       , 2001.
                             ----------------------

                     Global Coordinator and Sole Bookrunner
                      MERRILL LYNCH (SINGAPORE) PTE. LTD.
                             ----------------------
            The date of this prospectus supplement is        , 2001.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Prospectus Supplement Summary...............................   S-4
Risk Factors................................................   S-8
Forward-Looking Statements..................................   S-9
Use of Proceeds.............................................  S-10
Price Range of Our ADSs and Ordinary Shares.................  S-10
Dividend Policy.............................................  S-12
Capitalization..............................................  S-13
Exchange Rates..............................................  S-14
Selected Financial Information..............................  S-15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-18
Business....................................................  S-32
Management..................................................  S-47
Related Party Transactions..................................  S-56
Principal Shareholders......................................  S-59
Description of the Convertible Notes........................  S-61
Taxation....................................................  S-80
Underwriting................................................  S-87
Legal Matters...............................................  S-90
General Information.........................................  S-90
Where You Can Find More Information.........................  S-91
Incorporation by Reference..................................  S-91
Financial Statements Index..................................   F-1

                                   PROSPECTUS

                                                              PAGE
                                                              ----
Table of Contents...........................................     i
About This Prospectus.......................................     1
Where You Can Find More Information.........................     1
Incorporation by Reference..................................     2
Chartered Semiconductor Manufacturing Ltd...................     3
Recent Developments.........................................     3
Forward-Looking Statements..................................     5
Risk Factors................................................     6
Use of Proceeds.............................................    18
Ratio of Earnings to Fixed Charges..........................    18
Description of Debt Securities..............................    18
Description of Ordinary Shares..............................    26
Description of American Depositary Shares...................    30
Description of Preference Shares............................    36
Description of Warrants.....................................    37
Selling Shareholders........................................    37
Plan of Distribution........................................    38
Legal Matters...............................................    40
Experts.....................................................    40

                             ----------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sales of the securities.

     In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, all references to "Chartered," "our company," "we," "our" and "us" refer to Chartered Semiconductor Manufacturing Ltd, a limited liability company formed in the Republic of Singapore, and its subsidiaries. When we refer to "Singapore dollars" and "S$" in this document, we are referring to Singapore dollars, the legal currency of Singapore. When we refer to "U.S. dollars," "dollars," "$" and "US$" in this document, we are referring to United States dollars, the legal currency of the United States.

     We accept responsibility for the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. To the best of our knowledge and belief, the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and is subject to, the more detailed information and financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition to this summary, we urge you to read the entire prospectus supplement and accompanying prospectus carefully, especially the discussion of risks of investing in our convertible notes under "Risk Factors" in this prospectus supplement and in the accompanying prospectus, before deciding to buy our convertible notes.

                                  THE COMPANY

     Chartered is one of the world's leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and manufacturers of electronic systems. We focus on providing foundry services to customers that serve high-growth, technologically advanced applications, including communications applications such as wireless, Gigabit Ethernet, ATM and ADSL. Our top five customers for the year 2000 were Agilent Technologies, Ericsson, Broadcom, ST Microelectronics and Conexant.

     We currently own, or have an interest in, five fabrication facilities, all of which are located in Singapore. In addition, we have recently completed a substantial portion of the construction of our sixth fabrication facility, Fab 7, which we expect to bring on-line as a totally 300-mm fab. Our current expectation is that pilot production will begin in mid-2002. We have service operations in 11 locations and in seven countries in North America, Europe and Asia. We were incorporated in Singapore in 1987. As of February 28, 2001, we were 60.8% owned by Singapore Technologies, or ST, and its affiliate. ST is one of Singapore's largest industrial conglomerates and is indirectly wholly-owned by the Government of Singapore.

     Our principal executive and registered offices are located at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. Our telephone number is (65) 362-2838. Our internet address is www.charteredsemi.com. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE A PART OF THIS DOCUMENT.

                                  THE OFFERING

     The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the convertible notes, see "Description of the Convertible Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus which contain important information regarding the terms of the convertible notes as well as tax and other considerations that are important in making a decision about whether to invest in the convertible notes, and you should pay special attention to the "Risk Factors" section beginning on page S-8 of this prospectus supplement and on page 6 of the accompanying prospectus.

Issuer.....................  Chartered Semiconductor Manufacturing Ltd.

Offering Price.............  100% of principal amount, plus accrued interest
                             from   , 2001, if settlement occurs after that
                             date.

Securities Offered.........  US$       aggregate principal amount of          %
                             convertible notes due          , 2006.

Over-allotment Option......  We have granted the underwriter an option exercisable within 30 days of the date of this prospectus supplement to purchase up to US$ additional principal amount of the convertible notes.

Interest...................           % per annum, payable semi-annually on
                                      and          of each year, commencing
                                      , 2001.

Yield to Maturity of
Notes......................          % per year (computed on a semi-annual
                             internal rate of return bond equivalent basis)
                             calculated from        , 2001.

Conversion.................  You may convert your convertible notes into our ordinary shares or ADSs at any time after 30 days from the original issuance of the convertible notes and before the close of business on the third business day prior to maturity or early redemption.
                             The conversion price is initially S$       per
                             share (equivalent to approximately US$       per
                             ADS ordinary and to an initial number of
                             approximately        ordinary shares per US$1,000
                             principal amount of the convertible notes, based on
                             a fixed exchange rate of US$1.00 = S$       , and
                             the current ordinary share-to-ADS ratio of 10:1). The conversion price may be adjusted as described in "-- Adjustment of Conversion Price."

Redemption at Maturity.....  We will redeem the convertible notes at        % of
                             their principal amount, plus any accrued and unpaid
                             interest, on          , 2006.

Redemption or Repurchase
Price......................  If we redeem or repurchase the convertible notes for any reason at a time other than at maturity, the redemption or repurchase price in respect of the convertible notes will equal the principal amount of the convertible notes together with a premium that would provide a holder of convertible
                             notes an annual yield to redemption of        %
                             from        , 2001 to the date of redemption or
                             repurchase, as described in "-- Redemption and Repurchase Price."

Our Early Redemption
Option.....................  Prior to maturity, we may redeem the convertible
                             notes after        , 2003 as described in
                             "-- Optional Redemption by Chartered."

Optional Tax Redemption
  by Us....................  In the event we determine that, as a result of any change in or amendment to the laws or regulations of Singapore or as further described under "-- Optional Tax Redemption by Chartered," we have been or will be required to pay additional amounts as described under

                             "-- Payment of Additional Amounts," we may, at our option, redeem the convertible notes.

Repurchase at Option of the
  Holders..................  The holders may require us to repurchase the convertible notes as described in "-- Repayment at Option of Holders."

Ranking....................  The convertible notes will be our unsecured, senior and unsubordinated obligations. The convertible notes, however, will be effectively subordinated to
                             (1) the indebtedness and other liabilities of our subsidiaries and joint ventures and (2) any of our secured obligations with respect to assets that secure such obligations. We, our subsidiaries and our joint ventures are not prevented under the terms of the convertible notes from incurring additional indebtedness, and we, our subsidiaries and our joint ventures are generally permitted to secure this indebtedness.

Taxes......................  All payments in respect of the convertible notes will be made without any deduction for withholding taxes in Singapore, except to the extent described under "-- Payment of Additional Amounts."

Original Issue Discount....  The convertible notes will be issued with original issue discount for U.S. federal income tax purposes. Accordingly, the original issue discount will accrue from the issue date of the notes and will be includible as ordinary income for U.S. federal income tax purposes in advance of the receipt of cash payments to which the income is attributable. See "Taxation -- United States Federal Taxation -- Convertible Notes -- Original Issue Discount."

Use of Proceeds............  We expect to use the net proceeds from the sale of the convertible notes for our capital expenditure needs in 2002 as well as for working capital and general corporate purposes.

Timing of this Offering....  We expect that the public offering price of the convertible notes will be determined on or about
                                           , 2001. Assuming Luxembourg Stock
                             Exchange approval is received, we expect the
                             convertible notes will begin trading on the
                             Luxembourg Stock Exchange on the trading day
                             immediately following the date on which the public offering price is determined. We expect to deliver the convertible notes against payment through the book-entry facilities of The Depository Trust Company, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking,
                             societe anonyme, on or about               , 2001.

Trading....................  We expect to list the convertible notes on the
                             Luxembourg Stock Exchange. We can give no assurance, however, as to the liquidity of or trading market for the convertible notes. Our ordinary shares are listed on the Singapore Exchange Securities Trading Limited, or Singapore Exchange, under the symbol "Chartered," and our American Depositary Shares, or ADSs, are quoted on the Nasdaq National Market under the symbol "CHRT."

Governing Law..............  The convertible notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Luxembourg Paying Agent....  Kredietbank S.A. Luxembourgeoise.

Trustee and Conversion
Agent......................  Wells Fargo Bank Minnesota, National Association,
                             or Wells Fargo.

                        RECENT DEVELOPMENTS AND OUTLOOK

     From the third quarter of 1998 until the end of 2000, global semiconductor demand had been growing at an accelerated pace. This growth slowed down towards the end of 2000 and began to decline in the first two months of 2001 due to high customer inventory levels and weakening economic conditions, particularly in the United States. The weakness in the semiconductor industry has become quite broad, impacting essentially all major end-market segments and geographies as companies continue to work off high inventory while also adjusting to lower end-market demand levels. Accordingly, we have set our operating plans for 2001 based on a considerably more cautious outlook.

     As of February 2001, we estimated that our revenues in the first quarter of 2001 will be down from the fourth quarter of 2000 by approximately 35% and that average capacity utilization will be in the low 60-percentile range. Consequently, we expect to record a loss for the first quarter in the range of $0.22 to $0.24 per American Depositary Share.

     Our performance in full year 2001 will depend on economic trends and the general health of the semiconductor industry, both of which are quite difficult to forecast, particularly in light of the uncertain near-term environment. Barring a severe economic contraction, we currently anticipate that revenues in the second half of 2001 will be up from the first half of 2001. We are currently unable to provide any other guidance regarding the outlook for 2001, however, and we cannot assure you that our results for 2001 will not be worse than currently anticipated.

                                  RISK FACTORS

     An investment in our convertible notes involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this document, including our consolidated financial statements and related notes, before you decide to buy our convertible notes. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our convertible notes could decline, and you may lose all or part of the money you paid to buy our convertible notes.

RISKS RELATED TO OUR COMPANY, OUR ORDINARY SHARES AND OUR ADSS

     An investment in our securities involves a number of risks, including risks relating to our financial condition, our operations and manufacturing process, our infrastructure, and the trading markets for our securities. You should carefully consider all of the risk factors relating to our company, our ordinary shares and our ADSs listed under "Risk Factors" in the accompanying prospectus.

RISKS RELATED TO OUR CONVERTIBLE NOTES

 Your right to receive payments on the convertible notes is junior to our secured indebtedness and the indebtedness and other liabilities of our subsidiaries and joint ventures.

     As of December 31, 2000, we had consolidated debt of approximately $582.5 million. This amount includes $315.6 million of debt of our company, which is unsecured and unsubordinated debt and approximately $266.9 million of debt of our subsidiaries, which includes $129.5 million in unsecured and unsubordinated debt and $137.4 million in debt secured by the assets of our subsidiaries. In addition, as of December 31, 2000, our unconsolidated joint venture Silicon Manufacturing Partners Pte Ltd, or SMP, had $375.0 million of debt, which is secured by assets of SMP. As of December 31, 2000, after giving pro forma effect to the convertible note offering, we would have had consolidated debt of
approximately $       million. The convertible notes would have been effectively subordinated to $266.9 million of this consolidated debt at such date.

     The convertible notes will be effectively subordinated to (1) the indebtedness and other liabilities of our subsidiaries and joint ventures and
(2) any of our secured obligations with respect to assets that secure such obligations. The terms of the convertible notes do not prevent us, our subsidiaries or our joint ventures from incurring additional debt in the future, and we, our subsidiaries and our joint ventures are generally permitted to secure this indebtedness.

     We currently conduct some of our business through subsidiaries and joint ventures, and we may in the future conduct additional business through subsidiaries and joint ventures or transfer existing operations and assets to subsidiaries and joint ventures. If we were to transfer our assets to such entities, these assets could be used in some cases by such entities to secure their debt. In addition, we expect to make significant capital expenditures in the future, a substantial portion of which may be financed through additional debt, including through debt of our subsidiaries and joint ventures. If we incur further indebtedness, our ability to make payments on the convertible notes and, if required, to redeem the convertible notes may be adversely affected.

     A portion of the cash flow of our company comes from distributions from our subsidiaries and joint ventures. Our newest fabrication facilities (Fabs 5 and 6) that have begun commercial production are owned by a subsidiary and a joint venture and are currently expected to increase to full capacity by 2002 and 2003, respectively. Consequently, we expect the proportion of our cash flow that is generated by our subsidiaries and joint ventures to increase over the next several years. Our subsidiaries and joint ventures have no obligations to pay any amounts due under the convertible notes or to make any funds available to us for that purpose, whether through dividends, loans or other payments.

 We may be unable to redeem the notes upon a change in control, a termination of trading or at maturity.

     Upon a change in control or termination of trading, you may require us to redeem all or a portion of your convertible notes. If such an event were to occur, or at maturity of the convertible notes, we may not have enough funds to pay the purchase price for all tendered convertible notes.

     Any future credit agreements or other agreements relating to our indebtedness may contain provisions that prohibit the repurchase of the convertible notes upon a change in control or termination of trading or may provide that a change in control or termination of trading constitutes an event of default under the agreement. If a change in control or termination of trading occurs at a time when we are prohibited from purchasing the convertible notes, we could seek the consent of our lenders to purchase the convertible notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the convertible notes. Our failure to purchase tendered convertible notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. The term "change in control" is limited to specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the convertible notes upon a change in control or termination of trading would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

  A public market may not develop for the convertible notes.

     Prior to this offering there has been no trading market in the convertible notes. The underwriter has advised us that one or more of its affiliates currently intends to make a market in the convertible notes. However, the underwriter's affiliates are not obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the underwriter's affiliates will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, we cannot assure you that any market in the convertible notes will develop or, if one does develop, that it will be maintained. If an active market in the convertible notes fails to develop or be sustained, the trading price of the convertible notes could be materially and adversely affected.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain or incorporate statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in this prospectus supplement, the accompanying prospectus supplement or the documents incorporated by reference herein or therein. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the accompanying prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

     Important factors that could cause actual results to differ materially from our expectations are discussed under the heading "Risk Factors" above and in the accompanying prospectus.

                                USE OF PROCEEDS

     We believe that our cash on hand and existing credit facilities will be sufficient to meet our capital expenditure and working capital needs for 2001, but expect to require additional financing for our 2002 needs. Accordingly, we expect that the net proceeds from the sale of securities will be used for our capital expenditure needs in 2002 as well as for working capital and general corporate purposes. We have not yet determined the amount of the net proceeds to be used specifically for these purposes. Management therefore will have significant flexibility in applying the net proceeds from the offering. Pending any use, as described above, we intend to invest the net proceeds in high quality, interest-bearing instruments.

                  PRICE RANGE OF OUR ADSS AND ORDINARY SHARES

     The following table sets forth, for the periods indicated, the high and low last reported sales prices per ADS and ordinary share since trading on October 29, 1999 as furnished by the Nasdaq National Market and the Singapore Exchange. The initial public offering price of our ADSs on October 29, 1999 was $20.00 per ADS and S$3.344 per ordinary share.

     (a) Annual high and low market prices

                                                                     NASDAQ
                                                                NATIONAL MARKET
                                                              --------------------
                                                               HIGH          LOW
                                                              -------       ------
October 29 through December 31, 1999........................  $ 73.00       $31.25
January 1 through December 31, 2000.........................  $105.75       $26.38

                                                                   SINGAPORE
                                                              EXCHANGE SECURITIES
                                                                TRADING LIMITED
                                                              --------------------
                                                               HIGH          LOW
                                                              -------       ------
November 1 through December 31, 1999........................  S$10.10       S$5.15
January 1 through December 31, 2000.........................  S$18.50       S$4.74

     (b) Quarterly high and low market prices

                                                                     NASDAQ
                                                                NATIONAL MARKET
                                                              --------------------
                                                               HIGH          LOW
                                                              -------       ------
October 29 through December 31, 1999........................  $ 73.00       $31.25
January 1 through March 31, 2000............................  $105.75       $59.50
April 1 through June 30, 2000...............................  $ 92.38       $55.00
July 1 through September 30, 2000...........................  $ 92.00       $60.69
October 1 through December 31, 2000.........................  $ 57.25       $26.38

                                                                   SINGAPORE
                                                              EXCHANGE SECURITIES
                                                                TRADING LIMITED
                                                              --------------------
                                                               HIGH          LOW
                                                              -------      -------
November 1 through December 31, 1999........................  S$10.10      S$ 5.15
January 1 through March 31, 2000............................  S$18.50      S$ 9.95
April 1 through June 30, 2000...............................  S$16.50      S$10.20
July 1 through September 30, 2000...........................  S$16.30      S$10.90
October 1 through December 31, 2000.........................  S$10.50      S$ 4.74

     (c) Monthly high and low market prices

                                                                     NASDAQ
                                                                 NATIONAL MARKET
                                                              ---------------------
                                                               HIGH           LOW
                                                              ------         ------
September 2000..............................................  $84.00         $60.69
October 2000................................................  $56.25         $35.00
November 2000...............................................  $57.25         $31.56
December 2000...............................................  $36.19         $26.38
January 2001................................................  $35.50         $24.88
February 2001...............................................  $36.00         $29.25

                                                                   SINGAPORE
                                                              EXCHANGE SECURITIES
                                                                TRADING LIMITED
                                                              --------------------
                                                               HIGH          LOW
                                                              -------      -------
September 2000..............................................  S$14.40      S$10.90
October 2000................................................  S$10.50      S$ 6.75
November 2000...............................................  S$ 9.65      S$ 5.85
December 2000...............................................  S$ 6.05      S$ 4.74
January 2001................................................  S$ 6.30      S$ 4.40
February 2001...............................................  S$ 6.10      S$ 4.94

     The last reported sale price of the ADSs as quoted on the Nasdaq National Market on March 22, 2001 was $28.38 per ADS. The last reported sale price of the ordinary shares as quoted on the Singapore Exchange on March 22, 2001 was S$4.84 per ordinary share.

                                DIVIDEND POLICY

     In December 1995 and January 1997, we paid a cash dividend on our ordinary shares in an amount equivalent to US$87,000 and US$93,000, respectively, for the purpose of qualifying our ordinary shares as "trustee stock" eligible for investment by account holders of the Central Provident Fund, a mandatory employee pension plan administered by the Government of Singapore. Except for these dividends, we have not, since our inception, declared or paid any cash dividends on our ordinary shares. We do not currently anticipate paying any cash dividends in 2001. We may, by ordinary resolution, declare dividends at a general meeting, but we may not pay dividends in excess of the amount recommended by our Board of Directors. Our Board of Directors may also declare interim dividends without seeking shareholder approval. We must pay all dividends out of our profits or pursuant to Section 69 of the Companies Act, Chapter 50 of Singapore. In making its recommendation, our Board of Directors will consider, among other things, our future earnings, operations, capital requirements and general financial condition, as well as general business conditions and other factors which our Board of Directors may determine are appropriate. Some of our loan agreements restrict the payment of dividends without the consent of the lender. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                 CAPITALIZATION

     The following table sets forth, as of February 28, 2001, the capitalization of our company on an actual and as adjusted basis, to give effect to the
issuance by us of $       million of convertible notes in this offering. You
should read this information in conjunction with our consolidated financial statements and the related convertible notes which we incorporate by reference herein. Please see "Where You Can Find More Information" in the accompanying prospectus.

                                                              AS OF FEBRUARY 28, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $  940,545   $
                                                              ==========
Short-term borrowings, including current portion of
  long-term debt............................................     155,961
Convertible notes...........................................           0
Long-term debt, excluding current installments..............     424,492
                                                              ----------
Shareholders' equity:
  Ordinary shares, S$0.26 par value per share, 3,076,923,079 shares authorized; 1,380,266,279 shares issued and
     outstanding............................................     279,980
  Additional paid-in capital................................   1,776,592
  Retained deficit..........................................     (44,926)
  Accumulated other comprehensive income (loss).............     (49,677)
                                                              ----------
          Total shareholders' equity........................   1,961,969
                                                              ----------
          Total capitalization..............................  $2,542,422   $
                                                              ==========

---------------

(1) There has been no material change in the capitalization of our company since February 28, 2001.

                                 EXCHANGE RATES

     Fluctuations in the exchange rate between the Singapore dollar and the U.S. dollar will affect the U.S. dollar equivalent of the Singapore dollar price of the ordinary shares on the Singapore Exchange and, as a result, are expected to affect the market price of ADSs. These fluctuations will also affect the U.S. dollar conversion by the depositary of any cash dividends paid in Singapore dollars on the ordinary shares represented by ADSs or any other distribution received by the depositary in connection with the payment of dividends on the ordinary shares. Currently, there are no restrictions in Singapore on the conversion of Singapore dollars into U.S. dollars and vice versa.

     The following table sets forth, for the fiscal years indicated, information concerning the exchange rates between Singapore dollars and U.S. dollars based on the average of the noon buying rate in the City of New York on the last business day of each month during the period for cable transfers in Singapore dollars as certified for customs purposes by the Federal Reserve Bank of New York. The table illustrates how many Singapore dollars it would take to buy one U.S. dollar.

                                                            SINGAPORE DOLLARS PER UNITED STATES $1.00
                                                                        NOON BUYING RATE
                                                            -----------------------------------------
                                                            AVERAGE(1)     LOW    HIGH    PERIOD END
                                                            -----------   -----   -----   -----------
Fiscal Year Ended December 31,
  1996...................................................      1.41       1.40    1.43       1.40
  1997...................................................      1.49       1.40    1.71       1.61
  1998...................................................      1.67       1.58    1.80       1.65
  1999...................................................      1.70       1.66    1.74       1.67
  2000...................................................      1.72       1.65    1.76       1.73

                                                            AVERAGE(2)   LOW    HIGH   PERIOD END
                                                            ----------   ----   ----   ----------
Month
  September 2000.........................................      1.74      1.72   1.74      1.74
  October 2000...........................................      1.75      1.74   1.76      1.76
  November 2000..........................................      1.75      1.73   1.76      1.75
  December 2000..........................................      1.74      1.73   1.75      1.73
  January 2001...........................................      1.74      1.73   1.75      1.74
  February 2001..........................................      1.74      1.74   1.75      1.74

---------------

(1) The average of the daily Noon Buying Rates on the last business day of each month during the year.
(2) The average of the daily Noon Buying Rates on the last business day of each day during the month.

     Certain Singapore dollar amounts contained in this document have been translated to U.S. dollars as at December 31, 2000, which was S$1.7375 = US$1.00. No representation is made that the Singapore dollar or U.S. dollar amounts shown in this document could have been or could be converted at such rate or at any other rate. Currently, no exchange control restrictions exist in Singapore.

                         SELECTED FINANCIAL INFORMATION

     You should read the following selected financial information in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement. The selected financial information as of December 31, 1996, 1997 and 1998 and for the years ended December 31, 1996 and 1997 are derived from our audited financial statements, although we have not included our audited financial statements for those periods in this prospectus supplement. The selected financial information as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 are derived from our audited financial statements included elsewhere in this document which have been audited by KPMG, our independent accountants. Our financial statements are prepared in accordance with U.S. GAAP.

                                                    YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------
                                  1996         1997        1998(1)      1999(2)         2000
                                --------     ---------    ---------     --------     ----------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Net revenue                     $406,936     $ 379,761    $ 422,622     $694,258     $1,134,104
Cost of revenue...............   289,435       368,521      439,668      527,023        749,582
                                --------     ---------    ---------     --------     ----------
Gross profit (loss)...........   117,501(3)     11,240      (17,046)     167,235        384,522
                                --------     ---------    ---------     --------     ----------
Operating expenses:
  Research and development....    13,018        26,553       43,419       58,894         71,495
  Fab start-up costs..........    13,132        10,908        1,455        8,442         27,481
  Sales and marketing.........    16,233        20,184       31,872       34,359         38,400
  General and
     administrative...........    32,615        30,144       37,389       44,619         78,788
  Stock-based compensation....       332         2,024       (2,780)      20,094          2,778
  Costs incurred on
     termination of
     development program......        --            --       31,776(4)     6,500(5)          --
  Other operating expenses....        --            --           --           --         11,570(6)
                                --------     ---------    ---------     --------     ----------
          Total operating
            expenses..........    75,330        89,813      143,131      172,908        230,512
                                --------     ---------    ---------     --------     ----------
Operating income (loss).......    42,171       (78,573)    (160,177)      (5,673)       154,010
Other income (expense):
  Equity in loss of CSP.......        --        (1,272)      (5,577)      (9,528)            --
  Equity in income (loss) of
     SMP......................        --            --      (14,857)     (23,282)         7,588
  Other income................     3,850         4,860        4,680        5,739         12,926
  Interest income.............       973           179        1,690        6,733         54,546
  Interest expense............    (1,144)      (12,782)     (20,137)     (17,822)       (17,561)
  Exchange gain (loss)........     1,963       (31,678)       5,237        5,862          8,414
                                --------     ---------    ---------     --------     ----------
Income (loss) before income
  taxes.......................    47,813      (119,266)    (189,141)     (37,971)       219,923
Income tax expense............      (337)         (355)        (865)      (2,131)       (18,704)
                                --------     ---------    ---------     --------     ----------
Income (loss) before minority
  interest....................    47,476      (119,621)    (190,006)     (40,102)       201,219
Minority interest in loss of
  CSP.........................        --            --           --        7,483         43,547
                                --------     ---------    ---------     --------     ----------
Net income (loss).............  $ 47,476     $(119,621)   $(190,006)    $(32,619)    $  244,766
                                ========     =========    =========     ========     ==========

                                                    YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------
                                  1996         1997        1998(1)      1999(2)         2000
                                --------     ---------    ---------     --------     ----------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Net income (loss) per ordinary
  share:
  Basic.......................  $   0.10     $   (0.24)   $   (0.24)    $  (0.03)    $     0.18
  Diluted.....................  $   0.10     $   (0.24)   $   (0.24)    $  (0.03)    $     0.18
Shares used in per ordinary
  share calculation:
  Basic.......................   488,296       490,407      784,541     1,035,181     1,342,516
  Diluted.....................   488,824       490,407      784,541     1,035,181     1,364,322
Net income (loss) per ADS
  Basic.......................  $   0.97     $   (2.44)   $   (2.42)    $  (0.32)    $     1.82
  Diluted.....................  $   0.97     $   (2.44)   $   (2.42)    $  (0.32)    $     1.79
ADSs used in per ADS
  calculation:
  Basic.......................    48,830        49,041       78,454      103,518        134,252
  Diluted.....................    48,882        49,041       78,454      103,518        136,432
OTHER DATA(7)
Ratio of earnings to fixed
  charges.....................     6.33X            --           --        0.88X          7.09X
Deficiency of earnings
  available to cover fixed
  charges.....................        --       124,393      169,382        2,900             --

                                                             AS OF DECEMBER 31,
                                       --------------------------------------------------------------
                                          1996         1997         1998         1999         2000
                                       ----------   ----------   ----------   ----------   ----------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents............  $    7,064   $   23,785   $   99,619   $  544,996   $  924,116
Working capital (deficit)............    (173,937)    (328,927)      13,099      294,562      548,721
          Total assets...............   1,035,561    1,278,968    1,321,510    2,137,485    3,217,122
Short-term borrowings and current
  portion of long-term debt..........      29,155       10,591       52,128      119,991      156,343
Current installments of obligations
  under capital leases...............       3,842        4,078        4,329        5,767        7,822
Obligations under capital leases,
  Excluding current installments.....      21,823       17,745       13,414        7,822           --
Other long-term debt.................      65,934      273,008      419,545      423,668      426,120
Net assets...........................     489,237      310,806      601,246    1,141,750    1,969,283
Share capital........................     143,183      143,384      221,433      264,529      279,893
Shareholders' equity.................     489,237      310,806      601,246    1,141,750    1,969,283

---------------

(1) Effective July 1, 1998, we changed our functional currency from the Singapore dollar to the U.S. dollar.
(2) CSP was treated as a consolidated subsidiary from October 1, 1999.
(3) In 1996, gross profit and operating income included $23.2 million relating to a reduction in accrued liabilities for a change in estimate of cost to obtain certain licenses.
(4) In 1998, we recorded a charge of $31.8 million relating to the write-down of equipment in connection with the termination of a development program.
(5) In 1999, we recorded a charge of $6.5 million in connection with the termination of a development program.
(6) In 2000, we accrued a liability of $11.6 million to reflect the estimated loss on a licensing agreement.

(7) For purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, earnings consists of income (loss) before income taxes, minority interest, and equity in income (loss) of equity affiliates, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consists of interest expensed and capitalized, plus amortization of capitalized expenses related to indebtedness, plus one-third of rental expenses on operating leases (such amounts representing the interest portion of rental expense). No preference dividends were made during the period indicated.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this document. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ significantly from those projected in the forward-looking statements include, but are not limited to, those discussed below and elsewhere in this document, particularly in "Risk Factors."

OVERVIEW

     Chartered is one of the world's leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and manufacturers of electronic systems. We currently own, or have an interest in, five fabrication facilities, all of which are located in Singapore. Fabs 1, 2 and 3 are wholly-owned by our company. Fab 5 is operated by SMP, of which we hold a 49% equity interest and account for using the equity method of accounting. Fab 6 is owned and will be operated by CSP, of which we own a 51% equity interest and account for as a consolidated subsidiary. Fab 7 is wholly-owned by our company. We have recently completed a substantial portion of the construction of our sixth fab, Fab 7, which we expect to bring on-line as a totally 300mm fab.

     U.S. GAAP generally requires consolidation of all majority-owned (greater than 50%) subsidiaries. However, as a result of certain provisions that were contained in our strategic alliance agreement with respect to CSP, the minority shareholders of CSP were deemed to have substantive participative rights which overcame the presumption that we should consolidate CSP. Therefore, CSP had been historically accounted for under the equity method in our financial statements. As a result of an amendment to the strategic alliance agreement, we have treated CSP as a consolidated subsidiary from October 1, 1999 forward.

     As of February 28, 2001, we were 60.8% owned by ST and its affiliates. We have a service agreement with ST pursuant to which we currently pay ST an annual management fee for certain management and corporate support services based on a service based fee arrangement.

     According to the Semiconductor Industry Association, the historical long-term growth rate for the worldwide semiconductor industry has been more than 15%. However, the semiconductor industry is highly cyclical. Fabs can take several years to plan, construct and begin operations. Therefore, during periods of favorable market conditions, semiconductor manufacturers often begin building new fabs in response to anticipated demand growth for semiconductors. In addition, upon operation, fabs increase production volumes rapidly. As a result, large amounts of semiconductor manufacturing capacity typically become available during the same time period. Absent growth in demand, this sudden increase in supply results in semiconductor manufacturing overcapacity, which leads to sharp drops in semiconductor prices.

     From 1996 through the second quarter of 1998, a number of sectors of the semiconductor industry were in a state of overcapacity resulting in sharp declines in the average selling price of semiconductor wafers and completed semiconductor devices. However, from the third quarter of 1998 until the end of 2000, global semiconductor demand had been growing at an accelerated pace. This growth has since slowed down towards the end of 2000 and began to decline in the first 2 months of 2001.

     Semiconductor manufacturing is very capital intensive in nature. A high percentage of the cost of a fab is fixed, therefore increases or decreases in capacity utilization rates can have a significant effect on profitability. The unit cost of wafer fabrication generally decreases as fixed charges, such as depreciation expense on the facility and semiconductor manufacturing equipment, are allocated over a larger number of units produced.

     Because the price of wafers varies significantly, the mix of wafers produced affects revenue and profitability. The value of a wafer is determined by the complexity of the device on the wafer. Production of devices with higher level functionality and greater system-level integration requires more manufacturing steps and commands higher wafer prices.

     Because prices for wafers of a given level of technology decline over the product life cycle, a fab must continue to migrate to increasingly sophisticated technologies to maintain the same level of profitability. This requires continuous capital investment.

     In our first two fabs, we initially focused on manufacturing semiconductor wafers for the computer industry. Production commenced in Fab 1 in 1989 and in Fab 2 in 1995. We achieved profitability in 1993 and continued to increase our profitability through the first half of 1996. Conditions in the semiconductor industry began to deteriorate in the second half of 1996. At the same time, our capacity utilization declined from 90.7% in the first half of 1996 to 57.2% in the second half of 1996 and average selling price per wafer declined significantly. Consistent with our long-term view of the growth of the semiconductor industry, we continued to invest in new process technologies and the expansion of our manufacturing capacity. During 1997, Fab 3 commenced production and we entered into strategic alliances to form CSP and SMP. Because we begin amortizing the capitalized costs associated with a new fab as soon as the fab commences operation, we incur large depreciation expenses related to the fab prior to the time the fab reaches volume production. In addition, we expense all costs as incurred related to the start-up of the fab such as personnel training costs and payroll and employee related costs.

     Semiconductor market conditions began to improve in the fourth quarter of 1998 and our capacity utilization rates improved to 92% in the first quarter of 1999 and exceeded 100% from the second quarter of 1999 through the third quarter of 2000. During this period of high capacity utilization, our gross profits and net income showed progressive improvement as better economies of scale and operating leverage took effect on the back of rising demand. In the fourth quarter of 2000, the growth rate of the semiconductor market began to slow down and our utilization rate declined to 94%. In the first quarter of 2001, market conditions weakened sharply due to high customer inventory levels and weakening economic conditions in the United States. Consequently, as of February 2001, we estimate that our capacity utilization in the first quarter of 2001 will be in the low 60 percentage range due to lower demand across all of our market segments.

     Our production generally begins upon receipt of purchase orders from our customers. Some of our customers are entitled to a discount on a fixed number of wafers per period. Sales subject to these discounts were approximately 17% and 24% of total revenue in 1999 and in 2000, respectively.

     Our 1999 share option plan is accounted for as a fixed option plan. Compensation expense represents the difference between the exercise price of employee share option grants and the fair value of our ordinary shares at the date of the grant, recognized over the vesting period of the applicable options.

     Effective July 1, 1998, we changed our functional currency from the Singapore dollar to the U.S. dollar. Significant changes in economic facts necessitated this change in functional currency. These changes included increased financing in U.S. dollars along with increasing sales to companies based outside of Singapore, principally in the United States. In addition, there continues to be less financial dependence by us on our parent.

     The change in functional currency was recognized through the translation of Singapore dollar amounts of our non-monetary assets, principally property, plant and equipment at June 30, 1998, to U.S. dollars on July 1, 1998 with those U.S. dollar amounts becoming the accounting basis for those assets at July 1, 1998 and for subsequent periods. The $52.7 million cumulative translation adjustment at July 1, 1998 in shareholders' equity prior to the change remains as a separate component of accumulated comprehensive income. Please see note 2(e) to our consolidated financial statements for additional information regarding our change in functional currency.

     We expect that a significant change to the rate of inflation and the changing prices of our equipment and materials may affect our cost of operations and impact our net income. For the years ended December 31, 1998, 1999 and 2000, we believe that changes in inflation did not have a material impact on our cost of operations or net income.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net revenue for the periods indicated:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1998      1999      2000
                                                           ------    ------    ------
Net revenue............................................     100.0%    100.0%    100.0%
Cost of revenue........................................     104.0      75.9      66.1
                                                           ------    ------    ------
Gross profit (loss)....................................      (4.0)     24.1      33.9
                                                           ------    ------    ------
Operating expenses:
  Research and development.............................      10.3       8.5       6.3
  Fab start-up costs...................................       0.3       1.2       2.4
  Sales and marketing..................................       7.5       4.9       3.4
  General and administrative...........................       8.9       6.4       7.0
  Stock-based compensation.............................      (0.6)      2.9       0.2
  Costs incurred on termination of development
     program...........................................       7.5       0.9        --
  Other operating expenses.............................        --        --       1.0
                                                           ------    ------    ------
          Total operating expenses.....................      33.9      24.8      20.3
                                                           ------    ------    ------
Operating income (loss)................................     (37.9)     (0.7)     13.6
Other income (expense):
  Equity in loss of CSP................................      (1.3)     (1.4)       --
  Equity in income (loss) of SMP.......................      (3.5)     (3.4)      0.7
  Other income.........................................       1.1       0.8       1.1
  Interest income......................................       0.4       1.0       4.8
  Interest expense.....................................      (4.8)     (2.6)     (1.5)
  Exchange gain........................................       1.2       0.8       0.7
                                                           ------    ------    ------
Income (loss) before income taxes......................     (44.8)     (5.5)     19.4
Income tax expense.....................................      (0.2)     (0.3)     (1.6)
                                                           ------    ------    ------
Income (loss) before minority interest.................     (45.0)     (5.8)     17.8
Minority interest in loss of CSP.......................        --       1.1       3.8
                                                           ------    ------    ------
Net income (loss)......................................     (45.0)%    (4.7)%    21.6%
                                                           ======    ======    ======

  YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 2000

     Net Revenue. We generate revenue primarily from fabricating semiconductor wafers. In addition, we derive revenue from associated subcontracted assembly and test services. Revenue is recognized upon shipment of goods to our customers. Substantially all revenue is in U.S. dollars. Net revenue grew to $1,134.1 million in 2000, up 63.4% compared to $694.3 million in 1999. The significant increase in revenues was due primarily to higher shipments, higher average selling prices and the addition of new customers in Europe, which is our fastest growing region.

     Wafer shipments increased from 695.3 thousand wafers in 1999 to 926.7 thousand wafers, an increase of 231.4 thousand wafers, or 33.3%. High-growth communications markets accounted for the majority of this increased demand. Average selling prices increased by 20% to $1,224 per wafer in 2000 compared to $1,020 per wafer (adjusted to exclude the terminated print-head business) in 1999. Average selling price improved primarily as a result of customer and product mix enrichment and to a lesser extent, enhanced pricing.

     Cost of revenue and gross profit. Cost of revenue includes depreciation expense, attributed overhead, cost of materials and subcontracted expenses for assembly and test services. Cost of revenue increased 42.2% from $527.0 million in 1999 to $749.6 million in 2000, principally due to the increase in production volumes and additional fixed costs due to increased capacity. Gross profit was $384.5 million, or 33.9% of net revenues, up from $167.2 million, or 24.1% of net revenues a year ago, driven primarily by higher revenues, improved operational performance and better operating leverage across our fabs.

     Research and development expenses. Research and development expenses consist primarily of salaries and benefits for research and development personnel, depreciation of research and development equipment and material expenses for development wafers. Research and development expenses increased by $12.6 million from $58.9 million in 1999 to $71.5 million in 2000, primarily due to additional investments in next generation technology and modules in support of our strategy to provide a full suite of process technologies necessary for enabling system-level integration including spending relating to the joint development agreement with Agere Systems.

     Fab start-up costs. Fab start-up costs represent costs incurred (other than capitalized costs, including capitalized interest related to acquisition or construction of property, plant and equipment) in connection with the establishment of new fabs and operations. As a result of the amendment to the strategic alliance agreement with Agilent Technologies Europe B.V. and EDB Investments Pte Ltd, the company has treated CSP as a consolidated subsidiary from October 1, 1999 forward. The fab start-up costs were $27.5 million in 2000 for CSP and Fab 7 compared to $8.4 million in 1999 related to CSP. The fab start-up cost relating to CSP ceased in May 2000 as CSP started production in May 2000.

     Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries and benefits for sales and marketing personnel, contract expenses paid to providers of EDA software, expenses associated with overseas offices, wafer samples, promotions and receivables provisions. Sales and marketing expenses increased by 11.8% from $34.4 million in 1999 to $38.4 million in 2000.

     General and administrative expenses. General and administrative expenses consist primarily of salaries and benefits for administrative personnel, depreciation of non-production equipment and recruitment and training expenses. General and administrative expenses increased by 76.6% from $44.6 million in 1999 to $78.8 million in 2000. The increase was due primarily to increased staffing and other payroll related expenses.

     Other operating expenses. During 2000, we accrued a liability and recorded a charge of $11.6 million to reflect the estimated loss on a licensing agreement. As of December 2000, we have paid $5.0 million of such liability. The loss represents the estimated amounts to be paid to the licensor as a result of restructuring the terms of the agreement. The loss has been charged to 2000 results of operations as we do not expect to derive value from the payments in future periods. We do not anticipate additional charges in the future related to this matter.

     Equity in loss of CSP. Prior to October 1, 1999, CSP was accounted for using the equity method. Effective October 1, 1999, as a result of an amendment to the CSP strategic alliance agreement, we have treated CSP as a consolidated subsidiary. Our share of the losses in CSP was $9.5 million for the first nine months of 1999 (the period of time in 1999 for which CSP was accounted for using the equity method). There was no equity in loss of CSP in 2000 because CSP was treated as a consolidated subsidiary.

     Equity in income (loss) of SMP. Our equity share of the income in SMP was $7.6 million in 2000 compared to a loss of $23.3 million in 1999 due primarily to increased output and better utilization rate.

     Other income. Other income was $12.9 million compared to $5.7 million in 1999 primarily due to higher recognizable grants from the Government of Singapore for both research and development and staff training, and to a lesser extent, service fees and rental income.

     Interest income. Interest income increased from $6.7 million in 1999 to $54.5 million in 2000. The increase was primarily due to interest received on the proceeds from our company's initial public offering in November 1999 and the follow-on offering in May 2000.

     Interest expense. Interest expense decreased marginally from $17.8 million in 1999 to $17.6 million in 2000.

     Exchange gain. Exchange gain increased 43.5% from $5.9 million in 1999 to $8.4 million in 2000 due primarily to the strengthening of the U.S. dollar against the Singapore dollar and the resulting effect on our accrual for operating expenses that were denominated in Singapore dollars.

     Income tax expense. Each of our existing fabs has been exempted from income tax on profits from the sale of manufactured goods for ten years following the date specified production milestones are achieved. Currently, we pay tax on interest income, rental income and other income not specifically exempted from income tax. We had a provision for taxes of $2.1 million in 1999 compared to $18.7 million in 2000. The higher tax provision in 2000 was primarily the result of tax payable on interest earned from cash proceeds from our initial public offering and follow-on offering, which were placed in fixed deposits.

     Minority interest in loss of CSP. The minority interest in loss of CSP was $43.5 million in 2000 compared to $7.5 million in the prior years. This reflected higher losses incurred by CSP as a start up arising from high fixed costs associated with the commencement of depreciation and the low volume of production in Fab 6.

  YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1999

     Net Revenue. Net revenue increased 64.3% from $422.6 million in 1998 to $694.3 million in 1999. The higher revenue was due to improved customer demand led by the U.S. region which increased $211.8 million to $477.2 million in 1999, and the addition of new customers in Europe, our fastest growing region, which increased $82.2 million to $89.1 million in 1999.

     The combined factors of new customers and increased wafer demand spurred wafer shipments from 439.7 thousand wafers in 1998 to 695.3 thousand wafers in 1999, an increase of 255.6 thousand wafers, or 58.1%. The improvement in average selling prices also contributed to net revenue improvement. Average selling prices increased by 4% from $961 per wafer in 1998 to $999 per wafer in 1999. Adjusted to exclude the print-head business that was terminated in 1998, average selling prices increased 2% from 1998 to 1999. The average selling price improvement was mainly due to shipment of wafers with higher mix of advanced technology.

     Cost of revenue and gross profit (loss). Cost of revenue increased 19.9% from $439.7 million in 1998 to $527.0 million in 1999, principally due to the increase in production volumes. The increase in the number of wafers produced resulted in a 24.2% decrease in average cost per wafer from $1,000 in 1998 to $758 in 1999. As a result of higher volume of shipments and improved capacity utilization, gross profit for 1999 improved to $167.2 million, or 24.1% of net revenue, from gross loss of $17.0 million, or negative 4.0% of net revenue, in 1998.

     Research and development expenses. Research and development expenses increased by 35.6% from $43.4 million in 1998 to $58.9 million in 1999. The increase was due principally to expenses for the development of 0.25um and 0.18um process technologies, as well as other advanced processes.

     Fab start-up costs. As a result of the amendment to the strategic alliance agreement with Agilent Technologies Europe B.V. and EDB Investments Pte Ltd, our company has treated CSP as a consolidated subsidiary from October 1, 1999 forward. The fab start-up costs for 1998 were due primarily to start-up activities for print head operations (since terminated) and for 1999 were related to start-up costs at CSP.

     Sales and marketing expenses. Sales and marketing expenses increased by 7.8% from $31.9 million in 1998 to $34.4 million in 1999 due principally to costs of expanding our EDA partnership program and customer support structure in the region.

     General and administrative expenses. General and administrative expenses increased by 19.3% from $37.4 million in 1998 to $44.6 million in 1999. The increase was due primarily to higher administrative headcount which resulted in higher payroll and staff related expenses.

     Costs incurred on termination of development program. During 1998, we decided to discontinue a technology transfer and licensing arrangement related to a development program. The program involved the transfer of two generation (geometry) process technologies from the licensor and further enhancing them for application by us. The process technologies were intended for a specific market requiring embedding applications on to memory chips. The program started in mid-1997 and by the later half of 1998, extreme weakness and volatility of the market and adverse customer perceptions on the cost of the application, together with customer views of the long and complicated product development cycle, led to difficulties in both Chartered and the licensor fulfilling the original intent of the agreement. All program transfer, development and marketing activities were terminated in 1998.

     In connection with the discontinuation of this development program, certain equipment previously purchased and yet to be placed into service was identified by management in 1998 as redundant and to be disposed. We recorded a $31.8 million loss in 1998 to reduce the carrying amount of certain identified equipment and a technology license agreement to their estimated fair value less costs to sell. This loss comprised $30.9 million for the write-off of plant and equipment and $0.8 million to reduce the carrying amount of the related technology license agreement to zero. The equipment was unique to or specifically configured to the requirements of the transferred process technologies and could not be re-deployed effectively. We have since sold eight items of equipment and we are in the process of evaluating bids for the remaining equipment and expect to sell them in the future. The technology license agreement written-off represented the unamortized amount paid in 1997 for the acquisition of the technology.

     In 1999, as a result of subsequent discussions with the licensor regarding the termination of the development program, we recorded a $6.5 million charge representing a final cash settlement amount that allowed an in-principle agreement to be reached on the termination of the license agreement.

     Equity in loss of CSP. Our share of the losses in CSP was $5.6 million in 1998 and $9.5 million for the first nine months of 1999 (the period of time in 1999 for which CSP was accounted for using the equity method).

     Equity in loss of SMP. Our share of the losses in SMP was $14.9 million in 1998 compared to $23.3 million in 1999. This increase in loss represents the increase in start-up activities for SMP in 1999.

     Other income. As a result of higher recognizable grants from the Government of Singapore for both research and development and staff training, other income increased from $4.7 million in 1998 to $5.7 million in 1999.

     Interest income. Interest income increased from $1.7 million in 1998 to $6.7 million in 1999. The increase was due to interest earned from cash proceeds from our initial public offering in November 1999 which were placed in fixed deposits.

     Interest expense. Interest expense decreased 11.5% from $20.1 million in 1998 to $17.8 million in 1999 due primarily to lower average outstanding loan balances in 1999 compared to 1998.

     Exchange gain (loss). Exchange gain increased 13.5% from $5.2 million in 1998 to $5.9 million in 1999 due primarily to the strengthening of the U.S. dollar against the Singapore dollar and the resulting effect on our accrual for operating expenses that were denominated in Singapore dollars.

     Income tax expense. We had a provision for taxes of $0.9 million in 1998 compared to $2.1 million in 1999. The higher tax provision in 1999 was the result of tax payable on interest earned from cash proceeds from our initial public offering which were placed in fixed deposits.

     Minority interest in loss of CSP. The line item for minority interest in loss of CSP of $7.5 million in 1999 results from the consolidation of CSP as a subsidiary from October 1, 1999.

QUARTERLY RESULTS

     The following table sets forth certain unaudited consolidated financial information, including as a percentage of net revenue, for the eight fiscal quarters ended December 31, 2000. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with our consolidated financial statements and the related notes included elsewhere in the document. Our results of operations have varied and may continue to vary significantly from quarter-to-quarter and are not necessarily indicative of the results of any future period. Accordingly, we believe that period-to-period comparisons should not be relied upon as an indication of future performance.

                                                                                QUARTER ENDED
                                                -----------------------------------------------------------------------------
                                                MAR 31,   JUN 30,   SEP 30,   DEC 31,   MAR 31,   JUN 30,   SEP 30,   DEC 31,
                                                 1999      1999      1999      1999      2000      2000      2000      2000
                                                -------   -------   -------   -------   -------   -------   -------   -------
                                                                                (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net revenue...................................   130.8     163.9     183.3     216.2     238.4     271.4     305.6     318.7
Cost of revenue...............................   118.1     129.1     134.9     144.8     154.3     176.6     202.0     216.6
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Gross profit..................................    12.7      34.8      48.4      71.4      84.1      94.8     103.6     102.1
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Operating expenses:
  Research and development....................    12.1      10.9      13.5      22.4      17.3      17.8      17.4      19.0
  Fab start-up costs..........................      --        --        --       8.5      11.7       5.6       1.6       8.7
  Sales and marketing.........................    10.1      10.5       9.2       4.6       9.3       7.7       9.2      12.2
  General and administrative..................    10.3      12.4       9.8      12.1      15.5      22.9      22.5      17.9
  Costs incurred on termination of development
    program...................................     6.5        --        --        --        --        --        --        --
  Stock-based compensation....................     1.6       1.6       8.8       8.0       1.1       0.7       0.4       0.4
  Other operating expenses....................      --        --        --        --        --        --      11.6        --
        Total operating expenses..............    40.6      35.4      41.3      55.6      54.9      54.7      62.7      58.2
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Operating income (loss).......................   (27.9)     (0.6)      7.1      15.8      29.2      40.1      40.9      43.9
Other income (expense):
  Equity in loss of CSP.......................    (2.7)     (3.3)     (3.6)       --        --        --        --        --
  Equity in income (loss) of SMP..............    (5.8)     (6.2)     (6.7)     (4.6)     (2.3)      0.2       5.0       4.6
  Other income................................     0.3       0.3       0.1       4.9       2.3       0.4       4.8       5.5
  Interest income.............................     0.7       0.5       0.5       5.1       7.9      13.0      17.1      16.6
  Interest expense............................    (4.6)     (4.5)     (4.5)     (4.2)     (3.7)     (4.1)     (5.1)     (4.7)
  Exchange gain (loss)........................     5.5      (0.5)      1.1      (0.3)      1.8       2.3       2.9       1.4
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Income (loss) before income taxes.............   (34.5)    (14.3)     (6.0)     16.7      35.2      51.9      65.6      67.3
Income tax benefit (expense)..................    (0.4)      0.5      (0.2)     (2.1)     (3.8)     (4.2)     (4.7)     (5.9)
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Income (loss) before minority interest........   (34.9)    (13.8)     (6.2)     14.6      31.4      47.7      60.9      61.4
Minority interest in loss of CSP..............      --        --        --       7.5       6.4      10.3      10.7      16.0
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Net income (loss).............................   (34.9)    (13.8)     (6.2)     22.1      37.8      58.0      71.6      77.4
                                                 =====     =====     =====     =====     =====     =====     =====     =====

                                                                                QUARTER ENDED
                                                -----------------------------------------------------------------------------
                                                MAR 31,   JUN 30,   SEP 30,   DEC 31,   MAR 31,   JUN 30,   SEP 30,   DEC 31,
                                                 1999      1999      1999      1999      2000      2000      2000      2000
                                                -------   -------   -------   -------   -------   -------   -------   -------
                                                                      (AS A PERCENTAGE OF NET REVENUE)
STATEMENT OF OPERATIONS DATA:
Net revenue...................................   100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenue...............................    90.3      78.8      73.6      67.0      64.7      65.1      66.1      68.0
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Gross profit..................................     9.7      21.2      26.4      33.0      35.3      34.9      33.9      32.0
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Operating expenses:
  Research and development....................     9.2       6.6       7.4      10.4       7.3       6.6       5.7       6.0
  Fab start-up costs..........................      --        --        --       3.9       4.9       2.1       0.5       2.7
  Sales and marketing.........................     7.7       6.4       5.0       2.1       3.9       2.8       3.0       3.8
  General and administrative..................     7.9       7.6       5.3       5.6       6.5       8.4       7.3       5.6
  Costs incurred on termination of development
    program...................................     5.0        --        --        --        --        --        --        --
  Stock-based compensation....................     1.3       1.0       4.8       3.7       0.5       0.3       0.2       0.1
  Other operating expenses....................      --        --        --        --        --        --       3.8        --
                                                 -----     -----     -----     -----     -----     -----     -----     -----
        Total operating expenses..............    31.1      21.6      22.5      25.7      23.1      20.2      20.5      18.2
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Operating income (loss).......................   (21.4)     (0.4)      3.9       7.3      12.2      14.7      13.4      13.8
Other income (expense):
  Equity in loss of CSP.......................    (2.0)     (2.0)     (2.0)       --        --        --        --        --
  Equity in income (loss) of SMP..............    (4.5)     (3.8)     (3.6)     (2.1)     (0.9)      0.1       1.6       1.5
  Other income................................     0.2       0.2       0.1       2.3       1.0       0.1       1.6       1.7
  Interest income.............................     0.5       0.3       0.3       2.3       3.3       4.8       5.6       5.2
  Interest expense............................    (3.5)     (2.7)     (2.5)     (1.9)     (1.6)     (1.5)     (1.7)     (1.5)
  Exchange gain (loss)........................     4.2      (0.3)      0.6      (0.2)      0.8       0.9       1.0       0.5
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Income (loss) before income taxes.............   (26.5)     (8.7)     (3.2)      7.7      14.8      19.1      21.5      21.2
Income tax benefit (expense)..................    (0.3)      0.3      (0.1)     (1.0)     (1.6)     (1.6)     (1.6)     (1.9)
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Income (loss) before minority interest........   (26.8)     (8.4)     (3.3)      6.7      13.2      17.5      19.9      19.3
Minority interest in loss of CSP..............      --        --        --       3.5       2.7       3.9       3.5       5.0
                                                 -----     -----     -----     -----     -----     -----     -----     -----
Net income (loss).............................   (26.8)%    (8.4)%    (3.3)%    10.2%     15.9%     21.4%     23.4%     24.3%
                                                 =====     =====     =====     =====     =====     =====     =====     =====

     Worldwide semiconductor industry demand began to increase in the fourth quarter of 1998 and continued to increase in each of the quarters of 1999 and the first three quarters of 2000, after which it declined. Our wafer shipments increased significantly during each of these periods. Our average selling prices have also increased from the first quarter of 1999 through the fourth quarter of 2000. The higher number of wafers shipped together with improved average selling prices has resulted in higher net revenues.

     Gross profit margin as a percentage of net revenue improved each quarter from first quarter 1999 through first quarter 2000 as a result of higher revenue, higher capacity utilization rates and strong operational improvement across our fabs. Fab 6 commenced production in the second quarter of 2000. The high fixed costs associated with the commencement of depreciation and low volume production in Fab 6 led to a marginal decline in gross profit margin as a percentage of revenue in the second and third quarters of 2000. In the fourth quarter 2000, as a result of lower capacity utilization caused by a weakening market environment and the costs associated with the start up of Fab 6, our gross profit margin as a percentage of revenue declined further.

     First quarter of 1999 net loss included a $6.5 million charge associated with the termination of a development program. Fourth quarter of 1999 net income included several non-cash items totaling a credit of $10.2 million. Third quarter of 2000 net income included a provision of $11.6 million (of which $5 million has since been paid) for the estimated loss on a licensing agreement.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2000, our principal sources of liquidity included $924.1 million in cash and cash equivalents and $982.7 million of unutilized banking and credit facilities consisting of short-term advances and bank guarantees.

     Net cash provided by operating activities totaled $271.1 million in 1999 and $591.3 million in 2000. For both 1999 and 2000, the cash generated was attributable to an increase in other cash generated by operating activities and in accrued operating expenses, offset by an increase in accounts receivable.

     Net cash used in investing activities totaled $377.4 million in 1999 and $976.6 million in 2000. Through December 31, 2000, our investing activities have consisted primarily of capital expenditures totaling $340.3 million in 1999 and $963.8 million in 2000. Capital expenditures have principally consisted of the purchases of semiconductor equipment for the equipping of fabs. We also had significant cash outflows relating to our investment in SMP.

     Net cash provided by financing activities totaled $551.8 million in 1999 and $764.8 million in 2000. Cash generated from financing activities in 1999 was principally generated from our initial public offering in November 1999, which raised approximately $548.1 million in net proceeds, partly offset by a net repayment of customer deposits. Cash generated from financing activities in 2000 was principally generated from our follow-on offering in May 2000 which raised approximately $566.7 million in net proceeds, issuance of shares by CSP to minority shareholders and long-term borrowings, partly offset by a repayment of long-term debt. Through December 31, 2000, we have fully utilized the net proceeds from our initial public offering, with approximately $129.5 million used for an equity injection in CSP, $35.8 million used for an equity injection in SMP and $382.8 million used for capital expenditures.

     We have an oral agreement for a multi-currency $100 million short-term credit facility with ST. Interest on the facility accrues at the monthly average interest rate of three specific banks as indicated by ST. Borrowings are unsecured. As of December 31, 2000, there were no borrowings outstanding under this facility.

     As of December 31, 2000, we had three loans for capital expenditures and equipment with outstanding principal amounts of S$46.2 million (US$26.6 million), S$230.8 million (US$132.8 million) and S$171.4 million (US$98.7 million), respectively. Each of the loans is denominated in Singapore dollars and we fully hedge both interest and principal payments against fluctuations in foreign exchange rates. The loans bear interest at rates between 4.0% and 4.25%. The three loan agreements are unsecured and guaranteed by ST.

     - The first loan matures on September 1, 2003. Interest is payable semi-annually and principal is payable in equal semi-annual installments which commenced on September 1, 1997.

     - The second loan matures on September 1, 2005. Interest is payable semi-annually and principal is payable in equal semi-annual installments which commenced on September 1, 1999

     - The third loan matures on September 1, 2002. Interest is payable semi-annually and principal is payable in equal semi-annual installments which commenced on September 1, 1999.

     As of December 31, 2000, we had two bank loans with outstanding amounts of S$50.0 million (US$28.8 million) each. The loans are due February 14, 2002 and June 16, 2002, respectively. The loans carry interest rates of 2.0% above the bank's first tier savings rate and 1.0% above the arithmetic mean of SIBOR for deposits quoted by specified banks to the lender, respectively. Interest is payable semi-annually in Singapore dollars for both loans. The loans are unsecured. During 1998, we entered into foreign currency forward contracts to hedge the principal and estimated interest cash flows related to all of our Singapore dollar borrowings.

     As of December 31, 2000, CSP has two U.S. dollar term loans with several banks and financial institutions for capital expenditures and equipment.

     - The first loan was first put in place on March 12, 1998 and matures on June 30, 2002. The loan is for an amount of $143.2 million, of which $107.4 million in principal is currently outstanding after making repayments of $35.8 million. It carries an interest rate of 0.5625% above the arithmetic mean of SIBOR rates for U.S. dollars deposits quoted by specified banks to the lender. As of December 31, 2000, this rate was 6.8125%. Interest is payable semi-annually in U.S. dollars and principal will be amortized in four equal semi-annual installments commencing December 31, 2000. Borrowings under this facility were initially unsecured. In December 2000, the facility agreement was amended to allow for borrowings to be secured by a floating charge over the CSP project bank account which will be established in 2001 pursuant to the second loan agreement. Under the terms of the floating charge, CSP is permitted to use the funds in the project bank account, subject to certain restrictions unless an event of default occurs, in which event, CSP would no longer be permitted to use such funds. CSP agreed to grant such security to the lenders under the first loan in consideration of the lenders under the first loan giving permission to CSP to create security in favor of the lenders under the second loan.

     - The second loan was first put in place on September 28, 2000 and matures on September 28, 2006. The second loan is for an amount of $820.0 million of which $30.0 million in principal has been drawn and the remaining $790.0 million in principal remains undrawn. It carries an interest rate of 0.60% to 0.85% (depending on certain criteria relating to wafer starts and debt/equity ratio) above the LIBOR rates for U.S. dollars deposits quoted by specified banks to the lender. As of December 31, 2000, this rate was 7.2875%. Interest is payable semi-annually in U.S. dollars and principal will be amortized in six equal semi-annual installments commencing March 1, 2004. Borrowings under this facility are secured by a floating charge over the same CSP project bank account as described above for the first loan, and a fixed charge over CSP's debt service reserve account which will be established in 2001 pursuant to the second loan agreement. The fixed charge over CSP's debt service reserve account will not permit the use of funds in that account by CSP for as long as the loan remains outstanding. The actual amount of debt to be incurred under the facility will be influenced by several factors, including without limitation, the speed and timing of the ramp up of operations at Fab 6, our company's cash flow position and the need to comply with specified debt-to-equity ratios under the terms of the credit facility.

     In addition, as of December 31, 2000, CSP has a loan for capital expenditures and equipment which was first put in place on November 24, 1999. The loan is for an amount of S$450.0 million (US$259.0 million), of which S$225.0 million (US$129.5 million) in principal has been drawn down. As the remaining funds are not needed, we intend to amend the agreement so that the available credit thereunder is reduced by S$225.0 million. The loan is denominated in Singapore dollars and we fully hedge both interest and principal payments so as to minimize our exposure to fluctuations in foreign exchange rates. The loan has an interest rate of 4.25%. The loan matures on March 15, 2006. Interest is payable semi-annually and principal will be amortized in equal semi-annual installments commencing on March 31, 2002. The loan is unsecured.

     Many of our loans, including loans incurred by CSP and SMP, require that ST own, directly or indirectly, at least 51% of our outstanding shares. If ST were to own, directly or indirectly, less than 51% of our outstanding shares, the lenders of these loans will have the right to require us to immediately repay all of our outstanding borrowings under these loans. As of February 28, 2001, we were 60.8% owned by ST and its affiliate.

     We have received research grants from various agencies of the Government of Singapore. These grants provide funding for a portion of our research and development related capital expenditures and for the training and staffing costs associated with some of our process technology development programs. Funds from these grants are disbursed upon the achievement of program milestones. $20.5 million of the grants was disbursed to us in 2000. The grants are disbursed based on the amount of expenditures incurred. There are no conditions attached to the grants other than completion of the project to which the grant relates and the certification of the costs incurred.

     We expect our aggregate capital expenditures to be approximately $1.2 billion in 2001, 20% lower than our previous forecast, but 24% higher than capital expenditures for the year 2000. We believe that our cash on hand, existing credit facilities and credit terms with our equipment vendors will be sufficient to meet our capital expenditure and working capital needs for 2001. For the year 2002, we expect to require additional financing in order to complete our capital expenditure projects currently in progress and contemplated and to meet our working capital needs. There can be no assurance that additional financing will be available or, if available, that such financing will be obtained on terms favorable to us or that any additional financing will not be dilutive to our shareholders.

     In December 2000, our company entered into an agreement to sell, on a revolving basis, trade receivables to a special purpose vehicle, Wafer Fabrication Accounts Receivable Funding Corp or Funding Corp. Funding Corp is a bankruptcy-remote special purpose entity that is subject to certain covenants and restrictions. Beginning on a funding date to be determined by Chartered, all eligible trade receivables, as defined in the agreement, will be sold to Funding Corp on a revolving basis. Funding Corp in turn intends to sell an undivided interest in the pool of receivables, up to a maximum of US$75 million, to Enterprise Funding Corporation or Enterprise Corp, acting as a conduit investor. Enterprise Corp intends to issue commercial paper backed by assets of various companies, including the foregoing trade receivables. Funding Corp intends to use the collections from the receivables it has purchased to reinvest in the purchase of newly generated receivables on a revolving basis until such time as the purchase program ends. Our company maintains a subordinated interest in the portion of the pooled receivables. The portion of the receivables sold from Funding Corp to Enterprise Corp will be accounted for as a sale in accordance with FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125". As of February 28, 2001, our company has not sold any receivables pursuant to this securitization program.

SPECIAL TAX STATUS

     We have been granted pioneer status under the Economic Expansion Incentives (Relief from Income Tax) Act, Chapter 86 of Singapore for:

     - the manufacture of integrated circuits using submicron (smaller than one micron) technology at Fab 2 for a ten-year period beginning July 1, 1996;

     - the manufacture of integrated circuits using submicron technology at Fab 3 for a ten-year period beginning January 1, 1998; and

     - the wafer fabrication of Application Specific Integrated Circuits (ASIC) and other advanced semiconductor devices at Fab 6 for a ten-year period for which the date of commencement is to be determined.

     We have also been granted post-pioneer status under the Economic Expansion Incentives (Relief from Income Tax) Act for:

     - the manufacture of integrated circuits using submicron technology at Fab 2 for a five-year period beginning July 1, 2006;

     - development and expansion company status for the manufacture of integrated circuits using submicron technology at Fab 3 for a five-year period beginning January 1, 2008; and

     - development and expansion company status for the wafer fabrication of ASICs and other advanced semiconductor devices at Fab 6 for a five-year period from the expiration of the term of the pioneer status.

     As the pioneer status previously granted for Fab 1 for the manufacture of large scale integrated circuits expired on January 1, 2001, we have submitted an application to the Economic Development Board for a reduced tax rate for Fab 1, which application is currently pending. We can give no assurance that our application for a reduced tax rate will be approved.

     During the period for which our pioneer status is effective, subject to our compliance with certain conditions, income from our pioneer trade (that is, sale of integrated circuits) is exempt from Singapore income tax. During the periods for which our post-pioneer status and development and expansion company status are effective, subject to our compliance with certain conditions, income from our post-pioneer trade and development and expansion is taxed at a concessionary rate of 10%. The income tax exempt profits arising from the pioneer trade may be distributed as tax-exempt dividends, and holders of ordinary shares are not subject to Singapore income tax on such dividends. Losses accumulated in the pioneer status period may be carried forward and may be offset against profits from the same pioneer trade arising after the expiration of the pioneer status period, subject to our compliance with certain conditions. Profits arising during pioneer status offset any accumulated pioneer loss carry forward balance. Without this exemption from income tax or the concessionary tax rate of 10%, we would be subject to income tax at the applicable corporate income tax rate which was 26% for income earned through 1999 and which is currently 25.5% for income earned in 2000. Interest income is not exempt from taxation during the pioneer status period or entitled to the concessionary tax rate during the post-pioneer status period or the development and expansion company status period.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000 and became effective for our company on January 1, 2001. The accounting for changes in fair value (i.e. gains and losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. Certain of our derivative instruments did not qualify for hedge accounting and although adoption of SFAS No. 133 did not have a material effect on our company's financial position or results of operations as of January 1, 2001, there are no assurances that future derivative instrument transactions will not have a material effect on our company's financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to financial market risks derives primarily from the changes in interest rates and foreign exchange rates. To mitigate these risks, our company utilizes derivative financial instruments, the application of which is primarily for hedging purposes and not for speculative purposes.

  INTEREST RATE RISK

     Our cash equivalents and short-term investments are exposed to financial market risk due to fluctuation in interest rates, which may affect our interest income and the fair market value of our investments. We manage the exposure to financial market risk by performing ongoing evaluations of our investment portfolio and investing in short-term investment-grade corporate securities. These securities are highly liquid and generally mature within 12 months from our purchase date. Due to the short maturities of our investments, the carrying value approximates the fair value. In addition, we do not use our investments for trading or other speculative purposes.

     We are exposed to interest rate risk on our existing floating rate debt and on additional debt financing that may be periodically needed for the capital expenditures associated with our capacity expansion and new fabs. The interest rate that we will be able to obtain on debt financing will depend on market conditions at that time, and may differ from the rates we have secured on our current debt.

     As of December 31, 2000, our debt obligations are as follows:

                                            AS OF DECEMBER 31, 2000
                          -----------------------------------------------------------

                                            EXPECTED MATURITY DATE
                          -----------------------------------------------------------
                                                                              THERE-
                            2001       2002      2003      2004      2005      AFTER
                          --------   --------   -------   -------   -------   -------
                                     (IN THOUSANDS, EXCEPT INTEREST RATE)
LONG TERM DEBT
U.S. dollar at floating
  rate(1)...............  $ 71,600   $ 35,800         0   $10,000   $10,000   $10,000
Singapore dollar at
  fixed rate(2)(3)......    84,743    113,519   $64,190    55,337    55,337    14,387
Singapore dollar at
  floating rate(2)......         0     57,550         0         0         0         0
                          --------   --------   -------   -------   -------   -------
  Total Maturing........  $156,343   $206,869   $64,190   $65,337   $65,337   $24,387
                          ========   ========   =======   =======   =======   =======

                             AS OF DECEMBER 31, 2000
                          ------------------------------          AS OF
                                                              DECEMBER 31,
                                                WEIGHTED          1999
                                                AVERAGE    -------------------
                                       FAIR     INTEREST                FAIR
                           TOTAL      VALUE       RATE      TOTAL      VALUE
                          --------   --------   --------   --------   --------
                                  (IN THOUSANDS, EXCEPT INTEREST RATE)
LONG TERM DEBT
U.S. dollar at floating
  rate(1)...............  $137,400   $137,400     6.92%    $128,000   $128,000
Singapore dollar at
  fixed rate(2)(3)......   387,513    392,793     4.15%     355,903    350,514
Singapore dollar at
  floating rate(2)......    57,550     57,550     3.28%      59,756     59,756
                          --------   --------              --------   --------
  Total Maturing........  $582,463   $587,743              $543,659   $538,270
                          ========   ========              ========   ========

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
ACCOUNTS PAYABLE
U.S. dollar.................................................  $ 83,984   $102,614
Singapore dollar(2).........................................    40,049     12,382
Japanese yen(2).............................................    41,949     29,742
Others......................................................    25,223      7,663
                                                              --------   --------
          Total Payable.....................................  $191,205   $152,401
                                                              ========   ========

---------------

(1) As a result of consolidating CSP as a subsidiary from October 1, 1999 forward, our debt obligations as of December 31, 1999 included a U.S. dollar floating rate debt obligation amounting to US$128.0 million.
(2) We have entered into forward foreign contracts related to a portion of these amounts to exchange the related cash flows to U.S. dollars. Please see "Foreign Currency Risk" below.
(3) We have entered into a cross currency swap to convert one of the Singapore dollar fixed rate loans to a U.S. dollar denominated fixed rate instrument. The notional amount and fair value of the cross currency swap at December 31, 2000 was $129.5 million and an unrealized loss of $8.3 million, respectively.

     As of December 31, 2000, 66.5% of our outstanding debt obligations bore fixed interest rates. We have no cash flow or earnings exposure due to market interest rate changes for our fixed debt obligations. 33.5% of our outstanding debt obligations bear floating interest rates (inclusive of Singapore dollar floating rate debt which has been swapped to US dollar fixed rate debt). We have cash flow and earnings exposure due to market interest rate changes for our floating debt obligations. A half percentage point change in interest rates would affect our interest payments by 3.6% annually.

  FOREIGN CURRENCY RISK

     Our foreign currency exposures give rise to market risk associated with exchange rate movements of the U.S. dollar, our functional currency, against the Japanese yen and the Singapore dollar. Substantially all of our revenue was denominated in U.S. dollars during the year ended December 31, 2000 and as a result, we had relatively little foreign currency exchange risk with respect to any of our revenue. In 2000, approximately 24% of our cost of revenue was denominated in Singapore dollars. In addition, approximately 58% of our capital expenditures were denominated in U.S. dollars, approximately 20% were denominated in Japanese yen and approximately 15% were denominated in Singapore dollars. In addition, a substantial part of our debt is denominated in foreign currency, primarily Singapore dollars.

     To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we utilize currency forward contracts to minimize the impact of foreign currency fluctuations on our results of operations. We utilize, from time to time, currency forward contracts to hedge so as to minimize our exposure to specific currency risks related to equipment purchase commitments, primarily in Japanese yen. In addition, we minimize our currency risk by purchasing certain raw materials and equipment in U.S. dollars and borrowing in U.S. dollars. Prior to July 1, 1998, our exposure to foreign currency risk was viewed as exposure to non-Singapore dollar assets and liabilities. Effective July 1, 1998, we changed our functional currency to the U.S. dollar as described in note 2(e) to our consolidated financial statements. In connection with the change, we entered into foreign currency forward contracts to mitigate the effects to us of exchange rate fluctuations between the U.S. dollar and the Singapore dollar related to our non-U.S. dollar denominated borrowings. The table below provides information about our derivative financial instruments and presents the information in U.S. dollar equivalents.

                                                        AS OF DECEMBER 31, 2000
                            -------------------------------------------------------------------------------         AS OF
                                                                                                                 DECEMBER 31,
                                    EXPECTED MATURITY DATE OF NOTIONAL AMOUNTS                                       1999
                            ----------------------------------------------------------                        ------------------
                                                                                THERE-               FAIR                 FAIR
                              2001       2002      2003      2004      2005     AFTER     TOTAL      VALUE     TOTAL      VALUE
                            --------   --------   -------   -------   -------   ------   --------   -------   --------   -------
                                                            (IN THOUSANDS, EXCEPT EXCHANGE RATE)
FORWARD EXCHANGE
  AGREEMENTS
(Receive Yen/Pay US$)
  Contract Amount.........  $ 57,786                                                     $ 57,786   $(4,382)  $ 27,805   $(2,256)
Average Contractual
  Exchange Rate...........    104.13
(Receive S$/Pay US$)
  Contract Amount.........    97,246   $148,370   $38,245   $28,292   $27,409             339,562    17,006    461,651    41,415
Average Contractual
  Exchange Rate...........      1.75       1.76      1.75      1.75      1.73
(Receive NLG/Pay US$)
  Contract Amount.........     7,213                                                        7,213        (1)    23,304       (11)
Average Contractual
  Exchange Rate...........      2.37
(Receive ATS/Pay US$)
  Contract Amount.........     2,096                                                        2,096        (1)
Average Contractual
  Exchange rate...........     14.79
                            --------   --------   -------   -------   -------     --     --------   -------   --------   -------
        Total Contract
          Amount..........  $164,341   $148,370   $38,245   $28,292   $27,409    --      $406,657   $12,622   $512,760   $39,148
                            ========   ========   =======   =======   =======     ==     ========   =======   ========   =======

                                         AS OF DECEMBER 31, 2000            AS OF DECEMBER 31, 1999
                                     --------------------------------   --------------------------------
                                     CARRYING    AMOUNT    PERCENTAGE   CARRYING    AMOUNT    PERCENTAGE
                                      AMOUNT     HEDGED      HEDGED      AMOUNT     HEDGED      HEDGED
                                     --------   --------   ----------   --------   --------   ----------
                                                     (IN THOUSANDS, EXCEPT PERCENTAGES)
NON-US DOLLAR LIABILITIES
Accounts Payable
  Japanese yen.....................  $ 41,949   $ 41,949       100%     $ 29,742   $ 13,971      47.0%
  Singapore dollar.................    40,049         --        --        12,382         --        --
  Others...........................    25,223      9,309      36.9%        7,663         --        --
Capital Lease
  Japanese yen.....................     7,732      7,732     100.0        13,834     13,834     100.0
Foreign Currency Loan
  Singapore dollar.................   315,576    315,576     100.0       415,659    415,659     100.0
Future Interest Payable on Debt
  Singapore dollar.................     7,317      7,195      98.3         5,386      5,386     100.0
                                     --------   --------     -----      --------   --------     -----
          Total Liabilities........  $437,846   $381,761      87.2%     $484,666   $448,850      92.6%
                                     ========   ========     =====      ========   ========     =====

                                    BUSINESS

     Chartered is one of the world's leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and manufacturers of electronic systems. We focus on providing foundry services to customers that serve high-growth, technologically advanced applications, including communications applications such as cable modems, wireless, Gigabit Ethernet, ATM and ADSL. Our top five customers are Agilent Technologies, Ericsson, Broadcom, ST Microelectronics and Conexant.

     We currently own, or have an interest in, five fabrication facilities, all of which are located in Singapore. We have recently completed a substantial portion of the construction of our sixth fab, Fab 7, which we expect to bring on-line as a totally 300-mm fab. Our current expectation is that pilot production will begin in mid-2002. We have service operations in 11 locations and in seven countries in North America, Europe and Asia. We were incorporated in Singapore in 1987. As of February 28, 2001 we were approximately 60.8% owned by Singapore Technologies, or ST, and its affiliate. ST is one of Singapore's largest industrial conglomerates and is indirectly wholly-owned by the Government of Singapore.

INDUSTRY BACKGROUND

     Semiconductors are critical components used in an increasingly wide variety of applications, such as computer systems, communications equipment and systems, automobiles, consumer products and industrial automation and control systems. As performance has increased and size and cost have decreased, the use of semiconductors in these applications has grown significantly. According to the Semiconductor Industry Association, or SIA, increased sales of communication semiconductors used in applications such as computer modems, networks, cellular phones and Internet and electronic commerce hardware and appliances will drive growth in the semiconductor industry during the next several years. In November of 2000, the SIA estimated that worldwide semiconductor device market revenue will grow from $149.4 billion in 1999 to $319.3 billion in 2003.

     Historically, the semiconductor industry was composed primarily of companies which designed and manufactured semiconductors in their own fabrication facilities. These companies are known as integrated device manufacturers, or IDMs. In the mid-1980s, fabless semiconductor companies, which focused on design and marketing and utilized external manufacturing capacity, began to emerge. Fabless companies initially relied on the excess capacity provided by IDMs. As the semiconductor industry continued to grow, fabless companies and IDMs began to seek reliable and dedicated sources of wafer fabrication services. This need is being met by the development of independent companies, known as foundries, that focus primarily on providing wafer fabrication services to semiconductor suppliers.

THE GROWTH OF THE SEMICONDUCTOR FOUNDRY INDUSTRY

     Semiconductor suppliers presently face increasing demands to offer new products that provide higher performance and greater functionality at lower prices. To compete successfully, they must also minimize the time it takes to bring a product to market. High performance semiconductors, which contain millions of transistors, are extraordinarily challenging to design and even more challenging to manufacture. Additionally, these high-performance semiconductors can only be produced in fabs that employ the most advanced semiconductor process technologies.

     According to recent industry research reports and company announcements, the cost of a state-of-the-art 300mm fab now exceeds $3 billion, approximately six times higher than the cost a decade ago. Today, only large and well-capitalized companies can support the substantial technology and investment requirements of building state-of-the-art fabs. In addition, for companies to justify the enormous cost of a new fab, a high level of capacity utilization is essential to ensure that fixed costs are fully absorbed. These trends have led to the rapid growth in demand for advanced semiconductor manufacturing services provided by semiconductor foundries.

     Foundry services are now utilized by nearly every major semiconductor company in the world. Dataquest estimates that in 1999, IDMs comprised 92% of the worldwide semiconductor market. Historically, IDMs have used foundry services for their incremental manufacturing needs. Given the mounting pressure on them to improve profit margins and accelerate time-to-market, we expect IDMs to utilize foundries more extensively in the future for their core manufacturing needs. In addition, in October 2000, Dataquest estimated that demand from fabless semiconductor companies for foundry services will continue to grow, from $4.6 billion in 1999 to $13.1 billion in 2004. Manufacturers of electronic systems, or systems companies, who design semiconductors for use in their own products are also beginning to utilize foundry services. According to the October 2000 Dataquest estimate, the growth of the foundry market is expected to outpace growth of the semiconductor industry overall, with foundry services expected to grow from $7.5 billion in 1999 to $23.3 billion in 2004, representing a compound annual growth rate of over 25.4%.

THE REQUIREMENTS OF A FULL-SERVICE FOUNDRY

     As demand for foundry services has grown, many semiconductor suppliers are seeking highly committed partners that meet their manufacturing technology requirements. These partners must be able to provide the following:

        Systems Integration Expertise. In recent years, business and consumer demand for high-performance data transmission, processing and storage has increased dramatically. Fueling this demand has been growth in the data communications, telecommunications, wireless and consumer markets. This has resulted in greater demand for faster, smaller semiconductors that integrate an increasing number of functions onto a single device at a lower cost. This need for increased system-level integration requires semiconductor foundries to offer specialized expertise in a number of areas. These include the integration of logic, which processes data, and memory, which stores data, into a single device and mixed-signal technologies which translate data between analog and digital form.

        Leading-Edge Process Technologies. Semiconductor foundries must also provide a range of manufacturing process technologies from standard CMOS (complementary metal oxide silicon) to technologies that enable extremely fast transmission and processing speeds, such as specialized CMOS for wireless applications and the use of copper interconnect for very high speed devices. Foundries must also continue to offer smaller process geometries which allows for the integration of more functions in the same size device or more devices per wafer.

        Long-Term Relationships. As foundries become more integral to the overall manufacturing strategies of their customers, it has become increasingly important for foundries to form long-term relationships with them. Semiconductor suppliers and systems companies need assurance that their foundry suppliers will continue to provide sufficient advanced manufacturing capacity to keep pace with their customers' growth, and develop and make available advanced process technologies capable of producing next- generation products.

        Security. When using foundry services, semiconductor suppliers, systems companies and their partners entrust highly valuable and proprietary intellectual property to the foundries manufacturing their devices. These customers demand foundry partners who understand the importance of protecting intellectual property.

THE CHARTERED SOLUTION

     Chartered is one of the world's leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and systems companies and enable seamless integration of the semiconductor design and manufacturing processes. By doing so, we enable our customers to bring high-performance, highly-integrated products to market rapidly and cost effectively.

     We enable system-level integration for our customers, many of which serve high-growth markets. For example, to meet the needs of customers serving the communications markets, we offer a broad array of leading digital and analog technologies, including standard CMOS, mixed-signal and embedded memory processes. We are also developing additional leading high performance technologies such as advanced embedded memory technologies and specialized CMOS for wireless applications. This is part of our "communications-smart" approach. Built on a leading-edge baseline logic process, we offer a flexible, modular approach to providing solutions for the essential elements of communications products.

     In order to augment our internal development efforts, we have entered into strategic alliances and technology alliances with leading semiconductor companies such as Agere Systems Inc., or Agere (the former Microelectronics Group of Lucent Technologies Inc.), and Ericsson Microelectronics AB, or Ericsson. Silicon Manufacturing Partners, or SMP, our strategic alliance with a subsidiary of Agere, operates Fab 5. For more information on these strategic alliances and technology alliances, please see "Offer Leading-Process Technology" below.

     We partner with leading providers of EDA, software tools, design intellectual property, or IP, and design services to enable our customers to integrate system-level functionality in their products for accelerated time-to-market and reduced design and manufacturing risk. Our partners' EDA tools, design IP and processes are proven and have been validated for Chartered's manufacturing processes. Our EDA development and IP partners include Artisan Components, Avant!, Cadence Design Systems, Mentor Graphics, MIPS Technologies, New Logic Technologies, Silicon Metrics, Synopsys and Virage Logic. We also partner with assembly and test providers, principally ST Assembly Test Services Ltd, or STATS, to offer our customers turnkey services, which incorporate wafer fabrication, assembly and test. Our turnkey service enables our customers to interface solely with Chartered for the entire manufacturing process, from wafer manufacturing to drop shipment of completed devices directly to their customers.

     We believe that Chartered is a trusted, customer-oriented service provider, and it takes a collaborative approach to the foundry industry. We have service operations in 11 locations in seven countries in North America, Europe and Asia. In addition, our proprietary Chartered On-Line Access Services System provides our customers with easy, secure access through the Internet to information pertaining to the services we render for them, including the status of their wafers in our manufacturing process. All of our manufacturing operations are located in Singapore, a politically and economically stable nation with laws that protect our customers' proprietary technology.

     We are currently developing our eFAB(TM) system, which will provide our customers information access, data exchange and e-commerce functionality over the Internet.

BUSINESS STRATEGY

     Our objective is to be the leading worldwide, full-service provider of wafer foundry services to semiconductor suppliers and systems companies focused on high-growth applications that require a high degree of system-level integration. Key elements of our strategy include:

 FOCUS ON SEMICONDUCTOR DEVICES FOR HIGH-GROWTH APPLICATIONS SUCH AS COMMUNICATIONS

     We are focused on providing foundry services to customers that serve high-growth applications and require a high degree of functional integration. These customers compete based on differentiated products, rapid time-to-market and device performance, as opposed to suppliers of less complex commodity semiconductor products, which compete primarily on price and manufacturing capacity. Many of our customers, including Broadcom, Conexant, Agilent Technologies, Ericsson and Intel, use our services and communications-smart technologies to manufacture their communications products for applications such as cable modems, wireless, Gigabit Ethernet, ATM and ADSL.

  PROVIDE A COMPLETE RANGE OF SERVICES

     We are continuing to expand our range of services so that we can effectively meet our customers' evolving needs. Our goal is to seamlessly integrate the design and manufacturing process with a wide array of services, tools and technologies. The services we currently make available to our customers, in conjunction with our partners, include a number of EDA design tools, design IP and process technologies that have been validated for our manufacturing process. We also offer our customers full turnkey services which include wafer fabrication, assembly and test.

  INCREASE FOUNDRY CAPACITY

     We intend to expand our production capacity to meet the anticipated needs of our customers. We plan to increase our total production capacity from approximately 94,600 eight-inch equivalent wafers per month in December 2000 to an estimated 183,500 eight-inch equivalent wafers per month (which figures include 49% of the production capacity of Fab 5 and 100% of the production capacity of Fab 6) by December 2003. On an aggregate annual basis, we expect our production capacity to increase from an existing capacity of approximately 985,000 eight-inch equivalent wafers in 2000 (which exceeded our earlier projection of 970,000), to approximately 1,250,000, 1,525,000 and 2,000,000 eight-inch equivalent wafers in years 2001, 2002 and 2003, respectively (which figures include 49% of the production capacity of Fab 5 and 100% of the production capacity of Fab 6). Our projections for the years 2001 and 2002 have been revised downwards from previous projections of 1,400,000 and 1,780,000 for 2001 and 2002, respectively, to reflect a more cautious plan in light of the uncertainty in the near-term market outlook. We believe that increasing our foundry capacity is critical to ensuring that we can satisfy our customers' volume requirements as they continue to grow.

  OFFER LEADING-PROCESS TECHNOLOGY

     We intend to continually expand our portfolio of process technologies through internal development, technology alliances, strategic alliances and licensing agreements. We believe that offering leading-process technologies is critical to attracting and retaining customers that design highly sophisticated semiconductors. We are currently developing new digital and mixed-signal technologies, such as specialized CMOS for wireless communications applications and additional embedded memory technologies. As of December 31, 2000, we employed 214 professionals in our research and development department, 60 of whom have Ph.Ds. In December 2000, we successfully completed on schedule our joint development of 0.18um copper and aluminum processes with Agere for high density, low power and cost-effective applications. Our technology alliance with Ericsson involves the joint development of RFCMOS (radio frequency complementary metal oxide silicon) and BiCMOS (bipolar complementary metal oxide silicon) process technologies. The resulting manufacturing processes will support wireless communications applications, including the BluetoothTM specification for pervasive wireless networks. Our most recent joint development agreement is a non-exclusive $700 million research and development agreement with Agere specifically addressing the development of CMOS digital logic, mixed-signal (or analog), and embedded SRAM (embedded static random access memory) process technologies at the 0.13um, 0.10um and 0.08um technology nodes. The joint development agreement will bring together Agere Systems' research and development resources that were formerly part of Lucent Technologies' Bell Laboratories and our own technical experts on our Singapore campus. These scientists and engineers will work with Agere's research and development teams in Murray Hill, N.J., and Orlando, Fla. as well as with Chartered's technology development organization, to create a global 600-person research and development team focused on innovations in manufacturing technology. Both parties have the rights to use the jointly developed technologies.

  ENHANCE AND EXPAND ALLIANCES

     We intend to leverage and expand our existing alliances and to establish new alliances with leading companies that offer complementary technologies, products and services. We believe that our alliances with semiconductor technology leaders and providers of design tools, intellectual property and assembly and test services have given us access to select leading edge system technologies. These alliances have also enhanced our development efforts and have the potential to increase our fab utilization rates. We also believe that by establishing these alliances and working closely with IDMs such as Agere, Oki and Ericsson, who are also customers, we are better positioned to win future business with them.

  MANUFACTURING FACILITIES

     As of December 31, 2000, we own or have an interest in five fabs, all of which are located in Singapore. Fabs 1, 2 and 3 are wholly-owned and operated by our company. We do not have a Fab 4. Fab 5 is operated by SMP which we jointly own with Agere Systems Singapore Pte. Ltd., a subsidiary of Agere Systems Inc. Fab 6 is operated by CSP, which we jointly own with a subsidiary of Agilent Technologies and EDB Investments.

     Recently, we completed a substantial portion of the construction of our sixth fab, Fab 7. Fab 7 is wholly owned and will be operated by our company. As a result of the lower near-term growth outlook in 2001 and the resulting drop in demand for wafers, we have revised our plans for our sixth fab, Fab 7. As revised, our plan is to equip Fab 7 with 300mm manufacturing equipment instead of our original plan of equipping it with 200mm manufacturing equipment. With this change, we expect that Fab 7 will have a longer useful life as it will be equipped with machines capable of fabricating larger-diameter wafers which we expect to be the industry standard of the future. The revised plan will require additional capital expenditure of approximately $1.4 billion for Fab 7, which is 67% higher than our original capital expenditure of $2.1 billion planned for Fab 7, bringing the total capital expenditure for Fab 7 to $3.5 billion. We expect to require additional financing to complete construction and equipping of Fab 7. As of March 2001, our current expectation is that pilot production will begin at Fab 7 in mid 2002.

     In addition to revising our plans for Fab 7, as a result of the changes in the near-term growth outlook, we have also revised our previous output and capacity projections of our other fabs. The following table reflects our output and wafer-capacity figures as of December 31, 2000 for each of our fabs and the fab of our affiliate, SMP (Fab 5) (except for Fab 7, which is as of March 2001).

                                FAB 1             FAB 2            FAB 3       FAB 5(SMP)(1)    FAB 6(CSP)(1)        FAB 7
                            --------------   ---------------   -------------   -------------   ---------------   -------------
Production commenced......  1989             1995              1997            1999            2000              Expected 2002
Current output(2).........  29,400 wafers    41,200 wafers     18,800 wafers   15,700 wafers   2,700 wafers      --
                            per month(3)     per month         per month        per month       per month
Estimated full              28,000 wafers    52,000 wafers     26,000 wafers   24,000 wafers   41,000 wafers     30,000 wafers
  capacity(4).............  per month(3);    per month;        per month;       per month;      per month;       per month;
                                             expected 2002     expected 2002    expected        expected 2003    expected
                                                                                2002                             2004(5)
Wafer size................  Six-inch         Eight-inch        Eight-inch      Eight-inch      Eight-inch        Twelve-inch
                            (150mm)          (200mm)           (200mm)          (200mm)         (200mm)          (300mm)
Process Technologies......  1.2 to 0.5um     0.6 to 0.3um(6)   0.35 to         0.25 to         0.25 to           0.18um and
                                                               0.22um(6)        0.15um(6)       0.13um(6)        Lower(6)
Manufacturing               Digital;         Digital;          Digital;        0.25um          High              Logic CMOS;
  Technologies............  Analog; ROM;     Analog; SRAM;     SRAM; ROM(7)     Digital;        performance,     high-density
                            EEPROM(7)        Flash Memory(7)                    BiCMOS;         high-density     SRAM(7)
                                                                                Analog;         CMOS; high
                                                                                eSRAM(7)        density
                                                                                                SRAM(7)
Clean room................  34,000 sq. ft.   109,000 sq. ft.   86,000 sq.      91,000 sq.      123,000 sq. ft.   170,000 sq.
                            Class 10;        Class-1 SMIF(8)   ft. Class-1     ft. Class-1      Class-1          ft Class-1
                            10,000 sq. ft.                     SMIF(8)          SMIF(8)         SMIF(8)          SMIF(8)
                            Class-1
                            SMIF(8)

---------------

(1) With respect to Fab 5 and Fab 6, the information includes capacity to which our strategic partners are entitled.
(2) Current output is as of December 31, 2000.
(3) Equivalent to 16,610 eight-inch wafers per month for current output and 15,820 eight-inch wafers per month for estimated full capacity. For the purposes of estimating full capacity we have assumed the production of wafers using a certain technology mix. Because we have been producing wafers with a different mix of technology than that previously assumed, we have been exceeding our estimated full capacity for Fab 1.

(4) Estimated capacity is based on our current and anticipated process technology mix, which may vary. Our projections of estimated full capacity have varied from previous projections made in 1999 and 2000 in terms of number of wafers and expected date for achieving full capacity because of recent revisions to our earlier plans, including expansion in production capacity, improvements in wafer technology mix and in the case of Fab 7, a move towards fabrication of larger-diameter wafers.
(5) Equivalent to 75,000 eight-inch wafers per month.
(6) These manufacturing processes are preliminary and their successful implementation depend on various factors, including our ability to achieve advances in process technology or to obtain access to advanced process technology developed by others. These fabs can be retrofitted to achieve smaller geometries than those shown above.
(7) ROMs are read-only memory devices. EEPROMs are electrically erasable programmable read-only devices. SRAMs are static random access memory devices. eSRAMs are embedded static random access memory devices. CMOS means complementary metal oxide silicon. BiCMOS means bipolar complementary metal oxide silicon.
(8) Class 10 means a standard of air purity under which the amount of dust is limited to fewer than ten particles of dust per cubic foot of air. Class 1 means a standard of air purity under which the amount of dust is limited to fewer than one particle of dust per cubic foot of air. SMIF means standard mechanical interface.

     All our production fabs work 24 hours per day, 7 days per week, the only exception being where scheduled maintenance requires a facility shutdown. Regular maintenance is otherwise performed concurrently with production. Whether we choose to carry out scheduled maintenance requiring a facility shutdown or regular maintenance performed concurrently with production depends on which is more appropriate at any given time, having regard to minimizing disruption to our production schedule.

     The following table sets forth information regarding the total wafer output by each of our fabs and the fab of our affiliate, SMP, during the past five years:

                                                                    TOTAL OUTPUT(1)
                                                                     (IN THOUSANDS)
                                                            --------------------------------
                           FAB                              1996   1997   1998   1999   2000
                           ---                              ----   ----   ----   ----   ----
Fab 1(2)..................................................  140    103    142    181    180
Fab 2(3)..................................................  114    220    265    419    524
Fab 3(3)..................................................   --     21     33     96    210
Fab 5 (SMP)(3)(4).........................................   --     --     --      9     73
Fab 6(3)..................................................   --     --     --     --     13

---------------

(1) Total output of revenue generating eight-inch equivalents for the fiscal year end.
(2) Includes output of terminated print-head business for 1998 and 1999.
(3) Fab 2 commenced production in 1995, Fab 3 commenced production in 1997, Fab 5 commenced production in 1999 and Fab 6 commenced production in 2000.
(4) Includes only Chartered's share of the output.

QUALITY ASSURANCE PROGRAMS

     We have implemented systems to ensure high quality service to customers and manufacturing reliability at our facilities in Singapore. Our in-house laboratory is equipped with advanced analytical tools and provides the necessary equipment and resources for our research and development and engineering staff to continuously enhance product quality and our manufacturing processes. Our quality assurance staff is comprised of engineers, technicians and other employees who monitor and control our manufacturing processes.

     Our production facilities in Singapore, Fab 1, 2, 3, and 5 have been certified by the International Standards Organization, or ISO, to meet ISO 9002 standards. ISO 9002 standards set forth what is required to ensure the production of quality products and services. There are a total of 20 requirements, including management responsibility, quality systems, and process control. Fab 1, 2, 3 and 5 have also been QS 9000 certified and Fab 6 is anticipated to be QS9000/ISO9002 certified by 2001. The QS 9000 is a quality system standard that provides for continuous improvement, emphasizing on defect prevention, reduction of variation and waste in the supply chain. Both ISO and QS certification processes involve periodically subjecting production processes and quality management systems to stringent third-party review and verification. Our customers often look to a QS certification as a threshold indication of our quality control standards.

     Our company is in the process of implementing the Six Sigma program, which is a well-recognized method of making breakthrough improvements in business processes and solving chronic problems. Our strategy is to use the Six Sigma method to give a structured and rigorous approach to improvements across the whole organization. We have completed a pilot phase in which a small number of people were put through in-depth training to become "Black Belts", experts in the use of Six Sigma tools and methods. Apart from training more "Black Belts", we are training our Quality Circles and managers in Six Sigma.

STRATEGIC ALLIANCES

  CHARTERED SILICON PARTNERS

     In March 1997, we entered into the CSP strategic alliance with Hewlett-Packard Europe B.V., or HP Europe, a subsidiary of Hewlett-Packard, and EDB Investments Pte Ltd relating to the joint ownership of Fab 6. In 1999, Hewlett-Packard spun-off certain of its businesses, including its semiconductor business, to a new company, called Agilent Technologies, Inc. In connection with the spin-off, Hewlett-Packard assigned its rights and obligations under the agreements it had entered into with us, including the agreements of its subsidiaries (including HP Europe), to Agilent Technologies or its subsidiary, Agilent Technologies Europe B.V., or Agilent Technologies Europe. In particular, HP Europe assigned the strategic alliance agreement to Agilent Technologies Europe. We, Agilent Technologies Europe and EDB Investments have a 51%, 30% and 19% equity interest in CSP, respectively. We were obliged to make a total of S$367.2 million ($213.2 million) in equity contributions to CSP, the final payment of which was made in November 2000. We and Agilent Technologies Europe also each have an option to purchase additional shares in CSP from EDB Investments at a formula-driven price. Pursuant to an agreement with CSP, Agilent Technologies is required to purchase a minimum number of wafers per year and is entitled to purchase a maximum number of wafers per year from CSP. If Agilent Technologies Europe's ownership interest in CSP changes, the number of wafers Agilent Technologies is required to purchase, as well as the number of wafers it is entitled to purchase, changes accordingly.

     CSP's Board of Directors is comprised of seven directors. As long as we own more than 50% of CSP, we can elect four of the directors. Agilent Technologies Europe can elect two directors as long as it owns at least 15% of CSP and EDB Investments can elect one director as long as it holds any ownership interest in CSP.

     Pursuant to our agreement, the CSP strategic alliance continues indefinitely so long as there are two or more parties to the alliance. Neither we nor Agilent Technologies Europe may transfer our interests in CSP until after July 3, 2001. Before any transfer can occur, the non-transferring party may exercise a right of first refusal with respect to the transferred interests. Upon a serious, uncured default, the non-defaulting party has the right to purchase all of the defaulting party's interest for fair value, as defined in the agreement. Upon a change of control of a party, the other parties have the right to purchase, at fair value, all of such party's interest.

     CSP owns and operates Fab 6. Pursuant to a cost sharing agreement, we perform certain management and corporate support activities for the benefit of CSP including accounting, financial, sales and marketing. Under this agreement, CSP is allocated a portion of our costs in performing such activities. Although such agreement may be terminated by either party in certain instances, we expect the cost sharing agreement to remain in place during the term of this strategic alliance.

     Pursuant to a technology transfer and license agreement, both we and Agilent Technologies contribute the process technologies needed by CSP. Such process technologies are licensed to CSP for its own use and CSP cannot sublicense them to others. In addition, we and Agilent Technologies cross-license the rights to use such technologies to one another. These cross-licenses allow our respective companies and subsidiaries to use the process technologies and related intellectual property licensed to CSP in our respective manufacturing facilities for our general businesses even if such uses are not related to CSP.

     U.S. GAAP generally requires consolidation of all majority owned (greater than 50%) subsidiaries. However, as a result of certain provisions that were contained in the strategic alliance agreement, the minority shareholders of CSP were deemed to have substantive participative rights which overcame the presumption that we should consolidate CSP. Therefore, CSP had been historically accounted for under the equity method in our financial statements. As a result of the amendment described below, we have treated CSP as a consolidated subsidiary from October 1, 1999 forward.

     Effective October 1, 1999, we, Agilent Technologies Europe and EDB Investments amended our strategic alliance agreement. The amendment eliminated some of CSP's minority shareholders' approval rights over CSP's annual business plan. It also increased the thresholds for asset dispositions, borrowings and capital expenditures that would require the approval of CSP's minority shareholders. We believe that these changes eliminate CSP's minority shareholders' substantive participative rights in CSP.

  SILICON MANUFACTURING PARTNERS

     In December 1997, we entered into the SMP strategic alliance with Lucent Technologies Microelectronics Pte Ltd, now known as Agere Systems Singapore Pte Ltd., relating to the joint ownership of Fab 5.

     Agere Systems Singapore has a 51% equity interest in SMP and we have a 49% equity interest. We were obligated to make S$208.3 million ($121.0 million) in equity contributions to SMP. The final contribution was made in July 2000. SMP's Board of Directors is comprised of five directors, three of which are elected by Agere Systems Singapore and two of which are elected by us. We also nominate the chairman of the Board of Directors and the general manager, while Agere Systems Singapore names the financial controller.

     SMP operates Fab 5, which is adjacent to our Fab 3 building. SMP owns the equipment used in Fab 5 and leases the space for Fab 5 from us. Pursuant to our agreement, we are each required to purchase a specified percentage of Fab 5's output. However, if one party does not purchase its share of wafers, the other party is entitled to utilize that unused capacity. In the event such other party does not utilize the unused capacity, the party who does not purchase its entitlement will be required to compensate SMP for any costs it incurs in connection with such unused capacity.

     Pursuant to our agreement, the SMP strategic alliance continues indefinitely until it is terminated by written notice from or by either party. Neither party may give such written notice of termination until after 2006, and the termination of the alliance will take effect two years from the date of such termination notice. In addition, the parties may only transfer their interests to their respective affiliates. Upon our dissolution, winding up or liquidation, Agere Systems Singapore can purchase all of our interests in SMP for fair value, as defined in the agreement. Upon our serious, uncured breach, Agere Systems Singapore has the right to sell all of its interest in SMP to us for the higher of fair value and the value of its interest based on SMP's net book value, as defined in the agreement. Upon Agere Systems Singapore's dissolution, winding up or liquidation, we have the right to purchase all of its interest in SMP for fair value. Upon Agere Systems Singapore's serious, uncured breach, we have the right to purchase all of its interest in SMP for 90% of fair value. Upon a change of control of a party, the other party has the right to purchase, at fair value, all of such party's interest in SMP.

     Pursuant to a cost sharing agreement, we perform certain management and corporate support activities for the benefit of SMP such as accounting, financial and human resources. Under this agreement, SMP is allocated a portion of our costs in performing such activities. Although such agreement may be terminated by either party in certain instances, we expect the cost sharing agreement to remain in place during the term of this strategic alliance.

     Pursuant to a technology transfer and license agreement, both we and Agere Systems Singapore contribute the process technologies needed by SMP. Such process technologies are licensed to SMP for its own use and SMP cannot sublicense them to others. We and Agere Systems Singapore categorize our licensed technologies as restricted and unrestricted technologies. We and Agere Systems Singapore cross-license the unrestricted technologies to one another. These cross-licenses allow our respective companies and subsidiaries to use certain process technologies and related intellectual property licensed to SMP in our respective manufacturing facilities for our general businesses even if such uses are not related to SMP. We do not cross-license the restricted technologies with one another, which means that only SMP can use such restricted process technologies and intellectual property.

     Agere Systems Singapore Pte Ltd (formerly known as Lucent Technologies Microelectronics Pte Ltd), was formerly a subsidiary of Lucent Technologies Inc. Lucent Technologies Inc. has publicly announced that it is in the process of spinning-off its microelectronics business to a new company, named Agere Systems Inc. As part of the restructuring, Lucent Technologies Microelectronics Pte. Ltd. has ceased to be a subsidiary of Lucent Technologies Inc., and is now a subsidiary of Agere Systems Inc. and has been renamed Agere Systems Singapore Pte. Ltd., or Agere Systems Singapore.

     Apart from the above changes, Lucent Technologies Inc. has also informed us that it has assigned its rights and obligations under the agreements it has entered into with us to Agere Systems Inc., including the joint development agreement to develop 0.13um, 0.10um and 0.08um technologies, with effect from February 1, 2001.

WAFER FABRICATION SERVICES

  OVERVIEW

     Wafer fabrication is an intricate process that requires many distinct steps. Each step in the manufacturing process must be completed with extreme accuracy in order for finished semiconductor devices to work as intended. The processes required to take raw wafers and turn them into finished semiconductor devices are accomplished through a series of steps that can be summarized as follows:

        Circuit Design. Producing a semiconductor begins with designing the layout of the semiconductor's components and designating the interconnections between each component on the semiconductor. The result is a pattern of components and connections that defines the function of the semiconductor. In highly complex circuits, there may be more than 35 layers of electronic patterns.

        We do not design semiconductors for our customers. If requested, we assist our customers in the design process by providing them with access to our partners' EDA tools, design IP and design services which are proven and have been qualified for our manufacturing processes. Our design engineers assist our customers during the development process to ensure that their designs can be successfully manufactured in volume.

        Mask Making. The design for each layer of a semiconductor is imprinted on a photographic negative, called a semiconductor mask. The mask is the blueprint for each specific layer of the semiconductor. We do not manufacture masks for our customers but provide a service through third party mask shops.

        Wafer Fabrication. Transistors and other circuit elements comprising a semiconductor are formed by repeating a series of processes in which a photosensitive material is deposited on the wafer and exposed to light through a mask. The unwanted material is then etched away, leaving only the desired circuit pattern on the wafer. This process is repeated for each mask layer. The final step in the wafer fabrication process is to visually and electronically inspect each individual semiconductor, known as wafer probe, in order to identify the operable semiconductors for assembly.

        We provide all aspects of the wafer fabrication process except for wafer probe, which, if required by customer, is outsourced to a qualified third party assembly company such as STATS. All steps in the wafer manufacturing process are controlled by our computer-integrated manufacturing, or CIM, system. The CIM system allows us to monitor equipment performance, wafer processing steps, and the wafers themselves throughout the fabrication process.

        Assembly and Test. After fabrication, the wafers are transferred to assembly and test facilities. Assembly protects the semiconductor, facilitates its integration into electronic systems and enables the dissipation of heat. Following assembly, each semiconductor's functionality, voltage, current and timing are tested. After testing, the completed semiconductor is either shipped to the semiconductor supplier or directly to its final destination. If required by the customer, we outsource assembly and test services to independent assembly and test providers, primarily STATS.

MANUFACTURING PROCESSES

     We manufacture semiconductors using CMOS, bipolar and BiCMOS processes. CMOS is the most widely used process technology because it requires lower power than other technologies and allows dense placement of components onto a single semiconductor. The low power consumption and high-density characteristics of the CMOS process allow the continued development of high performance semiconductors that are smaller and faster. Bipolar technology enables very high speed but is used mainly in analog semiconductors. BiCMOS process technology combines bipolar's attribute of high speed with the high density and low power consumption of CMOS. We use CMOS or a combination of CMOS and BiCMOS for the fabrication of logic, mixed-signal and memory semiconductors.

     We manufacture a variety of semiconductors for a full range of end market applications including communications, computing, and consumer electronics. Examples of the types of semiconductors we manufacture are as follows:

        Logic. All digital electronic systems, such as computing devices, are controlled by logic semiconductors, which process data. Microcontrollers, microprocessors, digital signal processors, and graphics chipsets are all logic devices. We manufacture logic semiconductors primarily for the computing, consumer and communications markets.

        Mixed-Signal. Mixed-signal semiconductors combine analog and digital devices on a single semiconductor to process both analog signals and digital data. Mixed-signal semiconductors are used in applications including wireless equipment, fiber optic communications and data networking. We make mixed-signal semiconductors using both CMOS and BiCMOS processes.

        Memory. Memory devices store data and can be manufactured as stand-alone devices or embedded in system semiconductors, which combine a number of functions, such as logic and memory components. We manufacture stand-alone memory devices including EPROM, EEPROM, ROM, SRAM and Flash memory and embedded memory including eSRAM, eEEPROM, and eFLASH (embedded memory that can be erased in a flash) memories. Memory is used in a range of products from computers and mobile phones to "smart" chip cards.

  TURNKEY SERVICES

     Although we are an independent foundry specializing in wafer fabrication, we offer our customers the option to purchase from us finished semiconductor products that have been assembled and tested. We primarily subcontract assembly and testing of the fabricated semiconductors to STATS. Testing includes wafer probe and final testing of assembled semiconductors. After final testing, the semiconductors are returned to the customer or drop-shipped according to our customers' specifications.

CUSTOMERS AND MARKETS

     We manufactured semiconductors for over 100 different active customers in 2000. Our top five customers accounted for approximately 38.2% and 42.2% of our revenue in 1999 and 2000, respectively. Only Agilent Technologies accounted for more than 10% of our revenue in both 1999 and 2000. If you consider our share of revenue from our joint venture, SMP, ST Microelectronics also accounted for more than 10% of our revenue in 2000.

     The following table sets forth our top five customers for 2000 in order of revenue:

                CUSTOMER                    REPRESENTATIVE PRODUCTS OR APPLICATIONS
                --------                   -----------------------------------------
Agilent Technologies.....................  Computer peripherals, networking and wireless communication
Ericsson.................................  Mobile phone network equipment, mobile phones and mobile internet
Broadcom.................................  Cable modem/set-top box and ethernet transceivers
STMicroelectronics.......................  Wireless communication, digital electronics, ADSL, set-top boxes
Conexant.................................  Wireless communication, networking, analog and cable modems

     We categorize a sale geographically based on the country in which the customer is headquartered. The following table sets forth the geographical distribution, by percentage, of our net sales for the periods indicated:

                                                                1998    1999    2000
                                                                ----    ----    ----
USA.........................................................     63%     69%     60%
Taiwan......................................................     32      14      12
France......................................................      1       4       8
Japan.......................................................      1       3       4
Sweden......................................................      0       7      10
Netherlands.................................................      0       1       3
Others......................................................      3       2       3
                                                                ---     ---     ---
          Total.............................................    100%    100%    100%
                                                                ===     ===     ===

     We expect that the majority of our sales will continue to be made to companies headquartered in the United States or to overseas affiliates of United States companies. All of our sales are direct sales to our customers with delivery in Singapore. We provide customer support in the United States through a wholly-owned subsidiary located in Milpitas, California which has additional offices in Boston, Massachusetts and Austin, Texas. We also maintain customer support offices in Hsin-Chu and Taipei, Taiwan; Yokohama, Japan; Paris, France; London, United Kingdom; and Munich, Germany.

     Our customers generally do not place their purchase orders far in advance. As a result, we do not typically operate with any significant backlog.

     We currently allocate a portion of our wafer manufacturing capacity to certain customers under several types of agreements. Some of these customers have invested equity in us, placed deposits to secure wafer capacity, or prepaid for our services. We are also obligated to make available capacity to customers under certain other agreements.

CUSTOMER SERVICE

     We focus on providing a high level of customer service in order to attract customers and maintain their ongoing loyalty. Our culture emphasizes responsiveness to customer needs, flexibility and delivery accuracy. In particular, in the area of flexibility, we work closely with customers to understand their needs and collaborate with them to deliver a solution that is customized to address their requirements. Our customer-oriented and collaborative approach is especially evident in two prime functional areas of customer interaction, customer design development and manufacturing services.

     We emphasize very close interaction with customers throughout the design development and prototyping process. We provide for an account manager to be assigned early in the design development process who coordinates an account team composed of local marketing, EDA, silicon engineering, third-party partner and customer service/logistical support. The local account team is supported by additional marketing and customer engineering staff in Singapore.

     After the design moves into manufacturing production, ongoing customer support is provided through all phases of the manufacturing process. The local account manager teams with a dedicated customer service representative, along with marketing and customer engineering support teams at the factory.

     In 1996, we introduced our Chartered On-Line Access Services System, through which our customers are provided secure access via the Internet to critical manufacturing data as their products move through the fab. We are currently developing our eFAB(TM) system which will provide our customers information access, data exchange and e-commerce functionality over the Internet. eFAB(TM) is a Chartered implementation of the RosettaNet standard for e-commerce and e-communications spanning semiconductor manufacturing through product distribution. RosettaNet is an independent, self-funded, non-profit consortium dedicated to the development and deployment of standard electronic business interfaces to align the processes between supply chain partners on a global basis. eFAB(TM) will implement a solution based on these industry standards that will enable effective and timely communication of manufacturing data between our information systems and those of our customers, suppliers and marketing partners.

RESEARCH AND DEVELOPMENT

     The semiconductor industry is characterized by rapid technological changes. We believe effective research and development is essential to our success. Our research and development activities are focused on developing new CMOS manufacturing process technologies. In 1998 and 1999, we invested approximately $43.4 million and $58.9 million respectively, in research and development. Those investments represented approximately 10.3% and 8.5% of our net revenue for the respective periods. In 2000, we invested approximately $71.5 million in research and development which represented approximately 6.3% of our net revenue for the year. Our investment in research and development allowed us to continue developing new and advanced processes, with line width geometries down to 0.12um, as well as to fund research activities at and below 0.10um. These strategic research and development programs ensure that our baseline manufacturing process accommodates new technology modules that are the heart of highly differentiated system-level applications. As of December 31, 2000, we employed 214 professionals in our research and development department, 60 of whom have Ph.Ds.

     We also enter into technology license and cross-license agreements. Our technology alliances with leading semiconductor suppliers have contributed to our development of new process technologies. For example, together with Agere, we have successfully completed the joint development of 0.18um copper and aluminium processes in December 2000. Under a separate joint development agreement with Agere, we are also jointly developing CMOS digital logic, mixed-signal (or analog) and embedded SRAM process technologies at the 0.13um, 0.10um and 0.08um technology nodes for high density, low power and cost-effective applications. We also have joint development and technology sharing agreements with Agilent Technologies and a technology development agreement with Ericsson. Our joint development program with Ericsson for the development of RFCMOS and BiCMOS process technologies is progressing well, with components and circuits meeting requirements. This latter joint development is one of the key components for our "communication smart" approach to CMOS technology. A collaboration with Oki and IME has resulted in commercialization of a 0.35um Bluetooth(TM) transceiver in RFCMOS. We are also currently working to develop mixed-signal, core logic and embedded memory (SRAM and Flash). We intend to expand our existing relationships and establish new relationships to further develop new technologies.

     We have received research grants from various agencies of the Government of Singapore. These grants provide funding for a portion of our research and development related capital expenditures and for the training and staffing costs associated with some of our process technology development programs. Funds from these grants are disbursed upon the achievement of program milestones. $20.5 million of the grants were disbursed to us in 2000. The grants are disbursed based on the amount of expenditures incurred. There are no conditions attached to the grants other than completion of the project to which the grant relates and the certification of the costs incurred.

EQUIPMENT AND MATERIALS

     We depend on a limited number of manufacturers that make and sell the complex equipment that we use in our manufacturing processes. The principal pieces of equipment we use to manufacture semiconductors are steppers, tracks, etchers, furnaces, wet stations and implanters and sputtering, chemical vapor deposition and chemical mechanical planarization equipment. In periods of high market demand the lead times from order to delivery of such equipment can extend beyond 12 months. We seek to manage this process through early reservation of appropriate delivery slots and constant communication with our suppliers.

     Our manufacturing processes use highly specialized materials, including semiconductor wafers, chemicals, gases, targets and masks. We depend on our vendors of these materials and seek to have more than one vendor for our material requirements. To maintain competitive manufacturing operations, we must obtain from our vendors, in a timely manner, sufficient quantities of quality materials at acceptable prices. We source most of our materials, including critical items such as semiconductor wafers, from a limited group of vendors. We purchase all of our key materials on a blanket purchase order basis. With the exception of one multi-year contract for the purchase of raw wafers, we do not have long term contracts with most vendors. Although some of our blanket purchase order contracts contain price and capacity commitments, these commitments tend to be short term in nature. For those materials that are wholly procured from one source, we continuously look to identify and qualify alternative sources of supply. We have agreements with key material vendors under which they hold inventory on consignment for us. We are not under any obligation to purchase inventory that is held on consignment until we actually use it. We typically work with our suppliers to forecast our raw material requirements one to two years in advance.

INTELLECTUAL PROPERTY

     Our success depends in part on our ability to obtain patents, licenses and other intellectual property rights covering our production processes. To that end, we have acquired certain patents and patent licenses and intend to continue to seek patents on our production processes. We have not registered any of our trademarks or copyrights, but are in the process of doing so. The results of our patent filing and issuing showed improvement with year on year increases of 33% and 60% respectively. As of December 31, 2000, we had filed an aggregate of 970 patent applications worldwide, (520 of which had been filed in the United States) and held 272 patents worldwide (219 of which are U.S. patents). Of the 520 applications filed in the United States, 219 had been issued as of December 31, 2000 and 43 had been allowed but not issued. Those 43 patents will be issued if and when we pay the applicable issuance fee. Our issued patents have expiration dates ranging from 2011 to 2018. All of the allowed and pending patents will expire after 2019. We have also entered into various patent licenses and cross-licenses with major semiconductor companies. We may choose to renew our present licenses or to obtain additional technology licenses in the future. There can be no assurance that any such licenses could be obtained on commercially reasonable terms.

     Our ability to compete also depends on our ability to operate without infringing the proprietary rights of others. The semiconductor industry is generally characterized by frequent litigation regarding patent and other intellectual property rights. We market services in several countries in Asia, such as Taiwan and China, which may not protect our intellectual property rights to the same extent as the United States. We have from time to time received communications from third parties asserting patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect that we will receive similar communications in the future. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and devote significant management resources to the defense of these claims which could seriously harm our company. There is no such material litigation currently pending against us.

COMPETITION

     The worldwide semiconductor foundry industry is highly competitive. Our principal competitors are Taiwan Semiconductor Manufacturing Corporation, or TSMC, and United Microelectronics Corporation, or UMC. Our competitors may have greater access to capital and substantially greater production, research and development, marketing and other resources than we do. As a result, these companies may be able to compete more aggressively over a longer period of time than we can. In addition, several new dedicated foundries have entered the semiconductor industry, arising from new foundries being established in Malaysia and China and manufacturers of DRAM products converting to dedicated foundries in Korea. These new foundries have commenced operations and compete directly with us. Any significant increase in competition may erode our profit margins and weaken our earnings.

     A number of semiconductor manufacturers, including our primary competitors, have recently announced plans to set up fabrication facilities in Singapore and to increase their manufacturing capacity and, as a result, we expect that there will be a significant increase in worldwide semiconductor capacity during the next five years. If growth in demand for this capacity fails to match the growth in supply or occurs more slowly than anticipated, there may be more intense competition and pressure on the pricing of our services may result.

     The principal elements of competition in the wafer foundry market include technical competence, time-to-market, research and development, quality, available capacity, device yields, customer service and price.

ENVIRONMENTAL MATTERS AND COMPLIANCE

     We have implemented an extensive environmental management system. This system is third party certified through internationally recognized ISO 14001. This system enables our operations to identify applicable environmental regulations and assist in evaluating compliance status. Programs are established at manufacturing locations to ensure that all accidental spills and discharges are properly addressed.

     We are subject to a variety of laws and governmental regulations in Singapore relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production process. While we believe that we are currently in compliance in all material respects with such laws and regulations and have management systems in place to continue to be in compliance, if we fail to use, discharge or dispose of hazardous materials appropriately, we could subject our company to substantial liability or could be required to suspend or adversely modify our manufacturing operations. In addition, we could be liable for remedial measures if our properties were found to be contaminated even if we were not responsible for such contamination.

EMPLOYEES

     As of December 31, 2000, our total staff strength had increased by 28% from last year to 4,340 employees, with 1,575 in process and equipment engineering, 1,564 in manufacturing operations, 401 in manufacturing support, 214 in research and development and 586 in administration, marketing and finance. Geographically, Chartered employs 103 employees in the United States, 21 in Taiwan and 23 in Europe, with the remainder in Singapore. We consider our relationship with our employees to be good. Our employees are not members of a union. In addition, certain corporate support services, such as treasury, cash management, internal audit, training and executive resources , are carried out by employees of ST on our behalf.

     We provide our employees with customary compensation and benefit plans, including employee bonus plans, and an employee share option plan. We are planning to propose for shareholders' approval in May 2001 the Employee Share Purchase Plans (ESPP) for both employees of our company as well as employees of Silicon Manufacturing Partners, our 49% owned affiliate.

     Our employees are not covered by any collective bargaining agreements. We have not experienced any strikes or work stoppages by our employees.

INSURANCE

     We maintain industrial special risk insurance for our facilities, equipment and inventories. The insurance for fabs (including our strategic alliance fabs) and their equipment covers physical damage and consequential losses from natural disaster, business interruption and certain other risks up to their respective policy limits except for exclusions as defined in the policy. We also maintain public liability insurance for losses to others arising from our business operations and carry insurance for business interruption resulting from such events.

Our insurance policies covering public liability and actions by employees are held by ST through its group insurance policy. We pay our pro rata share of the costs of such policies based on the industrial all risk amount insured and the number of its employees, respectively. Some of our insurance coverage is provided through affiliates of ST. Some of our insurance coverage for Fab 5 is under Agere's global group insurance program.

     While we believe that our insurance coverage is adequate, significant damage to any of our production facilities, whether as a result of fire or other causes, could seriously harm our company. We do not insure against the loss of key personnel.

ORGANIZATIONAL STRUCTURE

     Chartered is part of the Singapore Technologies group of companies.

     Currently, Chartered has five subsidiaries, the particulars of which are as follows:

                                          COUNTRY OF          DATE OF        PROPORTION OF
         NAME OF SUBSIDIARY              INCORPORATION     INCORPORATION   OWNERSHIP INTEREST
-------------------------------------  -----------------   -------------   ------------------
Chartered Silicon Partners Pte Ltd         Singapore        March 1997              51%
Chartered Semiconductor Manufacturing
  Inc.                                       U.S.           June 1991              100%
Chartered Semiconductor Japan
  Kabushiki
  Kaisha                                     Japan         October 2000            100%
Chartered Semiconductor Taiwan Ltd          Taiwan         August 2000             100%
Chartered Semiconductor Europe Ltd     England and Wales    March 2001             100%

DESCRIPTION OF PROPERTY

     All of the fabrication facilities and our corporate offices are located in Singapore. Fab 1 is located on land leased from Technology Parks Pte Ltd, a private company wholly-owned by Jurong Town Corporation, or JTC, a statutory board established by the Government of Singapore to develop and manage industrial estates in Singapore. The lease runs until 2017 with a conditional option to extend for another 30 years. Fabs 2 and 3 and our corporate offices are located on land leased to ST by JTC. These leases run until 2024 with conditional options to extend for another 30 years. We have entered into sub-leases with ST for the entire term of the leases for Fabs 2 and 3. The sub-leases for Fab 2 and Fab 3 require us to make rental payments to ST at rates equal to the rent paid by ST to JTC for the subject land through 2006 for Fab 2 and 2024 for Fab 3.

     CSP leases the land on which Fab 6 is located from ST, which in turn leases it from JTC. The agreement provides for the land to be leased to ST until 2027, with a conditional option to extend for an additional 30 years. CSP makes rental payments to ST at rates equal to the rent paid by ST to JTC for the subject land through 2027. We expect ST to lease the land on which Fab 7 is being built from JTC and to sub-lease that land to us on terms similar to those of our other leases with ST.

LEGAL PROCEEDINGS

     We are not involved in any legal proceedings that we believe would be harmful to our company.

                                   MANAGEMENT

     The following table sets forth, as of February 28, 2001, the name, age and position of each director and executive officer of our company.

                   NAME                      AGE                    POSITION
                   ----                      ---   -------------------------------------------
BOARD OF DIRECTORS(1)
Ho Ching(2)................................  47    Chairman of the Board
Lim Ming Seong(2)(3).......................  53    Deputy Chairman of the Board
James A. Norling...........................  59    Deputy Chairman of the Board (appointment
                                                     effective from March 1, 2001)
Barry Waite(4).............................  52    Director
Sum Soon Lim(2)(5)(3)......................  57    Director
James H. Van Tassel(3).....................  72    Director
Aubrey C. Tobey(2)(5)......................  75    Director
Robert E. La Blanc(5)......................  66    Director
Andre Borrel(2)(3).........................  64    Director
Charles E. Thompson(2).....................  71    Director
Koh Beng Seng(5)...........................  50    Director
Tsugio Makimoto............................  63    Director
Premod Paul Thomas(6)......................  43    Alternate Director to Sum Soon Lim
SENIOR MANAGEMENT(1)
Barry Waite(4).............................  52    President and Chief Executive Officer
Chia Song Hwee.............................  38    Senior Vice President, Chief Financial
                                                   Officer and Chief Administrative Officer
Robert Baxter..............................  45    Senior Vice President, Business Operations
John Docherty..............................  47    Senior Vice President, Manufacturing and
                                                     Technology Operations
John Martin................................  58    Vice President, Chief Technology Officer
Lau Chi Kwan...............................  50    Vice President, Quality and Reliability
                                                   Assurance
Tan Seng Chai..............................  38    Vice President, Human Resources
George Thomas..............................  47    Vice President, Finance
Alan Capper................................  57    Vice President, Chief Information Officer
Michael J. Rekuc...........................  51    President, Americas
Bruno Guilmart.............................  40    President, Asia Pacific and Japan
Allan Hughes...............................  40    President, Europe

---------------

(1) A portion of our directors are elected at each annual general meeting of shareholders. The number of directors retiring and eligible to stand for re-election each year varies, but generally, it is equal to one-third of the board, with the directors who have been in office longest since their re-election or appointment standing for re-election. However, where a director is over 70 years in age, he is required to stand for re-election each year. Our Chief Executive Officer and President will not be required to stand for re-election as a director while he is in office. Our contracts with senior management do not have fixed expiry dates but can be terminated by either party through notice provisions.
(2) Member of the Executive Resource and Compensation Committee, or the ERCC.
(3) Member of the Budget Committee.
(4) Barry Waite has taken a leave of absence for a period of two months following a surgery on March 2, 2001. In Barry's absence, the other members of the Office of the President (Robert Baxter, John Docherty and Chia Song
    Hwee) will function as a collaborative decision-making body.
(5) Member of the Audit Committee.
(6) Under our Articles of Association, a director is entitled to designate an alternate director to take his place when he is absent from a meeting. An alternate director, when serving in place of an absent director, may exercise all of the powers and authority of the absent director, except the power to appoint an alternate director. When not acting in place of an absent director for whom he has been appointed alternate director, an alternate director is not entitled to attend, participate or vote in any board meetings.

BIOGRAPHICAL INFORMATION

  HO CHING

     Ho Ching has served on our Board of Directors since November 1987 and as our Chairman of the Board since August 1995. Ms. Ho is the President and Chief Executive Officer of Singapore Technologies Pte Ltd, our controlling shareholder, and is also Chairman of the Singapore Exchange listed Singapore Technologies Engineering Ltd. In her public service, she is a member of the National Science and Technology Board, and Chairman of the Institute of Molecular Agrobiology. Before joining Singapore Technologies in 1987, Ms. Ho was with the Ministry of Defence of Singapore from 1976 to 1986, and held various senior positions in the Defence Science Organisation and the Defence Material Organisation. Ms. Ho received a Master of Science (Electrical Engineering) Degree from Stanford University and a Bachelor of Engineering (Electrical, first class honours) from the University of Singapore (now National University of Singapore). For her public service, she was awarded the Singapore Public Administration medal (1985) as well as the Public Service Star in 1996 by the Singapore Government.

  LIM MING SEONG

     Lim Ming Seong has served on our Board of Directors since November 1987 and as our Deputy Chairman of the Board since August 1995. Mr. Lim is the Group Director of Singapore Technologies Pte Ltd, Deputy Chairman of ST Assembly Test Services Ltd and Chairman of CSE Systems & Engineering Ltd. After joining Singapore Technologies in December 1986, Mr. Lim has held various senior positions in the Singapore Technologies group. Prior to joining Singapore Technologies, Mr. Lim was with the Ministry of Defence of Singapore. Mr. Lim received his Bachelor of Science (Honors) in Mechanical Engineering from the University of Toronto and his Diploma in Business Administration from the University of Singapore. Mr. Lim also participated in the Advanced Management Programs at INSEAD and Harvard University.

  JAMES A. NORLING

     James A. Norling has served on our Board of Directors since March 1, 2001. He has 35 years of working experience in the electronics industry. Mr. Norling was with Motorola Inc. from 1965 to 2000 holding various positions, including President of the Semiconductor Products Section in 1986, President of the Europe, Middle East and Africa region in 1993, Deputy to the Chief Executive Officer in 1998 and President of the Personal Communications Sector in 1999 until his retirement. He has previously served as a board member and the Chairman of the Semiconductor Industry Association. Mr. Norling is currently a board member of Harley-Davidson, Inc. Mr. Norling holds a B.Sc and a Masters degree in Electrical Engineering from the University of Illinois.

  BARRY WAITE

     Barry Waite has served on our Board of Directors and as our President and Chief Executive Officer since May 1998. Mr. Waite has more than 30 years of experience in the semiconductor industry. Prior to joining our company, Mr. Waite held various positions at Motorola Inc. Semiconductor Products Sector, including Senior Vice President and General Manager of its microprocessor and memory technology group and Senior Vice President and General Manager of the European, Middle East and Africa region. Mr. Waite was with Texas Instruments from 1970 to 1982. Mr. Waite has been Chairman of Silicon Manufacturing Partners Pte Ltd and Chartered Silicon Partners Pte Ltd since May 1998. Mr. Waite received his BA (Economics) (Honours) Degree from the University of Sheffield, England and is an Officer of the Order of the British Empire.

  SUM SOON LIM

     Sum Soon Lim has served on our Board of Directors since February 1994. He is currently an independent consultant and was previously a part time corporate advisor to Singapore Technologies Pte Ltd. Mr. Sum had worked with the Singapore Economic Development Board, DBS Bank, J.P. Morgan Inc., Overseas Union Bank and Nuri Holdings (S) Pte Ltd, a private investment holding company. Mr. Sum is also a member of the Securities Industry Council. Mr. Sum currently also sits on the board of various companies, including CapitaLand Ltd, Singapore Health Services Pte Ltd, Singapore Technologies Telemedia Pte Ltd and Vertex Venture Holdings Pte Ltd. Mr. Sum received his B.Sc (Honors) in Production Engineering from the University of Nottingham, England.

  JAMES H. VAN TASSEL

     James H. Van Tassel has served on our Board of Directors since June 1993. He is a consultant in the semiconductor industry and has been involved in the electronics and microelectronics industry since 1960. From 1980 to 1991, Dr. Van Tassel was Vice President (Microelectronics) with NCR Corporation.
Dr. Van Tassel received his Bachelor of Science degree from the University of Wisconsin at La Crosse, and his Master of Science Degree (Inorganic Chemistry) and Doctor of Philosophy from Texas Technological University.

  AUBREY C. TOBEY

     Aubrey C. Tobey has served on our Board of Directors since March 1998 and is currently the President of ACT International providing consultancy in the management and marketing of high technology. He has served on the board of Rudolph Technologies since July 1998. From 1983 to 1987, Mr. Tobey was Vice President of Micronix Corporation and from 1965 to 1983 was Corporate Vice President at GCA Corporation. Mr. Tobey was with Arthur D. Little, Inc., a management, science and technology consulting firm from 1959 to 1965. Mr. Tobey received his Bachelor of Science degree in Mechanical Engineering from Tufts University and his Master of Science degree in Mechanical Engineering from the University of Connecticut.

  ROBERT EDMUND LA BLANC

     Robert Edmund La Blanc has served on our Board of Directors since May 1998 and is the President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm. From 1979 to 1981, Mr. La Blanc was Vice Chairman of Continental Telecom, Inc. and from 1969 to 1979, a General Partner of Salomon Brothers Inc. Mr. La Blanc has also held various senior positions within companies in the telecommunications industry including AT&T, Bell Telephone Laboratories and New York Telephone Company. Mr. La Blanc received his B.E.E. from Manhattan College and his MBA from New York University. Mr. La Blanc also is a graduate of the Operating Engineers Program at Bell Telephone Laboratories and the USAF Communications Officers School.

  ANDRE BORREL

     Andre Borrel has served on our Board of Directors since July 1998 and is currently working as a consultant in the semiconductor industry. Prior to joining our company, Mr. Borrel was Senior Vice President and General Manager of Communications, Power and Signal Technology Group at Motorola Inc. Mr. Borrel is also an Officer of the French National Order of Merit and holds a Master Degree in Electronics from "Ecole Nationale Superieure des Telecommunications" in Paris, France.

  CHARLES E. THOMPSON

     Charles E. Thompson has served on our Board of Directors since September 1998 and is currently working as a consultant in the information technology/semiconductor technology industry. From 1973 to 1996, Mr. Thompson was World Marketing Senior Vice President at Motorola Inc. Prior thereto, Mr. Thompson was Computer Department Sales Director at General Electric. Mr. Thompson received his Bachelor of Science in Mathematics from the University of Washington.

  KOH BENG SENG

     Koh Beng Seng has served on our Board of Directors since February 1999. He is currently Deputy President to United Overseas Bank Ltd and an advisor to the International Monetary Fund. Prior to joining United Overseas Bank Ltd., Mr. Koh was a senior advisor to Asia Pulp & Paper Co. Ltd. He is active in the financial services sector and was with the Monetary Authority of Singapore from 1973 to 1998, where he served as Deputy Managing Director from 1988 to 1998. Mr. Koh received his Bachelor of Commerce (First Class Honors) from Nanyang University and his MBA from Columbia University. Mr. Koh was awarded an Overseas Postgraduate Scholarship by the Monetary Authority of Singapore in 1978. In 1987, the President of the Republic of Singapore awarded him a Meritorious Service Medal.

  TSUGIO MAKIMOTO

     Tsugio Makimoto has served on our Board of Directors since September 1999 and has 41 years of working experience in the semiconductor industry. He is currently Corporate Senior Executive Vice President/Corporate Research Fellow to Sony Corporation. Prior to joining Sony, Dr Makimoto has worked for Hitachi Ltd since 1959 where he has held various senior positions, including Executive Managing Director in 1993, Senior Executive Managing Director in 1997 and Corporate Chief Technologist since 1998. Dr. Makimoto is a member of the Advisory Committee of the NAIST (Nara Institute of Science and Technology) and the International Advisory Panel of the NSTB (National Science and Technology Board) of Singapore. He was also nominated a Fellow of the Institute of Electrical and Electronics Engineers, Inc. in 1997. Dr. Makimoto is also a visiting professor at Toyo University.

  PREMOD PAUL THOMAS

     Premod Paul Thomas was appointed to our Board of Directors as the Alternate Director to Sum Soon Lim in July 1999. Mr. Thomas has served as the Director (Finance) of Singapore Technologies Pte Ltd since February 1998. Before joining Singapore Technologies Pte Ltd he was with Tirtamas Group, Jakarta, as Group Executive Advisor from 1995 to 1998 and with Bank of America from 1983 to 1995. Mr. Thomas received his B.Com. (First Class Honors) from Loyola College, India in 1977. He is a Certified Associate of the Indian Institute of Bankers, Bombay, and has an MBA from the Indian Institute of Management, Ahmedabad.

  CHIA SONG HWEE

     Chia Song Hwee has served as our Chief Administrative Officer since September 2000, as our Senior Vice President since February 2000 and as our Chief Financial Officer since December 1997. Mr. Chia was our Director of Finance from April 1996 to December 1997. Mr. Chia has more than 14 years of experience in financial accounting and has overall responsibility for our company's finance, strategic development and legal matters. He reports to the President and CEO, serves as one of three other key executives in the Office of the President, and sits on our company's policy committee. From May 1992 through December 1994, Mr. Chia was Regional Financial Controller (Asia and Middle East) for Anadrill Technical Services, Inc. From January 1995 to April 1996, Mr. Chia was Regional Controller (Asia, Australia and Middle East) for Sedco Forex Technical Services, Inc. Mr. Chia has been an Alternate Director on the Board of Directors of Chartered Silicon Partners Pte Ltd since July 1998 and was appointed to its Board of Directors in April 1999. He has also been an Alternate Director on the Board of Directors of Silicon Manufacturing Partners Pte Ltd since October 1998. Mr. Chia received his Bachelor of Business (Accountancy), with distinction, from Edith Cowan University, Australia and is a Certified Practicing Accountant by the Australian Society of CPAs.

  ROBERT BAXTER

     Robert Baxter has served as our Senior Vice President, Business Operations since July 1998 with overall responsibility for all our company's worldwide business operations, including sales, marketing, design and technical support activities. Mr. Baxter reports to the President and CEO, serves as one of three other key executives in the Office of the President, and sits on our company's policy committee. Mr. Baxter has more than 24 years of working experience in the semiconductor industry. He started his career with Texas Instruments in 1976 and later joined Motorola Corporation in 1982. Prior to joining our company, Mr. Baxter was Vice President and General Manager of Motorola's Advanced Digital Consumer Division based in Tokyo. He also ran Microcontroller Business Divisions based in Europe and in Austin, Texas for Motorola Inc. He has served on the Board of Directors of Chartered Silicon Partners Pte Ltd since October 1998 and has been on the Board of Silicon Manufacturing Partners Pte Ltd as an Alternate Director since October 1999. Mr. Baxter holds a B.Sc (Hons) in Applied Physics and Electronics from Durham University, United Kingdom.

  JOHN DOCHERTY

     John Docherty has served as our Senior Vice President, Manufacturing and Technology Operations since September 2000 and has served as Senior Vice President of Manufacturing Operations since September 1998. He has overall responsibility for manufacturing strategy, day-to-day foundry operations and continuous improvement activities. Mr. Docherty reports to the President and CEO, serves as one of three other key executives in the Office of the President, and sits on our company's policy committee Mr. Docherty has more than 25 years experience in the semiconductor industry. Prior to joining our company, he was the Vice President and Director of European Manufacturing for Motorola Inc.'s wafer fabrication facilities in Scotland and France. Mr. Docherty has served on the Boards of Directors of Chartered Silicon Partners Pte Ltd and Silicon Manufacturing Partners Pte Ltd since October 1998. Mr. Docherty graduated from Napier University, Edinburgh, United Kingdom and holds a Business Diploma from Strathclyde University, Glasgow.

  JOHN MARTIN

     John Martin has served as our Vice President, Chief Technology Officer since May 2000 and served as our Vice President, Technology Development since January 1998. He has overall responsibility for our internal and external technology development activities. Dr. Martin has more than 26 years of experience in the semiconductor industry. He began his semiconductor career with Rockwell International Microelectronics in 1973. From 1981 to 1997, Dr. Martin held various positions in Motorola Inc.'s Semiconductor Products Sector. Dr. Martin holds a Ph.D. in Inorganic Chemistry from the University of Arkansas and a BA (Chemistry) from DePauw University.

  LAU CHI KWAN

     Lau Chi Kwan has served as our Vice President, Quality and Reliability Assurance since January 1998 and has overall responsibility for our quality operations, total quality management and quality engineering support, which includes failure analysis and reliability engineering. From 1994 to 1997, Dr. Lau was our Yield Engineering Manager and subsequently our Research and Development Director. Dr. Lau has 24 years of experience in the semiconductor industry, largely in research and development. Prior to joining our company, Dr. Lau was a project manager for Hewlett-Packard's Circuit Technology Business Division. He began his career in 1976 with Microwave Acoustics Lab of the University of Southern California and subsequently continued his research and engineering work at Texas Instruments for three years and Hewlett-Packard for 11 years. Dr. Lau received a B.Sc from the University of Hawaii and MSc from the University of Wisconsin. Dr. Lau received his Ph.D. from the University of Southern California.

  TAN SENG CHAI

     Tan Seng Chai has served as our Vice President, Human Resources since July 1999 and has overall responsibility for the development and implementation of policies and processes in our human resource management system. From October 1997 to June 1999, Mr. Tan was our Human Resource Director. Mr. Tan joined our company as human resource manager in April 1996. He has more than 12 years of experience in the semiconductor industry. He began his career at National Semiconductor in 1987 where he held various positions in engineering, production and human resource management. Mr. Tan later joined Creative Technology Ltd in 1994 and prior to joining our company, he was Creative's Senior Manager, Human

Resource. Mr. Tan holds a Bachelor of Engineering (Hons) from the National University of Singapore in 1987 and a MSc (Industrial and System Eng) from the National University of Singapore in 1991.

  GEORGE THOMAS

     George Thomas has served as our Vice President, Finance since September 2000 and oversees our company's finance matters. He also served as our Group Controller from May 2000 to August 2000. Mr. Thomas began his Finance/Accounting career with Canadian Met-Chem, a subsidiary of U.S. Steel Corporation as Internal Auditor and Senior Accounts Executive from 1978 to 1983. From June 1983 to April 2000, he held various positions at Schlumberger's Sedco Forex Division, including Controller, Operations-Worldwide, Regional Controller, Asia & Australia, Controller, Indonesia Operations, and Finance Manager of Arabian Drilling Company, a joint venture between Schlumberger and Petromin. Mr. Thomas received his Bachelor Degree in Commerce and in General Law. He is also a member of the Institute of Chartered Accountants of India.

  ALAN CAPPER

     Alan Capper has served as our Vice President, Chief Information Officer since February 2001 and as our Vice President, Planning Operations since September 2000. He has overall responsibility for information technology, customer service, business and manufacturing planning and turnkey operations. He reports to the Office of the President and sits on our company's policy committee. Mr. Capper has over 30 years in the semiconductor industry and his career includes positions at Texas Instruments, GEC Plessey Semiconductors and Mitel Semiconductors. He has a wide range of experience including financial and production planning, management of an assembly and test facility, as a financial controller, as a business unit manager for mass storage application specific ICs and as a site general manager. His international experience includes assignments in France and Germany for Texas Instruments as well as two years in the US as President of GEC Plessey Semiconductor Inc. Mr. Capper holds a Bachelor of Science degree in chemistry from Liverpool University, United Kingdom.

  MICHAEL J. REKUC

     Michael J. Rekuc has served as President of our Americas operations since March 1999. Reporting to our company's Office of the President, Mr. Rekuc is responsible for all day-to-day activities in our company's Americas region including sales, customer engineering and support services, and all regional administrative activities. From 1976 until March 1999, Mr. Rekuc held sales, management and director positions in the semiconductor product sector of Motorola Inc. His most recent positions at Motorola Inc. included worldwide responsibilities as global sales director for wireless subscriber systems and a two year role as vice president and sales director for PC, computing and peripherals. Mr. Rekuc holds a B.Sc in Electrical Engineering from Lawrence University of Michigan.

  BRUNO GUILMART

     Bruno Guilmart has served as President of our Asia Pacific and Japan operations since 1999 and is responsible for all sales and business activities for Asia-Pacific and Japan regions, including Taiwan, China, Hong Kong, Korea, Malaysia, Thailand, Philippines, Singapore, Australia and Israel. Mr. Guilmart reports to the Office of the President. He has more than 17 years of experience in semiconductor engineering, marketing and business development. Prior to joining our company, Mr. Guilmart was the vice president, professional services for Cadence Design Systems covering Asia Pacific. From 1989 to 1996, he was executive director -- Northeast Asia sales at Temic Semiconductors' Daimler-Benz group located in Hong Kong. He also held engineering and business development positions at Hewlett-Packard Company in Europe, United States and Asia. He holds a bachelor of science degree in electrical engineering and a master's degree in electronics and business management from Paris XI Institute of Technology, France.

  ALLAN HUGHES

     Allan Hughes has served as President of our Europe operations since July 2000 and is responsible for all our company's business activities in Europe including marketing, customer service and engineering support activities. The Company currently has offices in Germany, France and UK. He reports to the Office of the President. Mr. Hughes has 17 years of experience in the European semiconductor industry. Prior to joining the company, Hughes was general manager at Motorola's Communications Enterprise based in the United Kingdom. He has also held management positions in Motorola's European business units including their Paging Business, Cellular Sales Organization and Microcontroller business. He holds a bachelor of science in technology and business studies from Strathclyde University in Scotland.

BOARD COMPOSITION AND COMMITTEES

     Our Articles of Association set the minimum number of directors at two. As of February 28, 2001, we have 11 directors and one alternate director. A portion of our directors are elected at each annual general meeting of shareholders. The number of directors retiring and eligible to stand for reelection each year varies, but generally it is equal to one-third of the board, with the directors who have been in office longest since their reelection or appointment standing for reelection. Our Chief Executive Officer and President will not be required to stand for reelection as a director while he is in office. Because ST and its affiliates own approximately 60.8 % of our outstanding ordinary shares, they are able to control actions over many matters requiring approval by our shareholders, including the election of directors.

     The Executive Resource and Compensation Committee, or the ERCC, of our Board of Directors oversees executive compensation and development in our company with the goal of building capable and committed management teams through competitive compensation, focused management and progressive policies which can attract, motivate and retain a pool of talented executives to meet our current and future growth plans. Specifically, the ERCC:

     - establishes compensation policies for key executives;

     - approves salary reviews, bonuses and incentives for key executives;

     - approves share incentives, including share options and share ownership for executives;

     - approves key appointments and reviews succession plans for key positions; and

     - oversees the development of key executives and younger executives.

     The members of the ERCC are Ms. Ho (chairman) and Messrs. Borrel, Lim, Thompson, Sum and Tobey.

     The Audit Committee of our Board of Directors consists of four members, of which a majority may not be officers or employees of our company. The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters. In particular, the Audit Committee reviews the financial statements of our company, the scope and results of annual audits (both internal and external), the recommendation of our independent auditors and the response of our company's management to both the internal and external audits. The Audit Committee meets up once with the external and internal auditors without the presence of management. It also oversees related party transactions, including all material transactions between us and the Singapore Technologies group.

     The members of the Audit Committee are Messrs. Sum (chairman), Koh, La Blanc and Tobey. In December 1999, Nasdaq introduced new requirements in connection with audit committees. As a non-U.S. issuer, we have been exempted from compliance with these new requirements. However, we have chosen to adopt certain of the new rules.

     The Budget Committee of our Board of Directors is responsible for reviewing our annual budget and our quarterly financial performance in relation to our budget. The members of the Budget Committee are Messrs. Borrel (chairman), Lim, Van Tassel and Sum. In 2000, the Budget Committee reviewed and approved the capital spending and financial plans for the year 2001.

COMPENSATION OF DIRECTORS AND OFFICERS

     The aggregate compensation we paid to or accrued for all of our directors and senior management for services rendered to us and our subsidiaries during the fiscal year ended December 31, 2000 was approximately $10.7 million. We have set aside $2.0 million for retirement benefits for our senior executives during the fiscal year ended December 31, 2000. We also provide our directors and certain of our officers with customary director or officer insurance, as appropriate.

     All of our officers and employees are eligible to participate in our employee bonus plans. The plans provide for bonus payments based upon our achievement of certain operational, financial and customer satisfaction targets. Upon achievement of these targets, the participants in our plans are awarded bonuses based on a percentage of their annual salary. Our President and CEO is entitled to a guaranteed minimum annual bonus pursuant to his employment agreement. None of our directors receive benefits upon termination of their appointment in their capacity as directors.

ISSUANCE OF SHARE OPTIONS

     As of December 31, 2000, options to purchase 60,070,451 ordinary shares were issued and outstanding, of which 19,931,630 were held by our directors and senior management. The outstanding options were granted under our 1999 Share Option Plan. The exercise prices of these options range from S$0.93 to S$16.69. The expiration dates of the options range from April 2004 to October 2010. In March 2001, we expect to grant options to purchase approximately 13,100,000 more ordinary shares under our 1999 Share Option Plan. The exercise price of such options will be the fair market value of our ordinary shares at the time of the grant.

EMPLOYEE BENEFIT PLANS

  SHARE OPTION PLAN 1999

     Effective March 30, 1999, we adopted our Share Option Plan 1999. The purpose of the plan is to offer selected individuals an opportunity to acquire or increase a proprietary interest in our company by purchasing our ordinary shares. Options granted under the 1999 plan may be nonstatutory options or incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code.

     The 1999 plan is administered by the ERCC. Our employees, outside directors and consultants are eligible to receive option grants except as follows:

     - employees of our affiliates and our outside directors and consultants are not eligible for the grant of incentive stock options;

     - employees, outside directors and consultants of our affiliates who are citizens of the United States or who are deemed to be residents in the United States are not eligible for the grant of options; and

     - employees of SMP who are citizens of the United States or who are deemed to be residents in the United States are not eligible for the grant of options.

     An individual who owns more than 10% of the total combined voting power of all classes of our outstanding shares is not eligible for the grant of options unless:

     - the exercise price of the option is at least 110% of the fair market value of a share on the date of grant; and

     - in the case of an incentive stock option, such option by its terms is not exercisable after the expiration of five years from the date of grant.

     The aggregate number of shares that may be issued under the 1999 plan and under any other share incentive and option schemes or agreements may not exceed 107,160,000 shares (subject to adjustment pursuant to the plan). If an outstanding option expires for any reason or is cancelled or otherwise terminated, the shares allocable to the unexercised portion of such option will again be available for the purposes of the plan and all other share incentive and option schemes approved by the ERCC.

     The exercise price of an incentive stock option shall not be less than 100% of the fair market value of a share on the date of grant. In no event will the exercise price for an option be below par value.

     The exercisability of options outstanding under the 1999 plan may be fully or partially accelerated under certain circumstances such as a change in control of our company, as defined in the 1999 plan. In addition, the vesting periods of 17,273,481 outstanding options were accelerated by 12 months upon the closing of our initial public offering.

     Each grant under the 1999 plan is evidenced by a share option agreement and the term of options granted may not exceed 10 years from the date of grant. If the optionee's service with us is terminated, the optionee's outstanding options, to the extent then exercisable, remain exercisable for a specified period (which is based on the reason for the termination) following the date of termination. All options which are not exercisable at the date of termination lapse when the optionee's service terminates.

     Options are generally not transferable under the plan. Shares issued upon the exercise of an option are subject to such rights of first refusal as the ERCC may determine.

     In the event of certain changes in our capitalization, our Board of Directors will make appropriate adjustments in one or more of the number of shares available for future grants under the 1999 plan, the number of shares covered by each outstanding option or the exercise price of each outstanding option. If we are a party to a merger or consolidation, outstanding options will be subject to the agreement of merger or consolidation.

     The 1999 plan will terminate automatically on January 23, 2009, ten years after the date on which the Board adopted the 1999 plan. The ERCC may amend, suspend or terminate the 1999 plan at any time and for any reason, provided that any amendment which increases the number of shares available for issuance under the 1999 plan, or which materially changes the class of persons who are eligible for the grant of incentive share options, will be subject to the approval of our shareholders.

     We amended the plan in connection with our initial public offering to enable the plan and, at the ERCC's discretion, awards granted thereunder, to comply with Section 162(m) of the United States Internal Revenue Code.

     We will be seeking shareholders' approval at our annual general meeting in May of this year for an increase in the aggregate number of shares for issuance from 107,160,000 to 197,160,000 under the 1999 plan. Additionally, we will seek shareholders' approval to the effect that the limit on the number of option shares which may be granted to an individual in any fiscal year will apply irrespective of whether the Board or the ERCC determines that the 1999 plan is to comply with Section 162(m) of the U.S. Tax Code.

  EMPLOYEE SHARE PURCHASE PLAN

     We will also be seeking shareholders' approval to adopt an Employee Share Purchase Plan (ESPP) at our annual general meeting in May. The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of our company through the purchase of its shares, which are paid for through payroll deductions. The ESPP will generally be open to employees of our company and its subsidiaries whose customary employment is more than five months per calendar year and is more than 20 hours per week, and who have been employed by our company or such subsidiary for at least 6 months, subject to the following:

     - where the employee's participation is prohibited by the law of any country which has jurisdiction over him or her; or

     - where the employee is subject to a collective bargaining agreement that does not provide for participation in the ESPP; or

     - where the employee, immediately after his or her election to purchase shares under the ESPP, would own shares exceeding 5% of the total combined voting power or value of all classes of shares in the capital of our company or any parent or subsidiary of our company.

     We will also be seeking approval to establish a separate Share Purchase Plan, or SMP ESPP, for employees of Silicon Manufacturing Partners or SMP, where Chartered holds a 49% equity interest. The terms of this plan will be substantially similar to the terms of the preceding plan. The aggregate number of shares that are available for purchase under our company ESPP and the SMP ESPP is 10,000,000 ordinary shares of our company.

                           RELATED PARTY TRANSACTIONS

FINANCIAL SUPPORT PROVIDED TO US BY SINGAPORE TECHNOLOGIES GROUP

     Through its subsidiary, ST Treasury Services Ltd, ST currently provides us with short-term financing and guarantees some of our debt. Certain of our loan agreements require ST to own at least a majority of our outstanding ordinary shares. ST and ST Treasury Services Ltd have also in the past provided loans to us and have entered into forward foreign exchange contracts with us to hedge transactions denominated in Singapore dollar and Japanese Yen, primarily for principal and interest payments on our Singapore dollar denominated debt and certain of our equipment purchase commitments with foreign vendors. As of December 31, 2000, approximately $159.4 million of our debt was guaranteed by ST at no cost. In addition, $98.7 million of our debt was guaranteed by commercial banks at the request of ST, at a weighted average cost to us of 0.29%.

     In addition, from time to time we advance funds to, or borrow funds from, ST Treasury Services Ltd. (and from ST prior to the second half of 1998). In general, advances to and borrowings from ST and ST Treasury bear interest at rates comparable to the rates offered by commercial banks in Singapore, are unsecured and are repayable for periods not more than three months on a renewable basis. The amount of interest income received from ST in 1998 was $0.7 million. The amount of interest income received from ST Treasury in 1998, 1999 and 2000 was $1.0 million, $2.8 million and $27.0 million respectively. The amount of interest expense paid to ST was $6.6 million in 1998. The amount of interest expense paid to ST Treasury in 1998 and 1999 was $2.3 million and $0.1 million, respectively. The average rate of interest payable in 1998 and 1999 to ST and ST Treasury for our Singapore dollar denominated borrowings was 7.13% and 2.74% respectively, and 6.33% and 6.13% respectively, for our U.S. dollar denominated borrowings.

     We have also entered into an oral multi-currency credit facility with ST Treasury in connection with our borrowing arrangements with it. Under this facility, ST Treasury has agreed to make available to us funds of up to $100 million. We may, upon notice to ST Treasury, draw down at any time any amount available under the facility. We are not restricted in our utilization of drawn funds. Funds drawn under the facility are required to be repaid within one year of the date on which they are drawn. Payment schedules and directions will be as agreed to by us and ST Treasury at the time of the draw down. Unless otherwise agreed to, amounts drawn under the facility are unsecured and neither we nor ST Treasury are subject to conditions or events of default. Interest on drawn funds accrues at a rate based on the monthly average interest rate of three banks, as chosen by ST Treasury. As of December 31, 2000, there were no unsecured borrowings outstanding under this facility.

     While ST has historically provided credit and other support to us, ST has no obligation to continue doing so and the availability and amount of such support will depend on various factors, including our ability to raise funds without such support and the expenses relating to such fundraising.

CORPORATE SERVICES PROVIDED TO US BY SINGAPORE TECHNOLOGIES

     We have a service agreement with ST pursuant to which it provides us with services and support which are tangible as well as intangible in nature. The services provided by ST include management and corporate support services, such as treasury, cash management, internal audit, training, executive resources and corporate secretarial services. In addition, ST is able to offer us the benefits of a global network and the "Singapore Technologies" name and ST's wide spectrum of industries provide us with operational and financial leverages in our dealings with external third parties. In return for those services, support and benefits, we currently pay ST an annual management fee based on a service based fee arrangement. In addition, we reimburse ST for the third-party costs and expenses it incurs on our behalf.

     In 1998, 1999 and 2000, we paid management fees to ST of $4.9 million, $3.8 million and $4.3 million respectively. In addition, we reimbursed ST for costs and expenses incurred on our behalf, principally certain of our payroll expenses paid through ST. Those reimbursements totaled $5.7 million, $6.5 million and $18.6 million in 1998, 1999 and 2000 respectively.

     The service agreement expires in the event we cease to be a subsidiary of ST. It can be terminated by ST upon our prolonged failure to pay the management fees due to ST. The management fees we pay ST under the service agreement are itemized to allow us to compare them with similar services provided by unrelated third parties. We also believe that we derive economic benefits from the corporate services and support ST provides us. For example, ST guarantees a portion of our debt without fees or covenants and provides standby credit facilities without charge. In addition, we have used ST's leverage to secure loans and terms (including interest rates and covenants) that we would not otherwise have obtained.

     In the event that the service agreement is terminated, however, we will be required to provide the corporate services previously provided by ST either internally or obtain them from third parties and the cost to us could be greater than that charged by ST.

OTHER TRANSACTIONS WITH THE SINGAPORE TECHNOLOGIES GROUP

     We transact business with ST and its affiliates in the normal course of our respective businesses. We recorded sales to Tritech of $6.2 million and $1.3 million in 1998 and 1999, respectively. These sales represented 1.5% and 0.2% of our net sales for the respective periods. Tritech was placed under judicial management on July 2, 1999 and commenced winding-up proceedings on October 15, 1999. They are still in the process of being wound up.

     We paid STATS $22.7 million, $33.9 million and $29.6 million in 1998, 1999 and 2000, respectively, for services rendered in those years. We also paid other affiliates of ST $1.4 million, $7.6 million and $0.6 million in 1998, 1999 and 2000, respectively, for services rendered in those years. We purchased $0.9 million $0.6 million and $0.6 million in assets from affiliates of ST in 1998, 1999 and 2000, respectively. We also paid affiliates of ST $1.1 million, $0.1 million and $0.7 million in 1998, 1999 and 2000 respectively, for construction costs rendered in those years.

     Fabs 2 and 3 and our corporate offices are located on land leased to ST by Jurong Town Corporation, or JTC, a statutory board established by the Government of Singapore to develop and manage industrial estates in Singapore. These leases run until 2024 with conditional options to extend for another 30 years. We have entered into sub-leases with ST for the entire term of the leases for Fabs 2 and
3. The sub-leases for Fab 2 and Fab 3 require us to make rental payments to ST at rates equal to the rent paid by ST to JTC for the subject land through 2006 for Fab 2 and 2024 for Fab 3. The rental rates may be re-negotiated thereafter. In total, we paid ST $1.6 million, $2.5 million and $1.2 million in lease payments for 1998, 1999 and 2000, respectively.

     CSP leases the land on which Fab 6 is located from ST, which in turn leases it from JTC. The agreement provides for the land to be leased to ST until 2027, with a conditional option to extend for an additional 30 years. CSP makes rental payments to ST at rates equal to the rent paid by ST to JTC for the subject land through 2027. CSP paid ST $0.9 million, $1.1 million and $0.7 million in lease payments for 1998, 1999 and 2000, respectively. We expect ST to lease the land on which Fab 7 is situated from JTC and to sub-lease that land to us on terms similar to those of our other leases with ST.

     Some of our insurance coverage is held under various insurance policies which are negotiated and maintained by ST but billed directly to us. This enables us to benefit from the group rates negotiated by ST.

     We also engage in transactions with other companies directly or indirectly controlled by Temasek Holdings, the parent company of Singapore Technologies, in the ordinary course of business. These transactions, such as the purchase of power from Singapore Power, phone services from Singapore Telecom and airline tickets from Singapore Airlines are on customary terms and conditions and are generally not subject to additional review by the Audit Committee.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of as of February 28, 2001, based on an aggregate of 1,380,266,279 ordinary shares outstanding as of such date:

     - each person or group of affiliated persons who is known by us to beneficially own 5% or more of our ordinary shares;

     - each of our directors and our chief executive officer; and

     - all of our directors and executive officers as a group.

                                                               ORDINARY SHARES(1)
                                                              BENEFICIALLY OWNED(2)
                                                              ---------------------
SHAREHOLDER                                                     NUMBER      PERCENT
-----------                                                   -----------   -------
Singapore Technologies Pte Ltd(3)...........................  499,121,152    36.2%
Singapore Technologies Semiconductors Pte Ltd(3)............  339,953,228    24.6%
Ho Ching....................................................      180,000       *
Lim Ming Seong..............................................            0       *
Barry Waite.................................................    2,522,040       *
Sum Soon Lim................................................      390,145       *
James H. Van Tassel.........................................      219,929       *
Aubrey C. Tobey.............................................      142,112       *
Robert E. La Blanc..........................................       88,312       *
Andre Borrel................................................      155,312       *
Charles E. Thompson.........................................      155,312       *
Koh Beng Seng...............................................       67,600       *
Tsugio Makimoto.............................................       29,000       *
Premod Paul Thomas..........................................       38,000       *
All directors and senior management(4) as a group (23
  persons)..................................................    7,429,791       *

---------------

*  Less than 1% of our outstanding shares
(1) The number of ordinary shares listed in this table includes ordinary shares held directly or in the form of ADSs.
(2) Gives effect to the ordinary shares issuable within 60 days of February 28, 2001 upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to ordinary shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all ordinary shares beneficially owned.
(3) As of February 28, 2001, Temasek Holdings (Private) Limited, the principal holding company of the Government of Singapore, owned 78.6% of Singapore Technologies Pte Ltd, or ST, and 100% of Singapore Technologies Holdings Pte Ltd, or ST Holdings. ST Holdings owned 21.4% of ST which, in turn, owns 100% of Singapore Technologies Semiconductors Pte Ltd, or ST Semiconductors. Temasek may be deemed to beneficially own the shares directly owned by ST and ST Semiconductors because it is the parent company of ST and ST Holdings. ST and ST Semiconductors have the same voting rights as our other shareholders. Over the last three years, ST's percentage shareholding of our outstanding shares as of December of each year has changed from 49.9% in 1998 to 39.0% in 1999 and to 36.2% in 2000. ST Semiconductor's percentage shareholding of our outstanding shares for the same period has changed from 40.0% in 1998 to 31.0% in 1999 and to 24.6% in 2000.
(4) Each of our senior management owns less than 1% of our outstanding shares.

     As of February 28, 2001, 326,578 of our ordinary shares, representing 0.02% of our outstanding shares, were held by a total of 37 holders of record with addresses in the United States. As of the same date, 8,893,487 of our ADSs (representing 88,934,870 ordinary shares), or 6.44% of our outstanding shares, were held by a total of eight registered holders of record with addresses in the United States. Since some of these ordinary shares and ADSs were held by brokers or other nominees, the number of record holders in the United States may not be representative of the number of beneficial holders or of where the beneficial holders are resident.

                      DESCRIPTION OF THE CONVERTIBLE NOTES

     The convertible notes will be issued under an indenture to be dated as
of         , 2001, as supplemented by a supplemental indenture to be dated as
of         , 2001, between us and Wells Fargo Bank Minnesota, National
Association, or Wells Fargo, as trustee. Unless we state otherwise, when we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by the supplemental indenture. The Trust Indenture Act of 1939, as amended, will govern the terms of the indenture. References to "we," "us," "our" and "Chartered" in this section refer only to Chartered Semiconductor Manufacturing Ltd and its successors under the indenture and do not include subsidiaries of Chartered.

     The following description of the terms of the indenture and the convertible notes is a summary. This summary does not restate the indenture or the convertible notes in full and excludes certain definitions and complex legal terminology contained in the indenture. While we believe this summary contains all of the information about the indenture important to your decision to purchase the convertible notes, it does not include all of the provisions of the indenture that you may feel are important. It is the indenture, and not this summary, that will define your rights as a holder of convertible notes. A copy of the proposed form of indenture (excluding the supplemental indenture) has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and is available as set forth under "Where You Can Find More Information" in the accompanying prospectus.

     Additionally, the general terms and provisions of the debt securities described in the accompanying prospectus under "Description of Debt Securities" apply to the convertible notes except to the extent that the specific description of the terms of the convertible notes and the indenture in this prospectus supplement is inconsistent, in which case the description of the specific terms and conditions in this prospectus supplement will apply.

GENERAL

     We will issue US$       million aggregate principal amount of convertible
notes and up to US$       million additional aggregate principal amount of
convertible notes if the underwriter in the convertible note offering exercises its over-allotment option in full. The convertible notes will be our unsecured, senior, unsubordinated indebtedness, and will rank equal to our present and future unsecured, senior, unsubordinated indebtedness, as described below under
"-- Ranking." We are required to pay        % of the principal amount of the
convertible notes when they mature on          , 2006.

     The convertible notes will bear interest at the rate per annum indicated on
the cover page of this prospectus supplement from          , 2001 or from the
most recent interest payment date to which interest has previously been paid or
provided for. Starting from          , 2001, the first interest payment date, we
will pay interest semi-annually on          and          of each year to holders
of convertible notes on the          or          immediately preceding such
interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If we default on any principal payment, whether at the stated maturity or otherwise, the convertible notes will continue to accrue interest and, to the extent permitted by law, interest will accrue on any overdue interest at the interest rate applicable to the convertible notes.

     You may convert the convertible notes into our shares or ADSs at any time after 30 days from the original issuance of the convertible notes and before the close of business on the third business day prior to the earlier of (1) the
maturity date, which is          , 2006, or (2) the redemption date fixed for
early redemption. The initial conversion price per share will be as stated in "Prospectus Supplement Summary -- The Offering -- Conversion," but may be subsequently adjusted. More details concerning conversion are described below under "-- Conversion."

     We may redeem the convertible notes at our option in whole or, in part, at
any time on or after         , 2003 at the redemption price as described below
in "-- Redemption and Repurchase Price," if the closing price of our shares or ADSs for any 20 trading days in any 30 consecutive trading day period exceeds the conversion price per share or ADS by a percentage, as described below in "-- Optional Redemption by

Chartered." In addition, the convertible notes may be subject to redemption at our option as described below in "-- Optional Tax Redemption by Chartered." You may require us to repurchase the convertible notes at your option as described below in "-- Repayment at Option of Holders."

     The convertible notes will not be entitled to the benefits of any sinking fund.

     The convertible notes will be issued only in fully registered form, in denominations of US$1,000 and integral multiples of US$1,000.

     All calculations relating to redemption and conversion, including adjustment of conversion price, will be made to the nearest 0.01 of a share or other property or the nearest cent; however, fractions of shares will not be issued upon conversion and no cash adjustment will be made in respect of such fractions.

RANKING

     The convertible notes will be our unsecured, senior and unsubordinated obligations. The convertible notes will at all times have the same right of payment without preference among themselves. In addition, the convertible notes will have the same right of payment as all our other existing and future unsecured, senior, unsubordinated obligations. The convertible notes, however, will be effectively subordinated to (1) the indebtedness and other liabilities of our subsidiaries and joint ventures and (2) any of our secured obligations with respect to assets that secure such obligations. The terms of the convertible notes do not prevent us, our subsidiaries or our joint ventures from incurring additional debt in the future, and we, our subsidiaries and our joint ventures are generally permitted to secure this indebtedness.

     We currently conduct some of our business through subsidiaries and joint ventures, and we may in the future conduct additional business through subsidiaries and joint ventures or transfer existing operations and assets to subsidiaries and joint ventures. If we were to transfer our assets to such entities, those assets could be used in some cases by such entities to secure their debt.

     To the extent that we conduct our business through subsidiaries and joint ventures, we will be dependent on the cash flow of our subsidiaries and joint ventures to meet our payment obligations, including the obligation to make payments on the convertible notes. We expect the proportion of our cash flow that is generated by our subsidiaries and joint ventures to increase over the next several years. Our subsidiaries and joint ventures have no obligations to pay any amounts due under the convertible notes or to make any funds available to us for that purpose, whether through dividends, loans or other payments.

     As of December 31, 2000, we had consolidated debt of approximately $582.5 million. This amount includes $315.6 million of debt of our company, which is unsecured and unsubordinated debt and approximately $266.9 million of debt of our subsidiaries, which includes $129.5 million in unsecured and unsubordinated debt and $137.4 million in debt secured by the assets of our subsidiaries. In addition, as of December 31, 2000, our unconsolidated joint venture SMP had $375.0 million of debt which is secured by assets of SMP. As of December 31, 2000, after giving pro forma effect to the convertible note offering, we would
have had consolidated debt of approximately $       million. The convertible
notes would have been effectively subordinated to $266.9 million of this consolidated debt at such date.

GLOBAL SECURITIES AND BOOK-ENTRY SYSTEM

     The convertible notes will be represented by global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme.

     Ownership of beneficial interests in the convertible notes will be limited to persons that have accounts with The Depository Trust Company ("participants") or persons that may hold interests through participants. Upon the issuance of the convertible notes, The Depository Trust Company will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the convertible notes beneficially owned by such participants. The accounts to be credited will be designated by the underwriter or any dealers or agents participating in the distribution of the convertible notes. Ownership of convertible notes will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by The Depository Trust Company (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in the convertible notes.

     So long as The Depository Trust Company, or its nominee, is the registered owner of the convertible notes, The Depository Trust Company or its nominee, as the case may be, will be considered the sole owner or holder of the convertible notes under the indenture. Except as described herein, beneficial owners of the convertible notes will not be entitled to have the convertible notes registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing the convertible notes and will not be considered the owners or holders of the convertible notes under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning the convertible notes must rely on the procedures of The Depository Trust Company and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

     We understand, however, that under existing industry practice, The Depository Trust Company will authorize the persons on whose behalf it holds the convertible notes to exercise certain rights of holders of the convertible notes, and the indenture provides that we, the trustee and our respective agents will treat as the holder the persons specified in a written statement of The Depository Trust Company with respect to the convertible notes for purposes of obtaining any consents or directions required to be given by holders of the convertible notes pursuant to the indenture.

     We will make payments of principal of, and premium and interest on the convertible notes to The Depository Trust Company or its nominee, as the case may be, as the registered holder of the convertible notes. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the convertible notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that The Depository Trust Company, upon receipt of any payment of principal of, premium or interest on the convertible notes, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of the convertible notes held by each participant as shown on the records of The Depository Trust Company. We also expect that payments by participants to owners of beneficial interests in the convertible notes held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those participants.

     We will issue certificated convertible notes in exchange for the global notes if The Depository Trust Company is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the convertible notes represented by one or more global notes and, in that event, we will issue certificated convertible notes in exchange for the global notes. Global notes will also be exchangeable by the holders for certificated convertible notes if an event of default with respect to the convertible notes has occurred and is continuing. Any certificated convertible notes issued will be registered in such name or names as The Depository Trust Company shall instruct the trustee. We expect that such instructions will be based upon directions received by The Depository Trust Company from participants with respect to the convertible notes.

     We will send any redemption notices to Cede & Co. We understand that if less than all of the convertible notes are being redeemed, The Depository Trust Company's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

     The Depository Trust Company has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. The Depository Trust Company accepts securities for deposit from participants and facilitates the clearance and settlement of transactions in securities between participants. This is done through electronic book-entry changes in accounts of its participants, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers (including the underwriter for the convertible note offering), banks, trust companies and clearing corporations. Indirect access to The Depository Trust Company's systems is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant.

     Euroclear and Clearstream have advised us that they hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. They also interface with domestic securities markets. Euroclear and Clearstream participants include financial institutions, securities brokers and dealers (including the underwriter for the convertible note offering), banks and trust companies. Indirect access to Euroclear or Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant.

     We have obtained the foregoing information in this section concerning The Depository Trust Company, Euroclear and Clearstream and their book-entry systems from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

PAYMENT AND PAYING AGENTS WITH RESPECT TO CERTIFICATED CONVERTIBLE NOTES

     If the convertible notes have been issued as definitive convertible notes, the principal of, and premium and interest on the convertible notes shall be payable at our office or agency maintained for such purpose in The City of New York, Singapore, Luxembourg (at the offices of Kredietbank S.A. Luxembourgeoise in Luxembourg), or at such other office or agency as may be maintained by us for such purpose; provided, however, that, at our option, interest may be paid by check mailed to addresses of the persons entitled thereto as such addresses shall appear on the principal security register. The payment of principal is made against presentation and surrender of the definitive convertible notes at the office of any paying agent.

     All moneys paid by us to a paying agent for the payment of the principal of or premium or interest on any convertible note that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us and, afterwards, the holder of that convertible note may look only to us for payment.

     Claims in respect of payment of principal of, and premium and interest on, the convertible notes will be prescribed unless made within a period of ten years, in the case of principal and premium, and five years, in the case of interest, from the date when the relevant principal, premium or interest becomes due and payable.

EXCHANGE; TRANSFER AGENT

     At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities as we explain in "-- Global Securities and Book-Entry System" above, convertible notes will be exchangeable for convertible notes of any authorized denomination and of the same aggregate principal amount.

     You may present your convertible notes for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of convertible notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with that registration. Transfers or exchanges will become effective once the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar.

     We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the convertible notes. For so long as any convertible notes remain outstanding, we will maintain a transfer agent in Luxembourg. The principal security register of the convertible notes will be kept in New York by the trustee.

NOTICES AND TITLE

     All notices will be published in English in London in the Financial Times and in New York in The Wall Street Journal, provided that for so long as any convertible notes are represented by global notes notices may be given by delivery of the relevant notice to The Depository Trust Company, Euroclear and Clearstream, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made. In addition, for so long as the convertible notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

     We, the trustee and any agent of us or the trustee may treat the person in whose name a convertible note is registered as the absolute owner thereof (whether or not such convertible note may be overdue) for the purpose of making payment and for all other purposes.

REDEMPTION ON MATURITY

     Unless previously redeemed, converted or purchased and canceled, we will
redeem the convertible notes at        % of the principal amount, plus any
accrued and unpaid interest, on        , 2006.

REDEMPTION OR REPURCHASE PRICE

     If we redeem or repurchase your convertible notes for any reason at a time other than at maturity, the redemption or repurchase price that you will receive will equal the principal amount of the convertible notes being redeemed or repurchased together with a premium that would provide you with an annual yield
of        % from        , 2001 to (but excluding) the date of such redemption or
repurchase, computed on a semi-annual internal rate of return bond equivalent basis, taking into account all interest paid on such convertible notes and treating as having been paid when due all interest accrued and unpaid on such convertible notes through the date of determination.

OPTIONAL REDEMPTION BY CHARTERED

     On or after        , 2003, we may redeem the convertible notes in whole or
in part at any time, at a redemption price calculated in the manner described in "-- Redemption and Repurchase Price" above, plus any accrued and unpaid interest to the redemption date, if the closing price of the shares on the Singapore Exchange (translated into U.S. dollars at the prevailing exchange rate) or of the ADSs on the Nasdaq National Market for any 20 trading days in any 30 consecutive trading day period ending not more than five days prior to the date
on which notice of such redemption is given, is at least        % of the
conversion price per share in Singapore dollars (translated into U.S. dollars at
a fixed exchange rate of US$1.00 = S$       ) or of the conversion price per
ADS, in each case as adjusted through, and effective on, such notice date.

     In addition, if at any time the aggregate principal amount of the convertible notes outstanding is less than 5% of the aggregate principal amount originally issued (including any convertible notes issued upon the exercise by the underwriter of its over-allotment option), we have the option to redeem such outstanding convertible notes in whole but not in part at a redemption price calculated in the manner described in "-- Redemption and Repurchase Price" above, plus any accrued and unpaid interest.

     If we elect to redeem the convertible notes, we will give at least 30 days' but not more than 60 days' prior notice to the holders. Notice to holders regarding the early redemption will be published as necessary as described under "-- Notices and Title".

     If less than all of the outstanding convertible notes are to be redeemed, the trustee will select the convertible notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 on a pro rata basis, by lot or by another method that the trustee deems fair and appropriate. If a portion of your convertible notes is selected for partial redemption and you thereafter convert a portion of your convertible notes, the converted portion will be deemed to be of the portion selected for redemption. We may not redeem the convertible notes if we have failed to pay any interest on the convertible notes and such failure to pay is continuing. If we are redeeming any note in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. We will issue, or cause to be issued, a new note in principal amount equal to the unredeemed portion of the note in the name of the holder of the note upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on convertible notes or portions of convertible notes called for redemption unless we default in the payment of the redemption price for the convertible notes.

OPTIONAL TAX REDEMPTION BY CHARTERED

     The convertible notes are redeemable at our option, in whole but not in part, on any date at a redemption price calculated in the manner described in "-- Redemption and Repurchase Price" above, plus any accrued and unpaid interest to the redemption date, if we determine that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of Singapore or any authority thereof or therein having power to tax or any change in the general application or official or judicial interpretation of such laws, regulations or rulings, or any change in the general application or official or judicial interpretation of, or any execution or amendment to, any treaty or treaties affecting taxation to which Singapore is a party, which change, execution or amendment becomes effective on or after the original issue date of the convertible notes, we have been or will be required to pay additional amounts with respect to the convertible notes as described below under "-- Payment of Additional Amounts."

     If we elect to redeem the convertible notes, we will give at least 30 days' but not more than 60 days' prior notice to the holders. Notice of the exercise of our optional tax redemption will also be published as necessary as described below under "-- Notices and Title." Prior to any such redemption, we will provide the trustee with a legal opinion that the conditions precedent to such redemption have occurred.

CONVERSION

  GENERAL

     You have the option to convert any portion of the principal amount of any convertible note that is an integral multiple of US$1,000 into shares or ADSs by delivering the convertible note to the offices of the trustee or the Luxembourg paying agent as set forth below at any time after 30 days from the original issuance of the convertible notes and before the close of business on the third
business day prior to the earlier of (1) the maturity date, which is        ,
2006, or (2) the redemption date fixed for early redemption. The initial conversion price per share is set forth in "Prospectus Supplement Summary -- The Offering -- Conversion," which may be adjusted as described below in "-- Adjustment of Conversion Price." However, unless we default in making the payment due upon redemption, your right to convert a convertible note called for redemption will terminate at the close of business on the third business day prior to the redemption date and will be lost if not exercised prior to that time.

     The number of shares to be issued upon conversion will be determined by dividing the aggregate principal amount (translated into Singapore dollars at a
fixed exchange rate of US$1.00 = S$       ) of all convertible
notes to be converted by a holder by the conversion price per share in effect on the date of conversion. You will not be entitled to receive physical share certificates in respect of the shares arising from the conversion of the convertible notes but will instead be entitled to have delivery of the shares effected by crediting such shares to your securities account or the securities account of your depository agent with The Central Depository (Pte) Limited, or CDP. We will allot and issue the shares to you in accordance with your instructions as set out in the conversion notice and will deliver to CDP the share certificate(s) relating to such shares in the name of CDP for the credit of your securities account or your depository agent's securities account as specified in the conversion notice as soon as practicable, but in no event later than 14 days after the date of conversion, subject to all applicable laws and in accordance with the indenture. The shares issuable upon conversion will be fully paid and nonassessable and will rank equally with all our ordinary shares.

     If you elect to receive ADSs instead of shares, the shares issuable upon conversion will be deposited as soon as practicable, subject to applicable laws and in accordance with the indenture, with the depositary for the issuance of ADSs in accordance with the applicable terms and conditions of our deposit agreement with the depositary. You should refer to "Description of American Depositary Shares" in the accompanying prospectus for details. We will not issue fractional shares upon conversion or deposit such fractional shares with the depositary, and no cash adjustments will be made in respect of any such fraction. The depositary cannot issue fractional ADSs under the terms of the deposit agreement. As a result, upon deposit with the depositary you will receive only whole numbers of ADSs in respect of the deposited shares. In lieu of fractional ADSs, the conversion agent will sell the shares representing such fractional amounts and distribute the net proceeds from the sale to you.

     You may convert all or any of the convertible notes you hold by delivering the convertible note or convertible notes during normal business hours at the office of Wells Fargo, our conversion agent, in the Borough of Manhattan, The City of New York or the office of Kredietbank S.A. Luxembourgeoise, Luxembourg, accompanied by a duly signed and completed conversion notice, a form of which may be obtained at these offices. The conversion date will be the date on which the convertible note and the duly signed and completed conversion notice are so delivered and any required expenses or taxes are paid.

     A conversion notice once given will be irrevocable and may not be withdrawn without our written consent. We or any conversion agent on our behalf may reject any incomplete or incorrect conversion notice. All costs and expenses incurred by an incomplete or incorrect conversion notice will be for the account of the relevant holder.

     If you surrender a convertible note for conversion after the close of business on a record date relating to an interest payment date but before the opening of business on that interest payment date, you will receive the interest payable on the convertible note on the interest payment date notwithstanding the conversion. Accordingly, in such cases, the convertible note you surrender for conversion must be accompanied by payment of an amount equal to the interest which you will receive on the interest payment date. The above does not apply to any convertible note called for redemption on a redemption date prior to that interest payment date. Except as described above, we will not pay interest on converted convertible notes on any interest payment date subsequent to the date of conversion. No other payment or adjustment for accrued and unpaid interest or dividends on our shares will be made upon conversion, other than in limited circumstances as set forth in the supplemental indenture. If shares are issued upon conversion after the close of business of a record date with respect to dividends, rights, allotments or other distributions, the holder of these shares will not be entitled to receive any such dividends, rights, allotments or other distributions payable to our shareholders with respect to that record date.

     Holders of convertible notes will not be entitled to pro rata subscription rights with respect to future issues by us or any of our subsidiaries of shares or ADSs, or securities or rights which are convertible into shares or ADSs.

     Holders are required to pay to the relevant agent any taxes and capital, stamp, issue and registration duties arising on conversion, other than any taxes or capital or stamp duties payable in Singapore in respect of the allotment, issuance and listing of shares upon conversion. In addition, holders will be required to pay any tax or duty relating to any disposal or any deemed disposal relating to the conversion and transfer involved in the issue or delivery of our shares upon conversion. We will pay all other expenses arising on the issue, allotment and delivery of the shares issuable upon conversion. If you elect to receive ADSs instead of shares upon conversion, you will be required to pay applicable fees and expenses of the depositary as described in the accompanying prospectus under "Description of American Depositary Shares." Certificates representing our shares or ADSs will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

  ADJUSTMENT OF CONVERSION PRICE

     The conversion price per share will be adjusted upon the occurrence of certain customary dilutive events as provided in detail in the supplemental indenture and summarized below. In each case, the adjusted conversion price is determined by multiplying the conversion price before adjustment, denoted as "P," by an applicable adjustment factor. The formulae for determining the adjustment factors are set forth below. In each case, the conversion price will be adjusted with effect from the applicable effective date as described below.

     (1) SHARE DIVIDENDS; SHARE SPLITS AND CONSOLIDATIONS.  If we:

        (a) pay a dividend or make a distribution on our shares in the form of our shares, other than a cash dividend or distribution, in each case, that permits the recipient to elect to receive our shares instead of cash;

        (b) split or reclassify our outstanding shares into a greater number of shares; or

        (c) consolidate or reclassify our outstanding shares into a lesser number of shares,

     the conversion price will be adjusted as follows:

                                           X
Adjusted conversion price   =    P    x   --
                                           Y

     where:

     "X" means the number of shares outstanding immediately prior to the effectiveness of the relevant event giving rise to the adjustment; and

     "Y" means the number of shares outstanding immediately after the effectiveness of the relevant event giving rise to the adjustment.

     The effective date for an adjustment under paragraph (1)(a) is the record date we set for the relevant dividend or distribution. The effective date for an adjustment under paragraph (1)(b) or (1)(c) is the date on which the split, reclassification or consolidation event becomes effective.

     (2) ISSUANCES OF SHARES AND RIGHTS. If we issue or distribute our shares, other than as described in (1) above, or any of our subsidiaries issue or distribute any securities or rights which are convertible into or exchangeable for our shares, or issue or distribute any warrants or rights to purchase or subscribe for our shares, in each case, to all or substantially all holders of our shares; and the applicable issue, distribution, conversion, exchange, purchase or subscription price per share, after taking into account any per share consideration received by us in respect of that issuance or distribution, is below 95% of the average market price (calculated as described below) of our shares as of the date of announcement of details concerning that price, the conversion price will be adjusted as follows:

                                 (S + f)
Adjusted conversion price = P x  --------
                                 (S + a)

     where:

     "S" means the number of shares outstanding on the date of announcement of details concerning the relevant issuance, distribution, conversion, exchange, purchase or subscription price;

     "f" means the number of additional shares which the aggregate applicable issuance, distribution, conversion, exchange, purchase or subscription price (taking into account any aggregate consideration received by us in respect of that issuance or distribution) would purchase at the average market price of our shares as of that date of announcement; and

     "a" means the number of additional shares which are issued or are initially issuable pursuant to the terms of the securities or rights that are the subject of that issuance or distribution.

     The effective date for an adjustment under this paragraph (2) is the record date we set for that issuance or distribution.

     In case of any adjustment as a result of issuance of our shares by way of a rights offering to all or substantially all holders of our shares, we may elect to defer the effectiveness of that adjustment until the subscription period applicable to such rights offering has expired. In that case, the conversion price should be adjusted using elements "f" and "a" in the above formula that are calculated on the basis of the actual number of shares issued and aggregate purchase price actually paid in the rights offering. The adjustment will take effect retroactively from the record date we set for the rights offering.

     (3) ISSUANCES AND DISTRIBUTIONS OF SECURITIES, ASSETS AND RELATED
RIGHTS. If we issue or distribute, for less than 95% of their fair market value (as defined below), to all or substantially all holders of our shares, any

        (a) securities other than securities addressed by (1) or (2) above or
     (5) below,

        (b) assets, other than cash dividends addressed by (4) below or other cash dividends or dividends in kind, in each case declared and paid in the ordinary course (as described below), but, for the avoidance of doubt, including any dividend or portion of such dividend which constitutes a redemption of share capital as part of a reduction in par value of the shares, or

        (c) rights to acquire the securities or assets described in paragraphs 3(a) and 3(b),

     the conversion price will be adjusted as follows:


                                 (M - d)
Adjusted conversion price = P x  -------
                                    M

     where:

     "M" means the average market price per share as of the date of announcement of terms of the issuance or distribution; and

     "d" means the fair market value of the portion of the securities, assets or rights to acquire any of the foregoing as is attributable to one share, less any consideration received by us in respect of such portion. The fair market value will be as determined by our board of directors, which determination will be conclusive and calculated on the last trading date preceding such date of announcement.

     For purposes of this paragraph (3), dividends "in the ordinary course" shall mean, with respect to any fiscal year, the declaration and payment by us of no more than (i) an interim dividend with respect to our interim financial results for such fiscal year and (ii) a final dividend with respect to our full year financial results for such fiscal year.

     The effective date for an adjustment under this paragraph (3) is the record date we set for that issuance or distribution.

     (4) EXTRAORDINARY CASH DIVIDENDS. If we issue or distribute an extraordinary dividend in the form of cash (as described below), the conversion price will be adjusted as follows:


                                 (M - e)
Adjusted conversion price = P x  -------
                                    M

     where:

     "M" has the same meaning as in paragraph (3) above; and

     "e" means the extraordinary dividend payable on one share.

     For purpose of this paragraph (4), an extraordinary dividend occurs if the total current dividend (as described below) equals or exceeds on a per share basis:

        (i) if we have never declared or paid any cash dividend: 2% of the one-year average closing price (as described below) of the shares; or

        (ii) if we have declared and paid at least one cash dividend: the lower of (1) twice the reference dividend (as described below) and (2) the reference dividend plus 1% of the one-year average closing price of the shares.

     In the case of (i) above, the extraordinary dividend will be the amount by which the total current dividend exceeds 2% of the one-year average closing price of the shares, and in the case of (ii) above, the extraordinary dividend will be the amount by which the total current dividend exceeds the reference dividend. For the avoidance of doubt, all amounts are on a per share basis.

     For purposes of this paragraph (4):

     "Total current dividend" means any and all cash dividends declared by us on the shares, prior to the deduction of any withholding tax plus any corporate tax attributable to that dividend, in the period starting from the beginning of the fiscal year in which the record date set for the dividend that may result in an adjustment falls and ending on and including that record date (including the dividend that may result in an adjustment), other than any dividend or portion thereof which previously resulted in an adjustment under this paragraph (4).

     "Reference dividend" means, at any time, the largest aggregate amount of cash dividend(s) declared with respect to any previous fiscal year (or any interim period of such fiscal year) on a per share basis.

     "One-year average closing price" means the arithmetic average of the official closing price per share quoted on the Singapore Exchange for each stock exchange trading day during the 365 consecutive day period ending on the record date set for the dividend that may result in an adjustment.

     The effective date for an adjustment under this paragraph (4) is the record date we set for that issuance or distribution.

     (5) SPIN-OFFS. If we pay a dividend or make a distribution to all or substantially all holders of our shares consisting of shares of any class or series, or similar equity interests, of or relating to any of our subsidiaries or other business units, the conversion price will be adjusted as follows:


                                  (D)
Adjusted conversion price = P x ------
                                 D + v

     where:

     "D" means the arithmetic mean of the daily post-distribution prices of our shares for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the Singapore Exchange (the "ex-dividend date").

     "v" means the fair market value of the portion of the securities distributed as is attributable to one share less any consideration received by us in respect of such portion.

     For purposes of this paragraph (5):

     "Fair market value" means the number of securities distributed in respect of each share multiplied by the arithmetic mean of the daily post-distribution prices of those securities distributed for the 10 trading days commencing on and including the fifth trading day after the ex-dividend date.

     "Post-distribution price" of shares or any similar equity interest on any date means the closing per unit sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for trading of such units on a "when issued" basis without due bills (or similar concept) as reported in the composite transactions for the principal securities exchange on which such share or equity interest is traded provided that if on any date such units have not traded on a "when issued" basis, the post-distribution price shall be the closing per unit sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for trading of such units on a "regular way" basis without due bills (or similar concept) as reported in the composite transactions for the principal securities exchange on which such share or equity interest is traded. In the absence of such quotation, we will determine the post-distribution price on the basis of such quotations which reflect the post-distribution value of the shares or equity interests as we consider appropriate.

     The effective date for an adjustment under this paragraph (5) is the record date we set for that dividend or distribution.

     (6) OTHER ADJUSTMENTS. If we determine after consultation with the trustee for the convertible notes that any other adjustment should be made to the conversion price, we will make such adjustment which is fair and reasonable in our opinion.

     GENERAL ADJUSTMENT PROVISIONS. For purposes of paragraphs (1) to (6) above, as applicable:

     "Average market price" as of a date means the arithmetic mean of the daily closing prices quoted for the shares on the Singapore Exchange for the 10 consecutive stock exchange trading days immediately preceding that date.

     The conversion price may not be reduced so that, on conversion, shares would be issued at a discount to their par value. Except in the case of a consolidation or reclassification of shares described in paragraph (1)(c) above, the conversion price will not be increased as a result of any adjustment.

     In case of an adjustment under paragraph (1), (2) or (3), if the actual amount of adjustment cannot be determined on such record date because certain terms of issuance or distribution have not been determined, we may elect to defer the effectiveness of such adjustment until it can be determined and such adjustment will take effect retroactively from the record date set for the issuance or distribution.

     If any doubt arises as to the appropriate adjustment to the conversion price, a certificate of our auditors at the time will be conclusive and binding on all concerned except in the case of manifest error.

     No adjustment will be made to the conversion price where the adjustment, rounded to the nearest cent as provided below, if applicable, would be less than one percent of the conversion price then in effect. On any adjustment, the resulting conversion price will be rounded to the nearest cent (or the smaller of the nearest cent in the case of two equally near cents). Any adjustment not required to be made and any amount by which the conversion price will be rounded will be carried forward and taken into account in any subsequent adjustment. Holders will be given notice, in the manner described in "-- Notices and Title," of any adjustment in accordance with the indenture and all adjustments will be made in accordance with the provisions contained in the indenture.

     No adjustment will be made to the conversion price where shares or other securities, options or rights to subscribe for or purchase shares or other securities are issued pursuant to any stock option or purchase programs, plans or similar arrangements approved by our shareholders or board of directors.

     If a conversion date falls prior to the effective date of an adjustment of the conversion price in circumstances where the issuance of shares in respect of the exercise of the relevant conversion right falls on or after the effective date, we will issue to the relevant holder the additional number of shares to which that holder would have been entitled had the relevant conversion date fallen immediately following the effective date.

     We may, from time to time to the extent permitted by law, reduce the conversion price of the convertible notes, at the sole discretion of our board of directors, by any amount for any period of at least 20 days, in which case we shall give at least 15 days' notice of such decrease. A decrease in the conversion price would entitle you to receive more shares upon conversion in respect of your convertible notes. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of ordinary shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

  CONVERSION RIGHTS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS

     Under the indenture, we may not consolidate with or merge into any other person or, together with or through one or more of our subsidiaries, convey, transfer or lease all or substantially all of our properties and assets or the properties and assets of our subsidiaries on a consolidated basis to any person, unless the person formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety will execute and deliver to the trustee a supplemental indenture. The supplemental indenture will provide that, among other things, the holder of each convertible note then outstanding will have the rights, during the period such convertible notes shall be convertible as described above under "-- General," to convert the convertible note into the kind and amount of shares, other securities, cash or other assets receivable upon the consolidation, merger, sale or similar event by a holder of the number of shares into which the convertible note might have been converted immediately prior to that consolidation, merger, sale, transfer or similar event. The supplemental indenture will also provide for adjustment to conversion price which, for events subsequent to the effective date of such supplement indenture, shall be as nearly equivalent as may be practicable to the adjustments described above under "-- Adjustment of Conversion Price."

  EXERCISE OF CONVERSION RIGHTS BY THE TRUSTEE

     The supplemental indenture provides that the trustee may, at its absolute discretion, not more than six business days nor less than three business days
prior to (1) the maturity date, which is        , 2006, or (2) the redemption
date fixed for early redemption in respect of an optional redemption by us as described in "-- Optional Redemption by Chartered" and "-- Optional Tax Redemption by Chartered" exercise the conversion rights (on behalf of the relevant holders and absent instructions to the contrary) in respect of such convertible notes due for redemption; provided that the trustee is satisfied or is advised by an investment bank of international repute that the net proceeds of an immediate sale of the shares arising from such conversion (disregarding any liability (other than a liability of the trustee) for taxes or the payment of any capital, stamp, issue or registration duties in relation to such conversion) would be likely to exceed by 5% or more the net proceeds on redemption of the convertible notes.

     All of the shares issued or delivered on such conversion will be sold by or on behalf of the trustee as soon as practicable, and (subject to any necessary consents being obtained and to the deduction by the trustee of any amount which it determines to be payable in respect of its liability for taxes, the payment of any capital, stamp, issue, transfer or registration duties (if any) and any costs incurred by the trustee in connection with the issue, delivery and sale of the shares) the net proceeds of sale together with accrued interest (if any) in respect of such convertible notes will (if not in U.S. dollars) be converted into U.S. dollars as the trustee will consider appropriate and be distributed to the holders of such convertible notes. The amount payable to such holder will be treated for all purposes as the full amount due from us in respect of such convertible notes.

     The trustee will not be liable in any respect for the exercise or non-exercise of its discretion pursuant to the above or the timing of such exercise or in respect of any such sale of shares or conversion of any amounts into U.S. dollars, whether for the timing of any such sale or conversion, the price at which any such shares are sold, the rate at which any such amounts are converted into U.S. dollars or the inability to sell any such shares or make such conversion.

     Any reference in the prospectus supplement to principal in respect of the convertible notes will, unless the context otherwise requires, also be deemed to refer to any amounts which may be payable pursuant to the above.

REPAYMENT AT OPTION OF HOLDERS

     If a repayment event described below occurs, each holder of convertible notes will have the option to require us to repay in cash such holder's convertible notes at a repayment price calculated in the manner described in "-- Redemption and Repurchase Price" above plus any accrued and unpaid interest at the time of the repayment. Each holder may require us to repay all or any part of the convertible notes so long as the principal amount at maturity of the convertible notes being repaid is an integral multiple of US$1,000.

     A repayment event occurs if:

     - other than ST and its affiliates, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of our directors;

     - we consolidate with or merge into any other person, or any other person merges into us, and, in the case of any such transaction, our outstanding shares are reclassified into or exchanged for any other property or securities, unless our shareholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in elections of directors of the corporation resulting from such transaction;

     - our company and our subsidiaries, taken as a whole, sell, assign, convey, transfer or lease all or substantially all of the assets of our company and our subsidiaries, taken as a whole, (other than to one or more of our wholly-owned subsidiaries);

     - any time the continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor corporation to our company); or

     - at any time our shares are not listed on the Singapore Exchange (or its successor) or our ADSs are not listed or admitted to trade on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (or their respective successors).

     In addition, while a consolidation or merger involving us or a reclassification of our shares not resulting in the first two paragraphs above does not constitute a repayment event, it will be subject to certain general restrictions as described under "-- Restrictions on Our Consolidation, Merger and Other Events," and the holders of convertible notes will be entitled to the rights provided under the indenture, including those described under "-- Conversion -- Conversion Rights in Case of Consolidation, Merger or Sale of Assets" above.

     As soon as practicable, but in no event later than five business days after we become aware of the occurrence of a repayment event, we will mail to the trustee and to each registered holder of the convertible notes a written notice which identifies such event and specifies the procedures required for exercise of a holder's right to require us to repay its convertible notes. We will fix the date for repayment on a date that is

45 days from the notice date. Such notice to holders will be published as necessary as specified in "-- Notices and Title."

     Each holder electing to have any of its convertible notes repaid must deliver a written notice to us, the trustee and the paying agent at least 10 days prior to the repayment date. The notice must specify the principal amount of the convertible notes submitted for repayment. The form of such notice can be obtained at the offices of Wells Fargo in New York, New York and Kredietbank S.A. Luxembourgeoise in Luxembourg.

     Note that the definition of change of control in the supplemental indenture includes a phrase relating to the sale, assignment, conveyance, transfer or lease of "all or substantially all" of the assets of our company or of our company and our subsidiaries taken as a whole. There are only a limited number of court decisions interpreting the phrase "substantially all" and, as a result, there is no precise established definition of the phrase under applicable law. Accordingly, your ability as a holder of convertible notes to require us to repurchase your convertible notes as a result of a sale, assignment, conveyance, transfer or lease of less than all of the assets of our company and our subsidiaries, taken as a whole, to another person or group may be uncertain.

     The term "continuing directors" means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the supplemental indenture or (ii) was nominated for election or elected to our board of directors with the approval of (1) a majority of the continuing directors who were members of our board at the time of such nomination or election or (2) ST.

NEGATIVE PLEDGE

     So long as any convertible note remains outstanding, we will not, and will procure that none of our material subsidiaries will, create or permit to subsist any security interest upon the whole or any part of any present or future property or assets to secure the repayment of, or any guarantee or indemnity in respect of, any international investment securities without (i) at the same time or prior thereto securing the convertible notes equally and ratably with such securities or otherwise in a manner satisfactory to the trustee or (ii) providing such other security for the convertible notes as the trustee may, in its absolute discretion, deem to be not materially less beneficial to the holders of convertible notes or as may be approved by an extraordinary resolution of the holders of convertible notes; provided, however, that the foregoing restriction shall not apply to any security interest upon the whole or a part of any property or assets of us or any of our material subsidiaries, which security interest is:

     - to secure any indebtedness evidenced by international investment securities issued by us or by any of our material subsidiaries in each case solely for the purposes of financing the cost of the purchase, development, construction, equipping, alteration, repair or improvement of any property or assets acquired by us or them after [date of issuance of the notes]; provided that (i) the security interest is confined to such property or assets, (ii) the principal amount of the international investment securities secured by such security interest shall not exceed such cost and (iii) the security interest attaches to such property or assets concurrently with or within 120 days of the time of the acquisition of such property or assets or the completion of the activity being financed;

     - to secure any indebtedness evidenced by international investment securities existing on (i) any property or asset of any entity at the time we or one or our subsidiaries acquire such entity after [date of issuance of the notes], whether by merger, consolidation or otherwise or (ii) any property or asset at the time it is acquired by us or one of our subsidiaries after [date of issuance of the notes]; provided that in each case such security interest shall not have been created in contemplation of or in connection with such acquisition;

     - a renewal, extension or replacement (in whole or in part) of any security interest permitted in the above two exceptions.

For purposes of this negative pledge:

     "Material subsidiary" means any of our subsidiaries whose consolidated net revenues or consolidated net assets as shown on its most recent audited consolidated financial statements represents 10% or more of our consolidated net revenues or consolidated net assets, as shown on our most recent audited consolidated financial statements;

     "International investment securities" means any bonds, notes, debentures, debenture stocks, loan stocks, certificates or other instruments evidencing indebtedness (excluding, for the avoidance of any doubt, any loans from banks or other financial institutions or lenders) with a maturity of greater than one year and which (i) are, or are intended to be, listed, quoted or traded on any stock exchange or in any securities market (including, without limitation, any over-the-counter market) and (ii) either (A) are by their terms payable, or confer a right to receive payment, in any currency other than Singapore dollars or (B) are denominated in Singapore dollars and more than 50% of the aggregate principal amount of the offering of such international investment securities is initially distributed outside Singapore by or with our consent.

RESTRICTIONS ON OUR CONSOLIDATION, MERGER AND OTHER EVENTS

     We may not consolidate with or merge into any other person in a transaction in which we are not the surviving entity, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a "successor person") unless:

     - the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of Singapore or any U.S. domestic jurisdiction and expressly assumes, through a supplemental indenture, in a form satisfactory to the trustee, our obligations on the convertible notes and under the indenture;

     - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the supplemental indenture; and

     - we or the relevant person shall have delivered to the trustee an officer's certificate and a legal opinion, each stating that the consolidation, merger, conveyance, transfer or lease and the related supplemental indenture comply with the relevant terms and conditions of the indenture, and that all conditions precedent relating to the transaction have been complied with.

     These conditions shall only apply to a merger or consolidation in which we are not the surviving corporation and to conveyances, leases and transfers by us as transferor or lessor.

     Upon our consolidation with or merger into any other corporation or any conveyance, transfer or lease of all or substantially all of our properties and assets to any person as described above, the successor person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if the successor person had been named in the indenture. In the event of any such conveyance or transfer, we, except in the case of a lease, shall be discharged of all obligations and covenants under the indenture, and the convertible notes and may be dissolved and liquidated. The effect of these events on rights of conversion with respect to the convertible notes is described in "-- Conversion -- Conversion Rights in Case of Consolidation, Merger or Sale of Assets."

PAYMENT OF ADDITIONAL AMOUNTS

     All payments of, or in respect of, principal of, and premium and interest on, the convertible notes shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Singapore or any authority thereof or therein having power to tax unless these taxes, duties, assessments or governmental charges are required to be withheld or deducted. In that event, we will pay by way of additional interest such additional amounts of, or in respect of, principal, premium and interest as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges of Singapore) in the payment to each holder of a convertible note of the amounts that would have been payable in respect of such convertible note had no withholding or deduction been required, except that no additional amounts shall be payable for or on account of:

     - any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that such holder:

       -- was for Singapore tax purposes treated as a resident of Singapore or who is otherwise subject to such taxes, duties, assessments or governmental charges by reason of being connected with Singapore other than through the mere ownership of, or receipt of payment under, such convertible note; or

       -- presented such convertible note more than thirty days after the date on which the payment in respect of such convertible note first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such convertible note for payment on any day within such period of thirty days;

     - any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

     - any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payment of principal of or interest on the convertible notes;

     - any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder or the beneficial owner of a convertible note with a reasonable request by us addressed to the holder (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any reasonable information or reporting requirement, which, in the case of
       (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge; or

     - any combination of the items listed above;

nor shall additional amounts be paid with respect to any payment of the principal of, or premium or interest on, any convertible note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent that payment would be required by the laws of Singapore to be included in income for tax purposes of the fiduciary if the beneficial owner would not otherwise have been entitled to the additional amounts.

     Any reference herein to the payment of the principal of, or premium or interest on, any convertible note shall be deemed to include the payment of additional amounts provided for in the indenture, to the extent that, in such context, additional amounts are, were or would be payable under the indenture.

PURCHASE BY CHARTERED

     We may, in accordance with all applicable laws and regulations, at any time purchase the convertible notes in the open market or otherwise at any price. Any convertible note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the underwriting agreement with the underwriter, be held, re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any convertible notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly. The convertible notes so purchased, while held by or on behalf of us or any of our subsidiaries or affiliates, will not entitle the holder to convert the convertible notes or to vote at any meeting of the holders and shall not be deemed to be outstanding for the purposes of calculating the quorum at a meeting of the holders of the convertible notes or with respect to any matter requiring a vote of the holders.

EVENTS OF DEFAULT

     The following are Events of Default under the indenture with respect to the convertible notes:

     - failure to pay principal of any of the convertible notes when due;

     - failure to pay any premium or interest on any of the convertible notes within 30 days of the due date for payment;

     - failure by us to perform any other covenant in the indenture continued for 60 days after written notice as provided in the indenture;

     - failure to pay upon final maturity the principal of, or acceleration of, any debt by us or any of our material subsidiaries in an aggregate principal amount of at least US$30 million, if such debt is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the indenture; and

     - any event of bankruptcy, insolvency or reorganization for the benefit of our creditors involving us or any of our material subsidiaries.

     "Material subsidiary" means, for purposes of determining whether an event of default has occurred, any of our subsidiaries whose consolidated net revenues or consolidated net assets as shown on its most recent audited consolidated financial statements represents 10% or more of our consolidated net revenues or consolidated net assets, as shown on our most recent audited consolidated financial statements.

     No event of default with respect to a particular series of debt securities of our company (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to the convertible notes. An event of default may also be an event of default under our bank credit agreements in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

     If an event of default with respect to the convertible notes occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding convertible notes may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal and premium of all convertible notes. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities (including the convertible notes) will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities (including the convertible notes). At any time after a declaration of acceleration with respect to the convertible notes has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding convertible notes may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium with respect to the convertible notes, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under "-- Modification and Waiver" below.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding convertible notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding convertible notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the convertible notes.

     No holder of any convertible notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given to the trustee written notice of a continuing event of default with respect to the convertible notes; and

     - the holders of at least 25% in principal amount of the outstanding convertible notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding convertible notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

     Notwithstanding the foregoing, the holder of any convertible notes will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on the convertible notes on or after the due dates set forth above and to institute suit for the enforcement of payment.

     The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the convertible notes of any event of default, or any event which, after notice or lapse of time, or both, would become an event of default (except in respect of payment on any convertible notes) with respect to the convertible notes if its corporate trust committee or a committee of its responsible officers in good faith determines that withholding notice is in the interest of the holders of those convertible notes.

MODIFICATION AND WAIVER

     We and the trustee may modify and amend the indenture and the supplemental indenture in respect of the convertible notes with the consent of the holders of at least a majority in principal amount of the outstanding convertible notes affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected note then outstanding if that amendment will:

     - change the amount of convertible notes whose holders must consent to an amendment or waiver;

     - reduce the rate of or extend the time for payment of interest (including default interest) on any convertible note;

     - reduce the principal of, or premium on, reduce our obligation to pay any additional amounts as described under "-- Payments of Additional Amounts" or change the fixed maturity of any note;

     - alter the redemption or conversion provisions with respect to any convertible note in a manner adverse to the holder thereof;

     - waive a default in the payment of the principal of, premium or interest on any note (except a rescission of acceleration of the convertible notes by the holders of at least a majority convertible in aggregate principal amount of the then outstanding convertible notes and a waiver of the payment default that resulted from that acceleration);

     - change the currency or place of payment of principal of or premium or interest on any convertible note or the method of calculating any such payment;

     - make any change to certain provisions of the indenture relating to, among other things, the right of holders of the convertible notes to receive payment of the principal of, premium and interest on the convertible notes and to institute suit for the enforcement of any payment and to waivers or amendments; or

     - waive a redemption payment with respect to the convertible notes or change any of the provisions with respect to the redemption of the convertible notes.

     Except for specified provisions, the holders of at least a majority in principal amount of the outstanding convertible notes may on behalf of the holders of all convertible notes waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding convertible notes may on behalf of the holders of all convertible notes waive any past default under the indenture and its consequences, except a default in the payment of the principal of, premium or any interest on any convertible notes, or any additional amounts payable, or a violation of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note; provided, however, that the holders of a majority in principal amount of the outstanding convertible notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

FURTHER ISSUES

     In the case of any further issuance by us of convertible notes that are fully fungible with the convertible notes, including in respect of their principal amount, interest rate, redemption dates and terms and conditions of redemption and conversion, we may, without the consent of the holders, and provided that the terms and conditions of such convertible notes so allow, consolidate all such convertible notes, for purposes of redemptions and conversions, so that redemptions and conversions would be made without any distinction in respect of the convertible notes and all convertible notes subsequently issued. In the event of such consolidation, all holders would be members of a single class.

GOVERNING LAW

     The indenture and the convertible notes will be governed by and construed in accordance with the laws of the State of New York.

CONSENT TO SERVICE OF PROCESS

     The indenture provides that we will irrevocably designate CT Corporation System as our authorized agent for service of process in any legal action or proceeding arising out of or in relation to the indenture or the convertible notes brought in any federal or state court in the Borough of Manhattan, The City of New York, New York, and that we will irrevocably submit to the non-exclusive jurisdiction of such courts.

CONCERNING THE TRUSTEE

     Wells Fargo has been appointed as trustee under the indenture. The principal corporate trust office of the trustee is located at Wells Fargo Bank Minnesota, National Association, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. The trustee shall generally act on behalf of the holders of the convertible notes in accordance with the terms and conditions of the indenture.

     The indenture provides that we will indemnify the trustee against any loss, liability or expense incurred without negligence or bad faith of the trustee in connection with the acceptance or administration of the trust created by the indenture.

     Removal of the trustee may be initiated at any time by the holders of not less than a majority in aggregate principal amount of the outstanding convertible notes. We may remove the trustee if, at any time:

     - the trustee shall fail to comply with the provisions of Section 310(b) of the Trust Indenture Act, or

     - the trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a custodian or public officer shall take charge of the trustee or of its property.

                                    TAXATION

     The statements made herein regarding taxation are based on the laws in force as of the date of this prospectus supplement and are subject to any changes in such laws, or in the interpretation of these laws, occurring after such date, which changes could be made on a retroactive basis. The following summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of ordinary shares (directly or in the form of ADSs) and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Prospective purchasers of convertible notes are advised to consult their own tax advisers concerning the overall tax consequences of the acquisition, ownership of or disposition of convertible notes and/or ordinary shares (directly or in the form of ADSs).

SINGAPORE TAXATION

     The statements made herein regarding taxation are based on the tax laws of Singapore in force as of the date of this prospectus supplement and are subject to any changes in such laws or in the interpretation of these laws, occurring after such date, which changes could be made on a retroactive basis. The following is a summary of the material Singapore tax consequences to a holder of the convertible notes or the ordinary shares (collectively, the "Securities") that is not resident in Singapore. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of the Securities, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Prospective purchasers of the Securities should consult their own tax advisers as to the Singapore or other tax consequences of the acquisition, ownership and disposition of the Securities, including, in particular, the effect of any foreign, state or local tax laws to which they are subject.

  IN GENERAL

     Non-resident corporate taxpayers are subject to income tax on income that is accrued in or derived from Singapore, and on foreign income received or deemed received in Singapore, subject to certain exceptions. A non-resident individual is subject to income tax on the income accrued in or derived from Singapore.

     Subject to the provisions of any applicable double taxation treaty, non-resident taxpayers which derive income from Singapore, are subject to a withholding tax on that income at a rate of 24.5% (or 15% in the case of interest, royalty and rental of movable equipment), subject to certain exceptions.

     A company will be deemed resident in Singapore if the control and management of its business is exercised there (for example, if the company's board of directors meets and conducts the business of the company in Singapore). An individual will be deemed resident in Singapore in a year of assessment if, in the preceding year, he was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he resides in Singapore.

     No comprehensive income tax treaty is currently in force between Singapore and the United States which affects the subject matter hereof.

  THE CONVERTIBLE NOTES

     Under the Income Tax Act, Chapter 134 of Singapore (the "Income Tax Act"), Singapore withholding tax, currently at the rate of 15%, is required to be deducted from interest payments made by our company to holders of convertible notes who are not known to us to be resident in Singapore for tax purposes. Holders of convertible notes who are resident in certain countries with which Singapore has entered into agreements for the avoidance of double taxation may be subject to lower rates of withholding tax. Where such interest payments are
(a) derived from any trade, business, profession or vocation carried on or exercised by such holders of convertible notes in Singapore, or (b) effectively connected with any permanent establishment in Singapore of such holders of convertible notes, withholding tax at the rate of 24.5% is required to be deducted from such payments.

     As the issue of the convertible notes has been substantially arranged in Singapore by Merrill Lynch (Singapore) Pte. Ltd., an approved bond intermediary, the convertible notes are "qualifying debt securities" for the purposes of the Income Tax Act. Accordingly, (a) interest on the convertible notes received by a holder who is not resident in Singapore is exempt from Singapore tax provided that such non-residents do not purchase the convertible notes using funds from Singapore operations and (b) interest on the convertible notes received by any company in Singapore is subject to Singapore tax at a concessionary rate of 10%. In addition, income earned by financial institutions in Singapore from trading in the convertible notes during the period from November 23, 1999 to February 27, 2003 is subject to Singapore tax at a concessionary rate of 10%.

     However, notwithstanding the foregoing:

        (i) if during the primary launch of the convertible notes , the convertible notes are issued to less than four persons and 50% or more of the principal amount of the convertible notes is beneficially held or funded, directly or indirectly, by related parties of our company, the convertible notes would not qualify as "qualifying debt securities"; and

        (ii) even though the convertible notes are "qualifying debt securities," if, at any time during the tenor of the convertible notes, 50% or more of the principal amount of the convertible notes is held beneficially or funded, directly or indirectly, by any related party(ies) of our company, interest derived from the convertible notes held by (1) any related party of our company, or (2) any other person where the funds used by such person to acquire the convertible notes are obtained, directly or indirectly, from any related party of our company, shall not be eligible for the concessionary rate of tax of 10%.

     "Related party," in relation to a person, means any other person who, directly or indirectly, controls that person, or is controlled, directly or indirectly, by that person, or where he and that other person, directly or indirectly, are under the control of a common person.

     Notwithstanding that our company is permitted to make interest payments under the convertible notes without deduction or withholding for tax under
Section 45(1) of the Income Tax Act, interest paid on the convertible notes to any person who (i) is a resident in Singapore or a permanent establishment in Singapore or (ii) is a non-resident who has a permanent establishment in Singapore and who has purchased the convertible notes using funds from Singapore operations is subject to Singapore tax and such a person is required under the Income Tax Act to declare any such interest paid in its income tax return submitted to the Comptroller of Income Tax in Singapore.

     In the event that the "qualifying debt securities" status of the convertible notes expires or is withdrawn or revoked and no other applicable exemption is available to our company, our company is obliged to pay such additional amounts as will result in payment to the holders of the convertible notes amounts that would have been payable had there been no withholding or deduction required. See "Description of the Convertible Notes -- Payment of Additional Amounts."

  THE ORDINARY SHARES

     There is no Singapore withholding tax on dividends paid to holders of ordinary shares. Where the holders are non-residents of Singapore, they will generally not be subject to additional tax in Singapore on such dividends received.

     Under Singapore's taxation system, the tax paid by a company at the normal corporate tax rate (currently at 25.5% and reduced to 24.5% effective from the tax year 2002) is deemed paid by its shareholders. Thus, holders of ordinary shares receive dividends on the ordinary shares net of the tax paid by our company. Dividends, either in cash or in any other form, received by either a resident or a non-resident of Singapore are not subject to withholding tax. Shareholders are taxed on the gross amount of dividends (that is, the cash amount of the dividend plus an amount of tax credit equal to the gross amount of dividends multiplied by the corporate income tax rate at the date of payment of the dividend). The tax paid by our company effectively becomes available to shareholders as a tax credit to offset the Singapore income tax liability on the gross amount of dividends received.

     A holder of ordinary shares who is not resident in Singapore is taxed on dividends at the corporate income tax rate. Thus, because tax paid by our company at the normal corporate tax rate is deemed paid by our shareholders, no further Singapore income tax will be imposed on the net dividends received by a non-resident holder of ordinary shares and such non-resident holder will not receive any tax refund from the Inland Revenue Authority of Singapore.

  CAPITAL GAINS TAX

     Under current Singapore tax laws, there is no tax on capital gains, and, thus, any profits from the disposal of the Securities (including upon conversion of a convertible note) are generally not taxable in Singapore unless the seller is regarded as carrying on a trade in securities in Singapore (in which case, any gain upon the disposition of the Securities would be taxable as trade profits rather than capital gains). However, short-term gains from the sale of real property and shares in unlisted companies with substantial real property or real property related assets within three years of the acquisitions of the said real property or, as the case may be, the said shares are generally subject to tax in Singapore.

  STAMP DUTY TAX

     There is no stamp duty payable in respect of the holding of the Securities. No stamp duty is payable on the subscription of new Securities. Where ordinary shares are acquired, and the instrument of transfer is received in Singapore, stamp duty is payable on the instrument of transfer of such ordinary shares at the rate of S$2.00 for every S$1,000 or any part thereof on the higher of the purchase consideration or the market value of such ordinary shares. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where transfers and the instruments related thereto are executed outside Singapore or no instrument of transfer is executed (for example, where the acquisition is through the Singapore Exchange book-entry (scriptless) settlement system), no stamp duty is payable on the acquisition of ordinary shares. Stamp duty may be payable if the instrument of transfer is received in Singapore.

UNITED STATES FEDERAL TAXATION

     The following is a summary of the material U.S. federal income tax consequences that may be relevant to a U.S. holder with respect to the acquisition, ownership and disposition of the convertible notes and ADS (or ordinary shares) into which the convertible notes may be convertible. For purposes of this summary, a "U.S. holder" includes the following:

     - citizens or residents of the United States for United States federal income tax purposes,

     - corporations or other entities created or organized under the laws of the United States or of any political subdivision thereof,

     - persons otherwise subject to United States federal income taxation on their worldwide income regardless of its source,

     - estates the income of which is subject to United States federal income taxation regardless of source, or

     - any trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person.

     This summary deals only with the convertible notes and ADSs (or ordinary shares) into which the convertible notes may be convertible, in each case, held as capital assets (within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address the tax consequences applicable to holders that may be subject to special tax rules, including, without limitation, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding the note or ADSs (or ordinary shares) as a hedge against currency risks or as a position in a "straddle" or "conversion transaction" or other integrated investment transaction for tax purposes, persons whose "functional currency" is not the U.S. dollar, holders that have elected to mark-to-market accounting or holders of 10% or more, by voting power or value, of the stock of our company (taking into account ADSs into which the convertible notes may be convertible). It also does not deal with holders other than original purchasers. If a partnership holds the convertible notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary is based upon the Code, existing temporary and proposed Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or interpretations, any of which may be applied retroactively and could affect the tax consequences described below. This summary is based in part on the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. We believe, and the following discussion assumes, that our company is not, and will not become in the future, a "passive foreign investment company" within the meaning of the Code.

     EACH PROSPECTIVE PURCHASER SHOULD CONSULT A TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF CONVERTIBLE NOTES OR ADSS.

CONVERTIBLE NOTES

     This discussion is generally limited to the tax consequences to initial holders of the convertible notes that purchased the convertible notes at the "issue price". For this purpose, the "issue price" of a note is the first price at which a substantial part of the convertible notes were sold to the public for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

  STATED INTEREST

     Stated interest and additional amounts (without reduction for any Singapore taxes) on a note will be taxable to a U.S. holder as ordinary income either at the time it accrues or is received in accordance with such U.S. holder's method of accounting.

     It is expected presently that no Singapore withholding taxes would be imposed on payment of interest to U.S. holders. See discussions under "-- Singapore Taxation -- the Convertible Notes." If, contrary to such expectations, any Singapore withholding taxes are imposed on such interest, such taxes will be treated as foreign income taxes eligible for credit against a U.S. holder's U.S. federal income tax liability, subject to generally applicable limitations and conditions or, at the election of the U.S. holder, eligible for deduction in computing such U.S. holder's taxable income. Stated interest will constitute income from sources without the U.S. for foreign tax credit purposes. Such income will generally constitute "high withholding tax interest" for U.S. foreign tax purposes, if the Singapore rate applicable to the U.S. holder is 5 per cent or higher. If the rate is below 5 per cent, such income generally will constitute "passive income" or, in the case of a U.S. holder that is a financial services entity, "financial services income." The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. holder's particular circumstances. Accordingly, investors should consult their tax advisers regarding the creditability or deductibility of those taxes.

  ORIGINAL ISSUE DISCOUNT

     The convertible notes will have original issue discount, or "OID," for U.S. federal income tax purposes. As a result, U.S. holders of convertible notes will generally be required to include OID in gross income for U.S. federal income tax purposes under a constant yield accrual method, regardless of their method of accounting, in advance of the receipt of cash attributable to such income. However, U.S. holders of the notes generally will not be required to include separately in income cash payments received on such notes to the extent such payments constitute payments of previously accrued OID.

     The convertible notes will be treated as issued with OID equal to the excess of the "stated redemption price at maturity" of a note over its issue price. The stated redemption price at maturity of a convertible note is the total of all payments on the note that are not payments of "qualified stated interest." Qualified stated interest is interest that is unconditionally payable, in cash or property (other than debt instruments of our company), at least annually at a single fixed rate during the entire term of the note that appropriately takes into account the length of intervals between payments. Stated interest on the convertible notes will be treated as qualified stated interest.

     The amount of OID includible in income by a U.S. holder of a convertible note, or "accrued OID," is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. holder holds such note. The daily portion is determined by allocating to each day in any "accrual period" a pro-rata portion of the OID that accrued in such period. For this purpose, the term "accrual period" means an interval of time of one year or less; provided that each scheduled payment of principal or interest either occurs on the final day of an accrual period or the first day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (a) the product of the convertible note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such periods, over (b) the amount of stated interest allocable to such accrual period. Special rules may apply for calculating OID for an initial short accrual period, if any. The "adjusted issue price" of a convertible note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note (other than payments of stated interest) on or before the first day of the accrual period. The "yield to maturity" is the discount rate that, when used to compute the present value of all payments to be made under a note, produces an amount equal to the issue price of the note.

     Some events will result in redemption rights and obligations with respect to the convertible notes as specified in this prospectus supplement. Computation of OID on the notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the stated payment schedule of the notes is significantly more likely than not to occur. In addition, solely for purposes of computing OID, it is assumed that our company will exercise any unconditional option to redeem convertible notes if such exercise will minimize the yield-to-maturity of the debt instrument. We do not intend to treat the redemption provisions described in this prospectus supplement as affecting the computation of OID on the notes. U.S. holders may wish to consult their tax advisors regarding the treatment of such contingencies under the rules applicable to instruments issued with OID.

     A U.S. holder generally may make an irrevocable election to include in its income its entire return on a convertible note (i.e., the excess of all remaining payments to be received on the convertible note, including payments of stated interest, over the amount paid by such holder for the convertible note) under the constant yield method described above.

     For U.S. foreign tax credit purposes, OID on convertible notes will constitute income from foreign sources.

  SALE OR REDEMPTION

     A U.S. holder generally will recognize gain or loss on the sale or exchange of the convertible notes (other than a conversion, as discussed below) equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale or exchange (other than in respect of accrued and unpaid interest thereon, which will be taxable as such) and (ii) the U.S. holder's adjusted tax basis therein (other than any tax basis attributable to accrued and unpaid interest or OID). A U.S. holder's tax basis in a note will generally equal the initial basis (generally its cost) increased by the accrued OID for prior accrual periods and reduced by any payments made on such note (other than payments of stated interest). Gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the note had been held by the U.S. holder for more than one year at the time of that sale or exchange. Any gain realized by a U.S. holder generally will be treated as U.S. source income for U.S. foreign tax credit purposes. A loss realized upon such a sale, exchange, redemption or other disposition of a note generally will be allocated against U.S.

source income, except that the loss will be allocated to foreign source income to the extent the loss is attributable to accrued but unpaid interest.

     For U.S. federal income tax purposes, a holder who elects to convert a note in exchange for ADSs (or ordinary shares) pursuant to the conversion right incorporated in the terms of the convertible notes generally will realize no gain or loss from the conversion, except as provided below. A holder's basis in the ADSs (or ordinary shares) will equal such holder's basis in the convertible notes so converted, and a holder's holding period for such ADSs (or ordinary shares) will include the holder's holding period for the convertible notes so converted. To the extent ADSs (or ordinary shares) are received in payment of accrued but unpaid interest not previously included in gross income under the holder's method of accounting, the accrued but unpaid interest will be included in gross income as interest income and such holder's basis in the ADSs (or ordinary shares) will be increased by the amount of such interest income.

  ADJUSTMENT OF CONVERSION PRICE

     The conversion ratio of the convertible notes is subject to adjustment under certain circumstances. For U.S. tax purposes, adjustments that have the effect of increasing the proportionate interest of a holder of the convertible notes in the assets or earnings of the company (for example, an adjustment following the distribution of property by the company to its shareholders) can give rise to deemed dividend income to those holders; similarly, a failure to adjust the conversion ratio to reflect a stock dividend or other event increasing the proportionate interest of the holders of the company's outstanding shares can in some circumstances give rise to deemed dividend income to those holders.

ADSS

  OWNERSHIP OF ADSS

     For U.S. federal income tax purposes, U.S. holders of ADSs will be treated as the owners of the ordinary shares represented by such ADSs.

  DIVIDENDS

     Distributions of cash or property (other than ordinary shares, if any, distributed pro rata to all shareholders of our company, including holders of
ADSs) with respect to ordinary shares or ADSs will be included in income by a U.S. holder as foreign source dividend income at the time of receipt, which in the case of a U.S. holder of ADSs generally will be the date of receipt by the depositary, to the extent such distributions are made from the current and accumulated earnings and profits of our company. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent, if any, that the amount of any distribution by our company exceeds our company's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. holder's tax basis in the ordinary shares or ADSs and thereafter as capital gain.

     A U.S. holder will not be eligible for a foreign tax credit against its U.S. federal income tax liability for Singapore dividend distribution taxes paid by our company. U.S. holders should be aware that dividends paid by our company generally will constitute "passive income" or, in the case of certain U.S. holders, "financial services income" for purposes of the foreign tax credit.

     If dividends are paid in Singapore dollars, the amount of the dividend distribution includible in the income of a U.S. holder will be the U.S. dollar value of the payments made in Singapore dollars, determined at a spot exchange rate between Singapore dollars and U.S. dollars on the date such dividend is includible in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollar. Generally, gain or loss, if any, resulting from currency exchange fluctuations during the periods from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss.

  SALE OR EXCHANGE OF ORDINARY SHARES OR ADSS

     A U.S. holder generally will recognize gain or loss on the sale or exchange of ordinary shares or ADSs equal to the difference between (i) the amount of cash plus the fair market value of any property received upon the sale or exchange and (ii) the U.S. holder's tax basis in the ordinary shares or ADSs, as the case may be. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the ordinary shares or ADSs, as the case may be, were held for more than one year. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source passive income or loss for U.S. foreign tax credit purposes.

  BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

     In general, information reporting requirements may apply to payments of interest (including OID) in respect of convertible notes, dividends in respect of the ordinary shares or ADSs or the proceeds received on the sale, exchange or redemption of convertible notes, the ordinary shares or ADSs by a paying agent within the United States or through a U.S. related financial intermediary to a non-corporate (or other exempt) U.S. holder, and a 31 per cent backup withholding tax may apply to such amounts if the U.S. holder, when required, fails to provide an accurate taxpayer identification number to the paying agent. Amounts withheld as backup withholding will be creditable against the U.S. holder's United States federal income tax liability.

                                  UNDERWRITING

     We intend to offer our convertible notes through Merrill Lynch (Singapore) Pte. Ltd., or Merrill Lynch or the underwriter. Merrill Lynch's address is 1 Temasek Avenue, #28-01 Millenia Tower, Singapore 039192. Subject to the terms and conditions contained in a purchase agreement between us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the convertible notes.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

     The underwriter is offering the convertible notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the convertible notes and other conditions contained in the purchase agreement, such as the receipt by the underwriter of officer's certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriter has advised us that it proposed initially to offer the convertible notes to the public at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

                                         PER CONVERTIBLE NOTE    WITHOUT OPTION    WITH OPTION
                                         --------------------    --------------    -----------
Public offering price................             $                    $                $
Underwriting discount................             $                    $                $
Proceeds, before expenses, to
  Chartered..........................             $                    $                $

     In addition, Chartered may, at its sole option, also elect to pay the
underwriter an incentive fee of up to        % of the principal amount of the
convertible notes purchased by the underwriter. The underwriter has agreed to reimburse Chartered for the expenses of this offering up to a maximum amount of
$       .

OVER-ALLOTMENT OPTION

     We have granted an option to the underwriter to purchase up to $ million of the convertible notes at the public offering price on the cover page of this prospectus supplement, less the underwriting discount. The underwriter may exercise the option for 30 days from the date of this prospectus supplement solely to cover over-allotments. If the underwriter exercises the option, the underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase the number of additional convertible notes specified in the option.

NO SALES OF SIMILAR SECURITIES

     We have agreed, with exceptions, not to sell or transfer any ordinary shares or ADSs for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we have agreed for 90 days after the date of this prospectus supplement not to, directly or indirectly:

     - offer, pledge, sell or contract to sell any ordinary shares or ADSs,

     - sell any option or contract to purchase any ordinary shares or ADSs,

     - purchase any option or contract to sell any ordinary shares or ADSs,

     - grant any option, right or warrant for the sale of any ordinary shares or ADSs,

     - file a registration statement for any ordinary shares or ADSs, or

     - lend or otherwise dispose of or transfer any ordinary shares or ADSs.

     This lockup provision applies to ordinary shares and ADSs and to any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs.

     Singapore Technologies Semiconductors Pte Ltd and Singapore Technologies Pte Ltd have agreed not to sell or transfer any ordinary shares or ADSs for 45 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, Singapore Technologies Semiconductors Pte Ltd and Singapore Technologies Pte Ltd have agreed for 45 days after the date of this prospectus supplement not to directly or indirectly:

     - offer, pledge, sell or contract to sell any ordinary shares or ADSs,

     - sell any option or contract to purchase any ordinary shares or ADSs,

     - purchase any option or contract to sell any ordinary shares or ADSs,

     - grant any option, right or warrant for the sale of any ordinary shares or ADSs,

     - file a registration statement for any ordinary shares or ADSs, or

     - lend or otherwise dispose of or transfer any Ordinary shares or ADSs.

     This lockup provision applies to ordinary shares and ADSs and to any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs.

LUXEMBOURG STOCK EXCHANGE LISTING

     Application has been made to list the convertible notes on the Luxembourg Stock Exchange. The convertible notes are a new issue of securities with no established trading market. The underwriter has advised us that it presently intends to make a market in the convertible notes after completion of this offering. However, the underwriter is under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the convertible notes or that an active public market for the convertible notes will develop. If an active public trading market for the convertible notes does not develop, the market price and liquidity of the convertible notes may be adversely affected. If the convertible notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

U.K. SELLING RESTRICTIONS

     The underwriter has agreed that:

     - it has not offered or sold and, prior to the expiration of six months from the date of the issue of the convertible notes, will not offer or sell any convertible notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted, and will not result, in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended;

     - it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the convertible notes in, from or otherwise involving the United Kingdom; and

     - it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issuance of the convertible notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

HONG KONG SELLING RESTRICTIONS

     The underwriter has agreed that:

     - it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any convertible notes, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong; and

     - unless it is a person permitted to do so under the securities laws of Hong Kong, it has not issued or had in its possession for the purpose of issue and will not issue or have in its possession for the purpose of issue any advertisement, document or invitation relating to the convertible notes other than with respect to convertible notes intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

SINGAPORE SELLING RESTRICTIONS

     This document has not been registered as a prospectus with the Registrar of Companies and Businesses in Singapore. Accordingly, the convertible notes may not be offered or sold, nor may this document or any document or other material relating to the convertible notes be distributed, either directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Companies Act"), (ii) to a sophisticated investor, and in accordance with the conditions, specified in
Section 106D of the Companies Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Companies Act.

THE NETHERLANDS

     The underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not directly or indirectly offer or sell in the Netherlands any convertible notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the convertible notes is completed, SEC rules may limit the underwriter from bidding for the purchasing of the convertible notes and the ordinary shares and ADSs. However, subject to applicable law, the underwriter may engage in transactions that stabilize the price of the convertible notes and the ADSs and ordinary shares such as bids or purchases to peg, fix or maintain the price of these securities.

     If the underwriter creates a short position in the convertible notes or the ADSs or ordinary shares in connection with the offering, i.e., if it sells more convertible notes than are listed on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing convertible notes, ordinary shares or ADSs in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the convertible notes or the ordinary shares or ADSs. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     Singapore laws prohibit any transaction that stabilizes the price of the ordinary shares in Singapore.

OTHER RELATIONSHIPS

     The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

     Some legal matters in connection with the convertible notes offered by this prospectus supplement will be passed upon for us by our international counsel Latham & Watkins, including the validity of the convertible notes offered hereby. Some legal matters in connection with the convertible notes offered by this prospectus supplement will be passed upon for us by our Singapore counsel Allen & Gledhill, including the validity of the ordinary shares into which the convertible notes may be converted. Latham & Watkins may rely upon Allen & Gledhill with respect to some matters governed by Singapore Law. Some matters in connection with this offering will be passed upon on behalf of the underwriter by Cleary, Gottlieb, Steen & Hamilton.

                              GENERAL INFORMATION

     1. The convertible notes have been accepted for clearance through the facilities of the Depository Trust Company and its direct and indirect participants, including Euroclear and Clearstream. The CUSIP number for the convertible notes is 16133RAA4. In addition, the convertible notes have been
assigned Euroclear and Clearstream Common Code No.       and International
Security Identification Number (ISIN) US16133RAA41.

     2. The issue of the convertible notes was authorized by a resolution of our board of directors passed on February 26, 2001.

     3. Application has been made to list the convertible notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the convertible notes and our constituent documents will be registered prior to the listing with the Chief Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents are available for inspection and where copies thereof can be obtained upon request. As long as the convertible notes are listed on the Luxembourg Stock Exchange, we will retain a paying and transfer agent in Luxembourg. The paying and transfer agent in Luxembourg will be Kredietbank S.A. Luxembourgeoise.

     4. Except as disclosed in this prospectus supplement, there has been no material adverse change in our financial position or prospects since December 31, 2000.

     5. We are not involved in any litigation, arbitration or administrative proceedings relating to claims that could have a material adverse effect on our financial condition and results of operations taken as a whole, and, so far as we are aware, no such litigation, arbitration or administrative proceedings are pending or threatened.

     6. A copy of our constituent documents and copies of the indenture and the underwriting agreement will, for so long as the convertible notes are listed on the Luxembourg Stock Exchange, be available for inspection during usual business hours on any weekday (except public holidays) at the offices of the paying and transfer agent in Luxembourg.

     7. We are subject to the information requirements of the Exchange Act applicable to foreign private issuers. As a result, we file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. We also submit to the SEC quarterly reports on Form 6-K which include unaudited quarterly financial information, for the first three quarters of each fiscal year, in addition to our annual report on Form 20-F which includes audited annual financial information. We file these reports within the same time periods that apply to the filing by domestic issuers of quarterly reports on Form 10-Q and annual reports on Form 10-K. The SEC's rules generally require that domestic issuers file a quarterly report on Form 10-Q within 45 days after the end of the first three fiscal quarters and file an annual report on Form 10-K within 90 days after the end of each fiscal year. These reports and other information filed or to be filed by us can be inspected and copied at the public reference facilities maintained by the SEC. Copies of these materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-3, as amended (Registration No. 333-56878), with respect to the securities we are offering. This prospectus supplement does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

     We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we are required to file reports and other information with the SEC. Specifically, we are required to file annually a Form 20-F no later than six months after the close of our fiscal year, which is December 31. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

     Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings made by us with the SEC (except for our future filings on Form 6-K which will only be incorporated by reference into this document if we state in such filings that they are being incorporated by reference into this document) until we sell all of the securities covered by this prospectus supplement:

     - our annual report on Form 20-F for the fiscal year ended December 31, 2000 filed with the SEC on March 21, 2001; and

     - our registration statement on Form 8-A filed with the SEC on October 26, 1999.

     We will provide, without charge, at the written or oral request of anyone, including any beneficial owner, to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: Chartered Semiconductor Manufacturing Ltd, 60 Woodlands Industrial Park D, Street 2, Singapore 738406, Attention: Legal Department; telephone number: (65) 362-2838.

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD
                                AND SUBSIDIARIES

                           FINANCIAL STATEMENTS INDEX

                                                               PAGE
                                                              NUMBER
                                                              ------
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations and Comprehensive
  Income (Loss).............................................   F-4
Consolidated Statements of Shareholders' Equity.............   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to the Consolidated Financial Statements..............   F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Chartered Semiconductor Manufacturing Ltd:

     We have audited the accompanying consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for the years ended December 31, 1998, 1999 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chartered Semiconductor Manufacturing Ltd and subsidiaries as of December 31, 1999 and 2000, and the consolidated results of their operations and their cash flows for the years ended December 31, 1998, 1999 and 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG

SINGAPORE

February 1, 2001

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 2000
                 IN THOUSANDS OF US DOLLARS (EXCEPT SHARE DATA)

                                                              NOTE      1999         2000
                                                              ----   ----------   ----------
ASSETS
Cash and cash equivalents...................................    3    $  544,996   $  924,116
Accounts receivable
  Trade.....................................................    4       121,742      166,768
  Others....................................................    4        24,061       18,274
Amounts due from ST and ST affiliates.......................   22         1,622          782
Amounts due from SMP........................................              6,324       19,082
Inventories.................................................    5        33,619       34,003
Prepaid expenses............................................              2,000        1,524
                                                                     ----------   ----------
          Total current assets..............................            734,364    1,164,549
Investment in SMP...........................................    6        47,036       90,408
Other assets................................................             45,453       27,102
Technology license agreements...............................    7        28,526       17,167
Property, plant and equipment, net..........................    9     1,282,106    1,917,896
                                                                     ----------   ----------
          Total assets......................................         $2,137,485   $3,217,122
                                                                     ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable
  Trade.....................................................         $   10,560   $   13,081
  Fixed asset purchases.....................................            141,841      178,124
Current installments of obligations under capital leases....   10         5,767        7,822
Current installments of long-term debt......................   11       119,991      156,343
Accrued operating expenses..................................   13       131,724      205,340
Amounts due to ST and ST affiliates.........................   22         9,775       11,705
Amounts due to SMP..........................................                 --        4,412
Income taxes payable........................................              2,921       20,681
Other current liabilities...................................   14        17,223       18,320
                                                                     ----------   ----------
          Total current liabilities.........................            439,802      615,828
Obligations under capital leases, excluding current
  installments..............................................   10         7,822           --
Long-term debt, excluding current installments..............   11       423,668      426,120
Customer deposits...........................................   15        39,804       50,200
Other liabilities...........................................   16        27,475       17,670
                                                                     ----------   ----------
          Total liabilities.................................            938,571    1,109,818
Minority interest...........................................             57,164      138,021
Share capital: ordinary shares of S$0.26 each
  Authorized: 3,076,923,079 shares
  Issued and outstanding: 1999 -- 1,278,977,923 shares,
     2000 -- 1,379,690,532 shares...........................   18       264,529      279,893
Additional paid-in capital..................................   19     1,207,656    1,775,059
Retained deficit............................................   20      (277,739)     (32,973)
Accumulated other comprehensive loss........................            (52,696)     (52,696)
                                                                     ----------   ----------
          Total shareholders' equity........................         $1,141,750   $1,969,283
                                                                     ----------   ----------
Commitments and contingencies...............................   23
          Total liabilities and shareholders' equity........         $2,137,485   $3,217,122
                                                                     ==========   ==========

          See accompanying notes to consolidated financial statements.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
          IN THOUSANDS OF US DOLLARS (EXCEPT SHARE AND PER SHARE DATA)

                                                               1998         1999         2000
                                                             ---------   ----------   ----------
Net revenue................................................  $ 422,622   $  694,258   $1,134,104
Cost of revenue............................................   (439,668)    (527,023)    (749,582)
                                                             ---------   ----------   ----------
Gross profit (loss)........................................    (17,046)     167,235      384,522
                                                             ---------   ----------   ----------
OPERATING EXPENSES
  Research and development.................................     43,419       58,894       71,495
  Fab start-up costs.......................................      1,455        8,442       27,481
  Sales and marketing......................................     31,872       34,359       38,400
  General and administrative...............................     37,389       44,619       78,788
  Stock-based compensation (note 24).......................     (2,780)      20,094        2,778
  Costs incurred on termination of development program
     (note 8)..............................................     31,776        6,500           --
  Other operating expenses (note 23(f))....................         --           --       11,570
                                                             ---------   ----------   ----------
          Total operating expenses.........................    143,131      172,908      230,512
                                                             ---------   ----------   ----------
Operating income (loss)....................................   (160,177)      (5,673)     154,010
Equity in loss of CSP......................................     (5,577)      (9,528)          --
Equity in income (loss) of SMP.............................    (14,857)     (23,282)       7,588
Other income...............................................      4,680        5,739       12,926
Interest income............................................      1,690        6,733       54,546
Interest expense...........................................    (20,137)     (17,822)     (17,561)
Foreign exchange gain......................................      5,237        5,862        8,414
                                                             ---------   ----------   ----------
Income (loss) before income taxes..........................   (189,141)     (37,971)     219,923
Income tax expense.........................................       (865)      (2,131)     (18,704)
                                                             ---------   ----------   ----------
Income (loss) before minority interest.....................   (190,006)     (40,102)     201,219
Minority interest in loss of CSP...........................         --        7,483       43,547
                                                             ---------   ----------   ----------
Net income (loss)..........................................  $(190,006)  $  (32,619)  $  244,766
                                                             =========   ==========   ==========
Other comprehensive loss -- foreign currency translation...  $  (8,794)  $       --   $       --
                                                             ---------   ----------   ----------
Comprehensive income (loss)................................  $(198,800)  $  (32,619)  $  244,766
                                                             =========   ==========   ==========
Net income (loss) per share and ADS
Basic net income (loss) per share..........................  $   (0.24)  $    (0.03)  $     0.18
Diluted net income (loss) per share........................  $   (0.24)  $    (0.03)  $     0.18
Basic net income (loss) per ADS............................  $   (2.42)  $    (0.32)  $     1.82
Diluted net income (loss) per ADS..........................  $   (2.42)  $    (0.32)  $     1.79
Number of shares (in thousands) used in computing:
  -- basic net income (loss) per share.....................    784,541    1,035,181    1,342,516
  -- effect of dilutive options............................         --           --       21,806
                                                             ---------   ----------   ----------
  -- diluted net income (loss) per share...................    784,541    1,035,181    1,364,322
                                                             =========   ==========   ==========
Number of ADS (in thousands) used in computing:
  -- basic net income (loss) per ADS.......................     78,454      103,518      134,252
  -- effect of dilutive options............................         --           --        2,180
                                                             ---------   ----------   ----------
  -- diluted net income (loss) per ADS.....................     78,454      103,518      136,432
                                                             =========   ==========   ==========

          See accompanying notes to consolidated financial statements.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
            FOR THE YEARS ENDED IN DECEMBER 31, 1998, 1999 AND 2000
                                  IN THOUSANDS

                                                                                                   ACCUMULATED
                                                                                                      OTHER
                                                   SUBSCRIP-    ADDITIONAL   UNEARNED                COMPRE-          TOTAL
                                                      TION       PAID-IN     COMPEN-    RETAINED     HENSIVE      SHARE-HOLDERS'
                               ORDINARY SHARES     RECEIVABLE    CAPITAL      SATION    DEFICIT        LOSS           EQUITY
                             -------------------   ----------   ----------   --------   --------   ------------   --------------
                                NO.         $          $            $           $          $            $               $
Balance at January 1,
  1998.....................    503,454   143,384    (10,565)      278,824     (1,821)   (55,114)     (43,902)         310,806
Net loss...................         --        --         --            --         --    (190,006)         --         (190,006)
Payment of subscription
  receivable...............         --        --      1,193            --         --         --           --            1,193
Other changes in unearned
  compensation, net........         --        --         --        (4,601)     4,601         --           --               --
Issuance of shares.........    496,653    78,049     (2,969)      415,747         --         --           --          490,827
Amortization of stock
  compensation.............         --        --         --            --     (2,780)        --           --           (2,780)
Foreign currency
  translation..............         --        --         --            --         --         --       (8,794)          (8,794)
                             ---------   -------    -------     ---------    -------    --------     -------        ---------
Balance at December 31,
  1998.....................  1,000,107   221,433    (12,341)      689,970         --    (245,120)    (52,696)         601,246
Net loss...................         --        --         --            --         --    (32,619)          --          (32,619)
Issuance of shares.........      6,133       959     (1,302)        2,991         --         --           --            2,648
Payment of subscription
  receivable...............         --        --      1,801            --         --         --           --            1,801
Other changes in unearned
  compensation, net........         --        --         --        15,526    (15,526)        --           --               --
Amortization of stock
  compensation.............         --        --         --            --     12,138         --           --           12,138
Cancellation of partly paid
  shares...................    (14,762)   (2,570)    11,842       (11,642)     3,388         --           --            1,018
Stock compensation.........         --        --         --         6,938         --         --           --            6,938
Initial public offering,
  net of expenses..........    287,500    44,707         --       503,414         --         --           --          548,121
Share options issued and
  Charged to SMP...........         --        --         --           459         --         --           --              459
                             ---------   -------    -------     ---------    -------    --------     -------        ---------
Balance at December 31,
  1999.....................  1,278,978   264,529         --     1,207,656         --    (277,739)    (52,696)       1,141,750
Net income.................         --        --         --            --         --    244,766           --          244,766
Issuance of shares.........     11,013     1,667         --         9,367         --         --           --           11,034
Stock compensation.........         --        --         --         2,778         --         --           --            2,778
Follow-on offering, net of
  expenses.................     89,700    13,697         --       552,999         --         --           --          566,696
Share options issued and
  charged to SMP...........         --        --         --         2,259         --         --           --            2,259
                             ---------   -------    -------     ---------    -------    --------     -------        ---------
Balance at December 31,
  2000.....................  1,379,691   279,893         --     1,775,059         --    (32,973)     (52,696)       1,969,283
                             =========   =======    =======     =========    =======    ========     =======        =========

          See accompanying notes to consolidated financial statements.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                           IN THOUSANDS OF US DOLLARS

                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                 $          $          $
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  (190,006)   (32,619)   244,766
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Equity in loss of CSP.....................................     5,577      9,528         --
  Equity in loss (income) of SMP............................    14,857     23,282     (7,588)
  Depreciation and amortization.............................   226,903    271,406    345,853
  Foreign exchange gain.....................................    (4,843)    (8,003)    (3,856)
  Loss on disposal of property, plant and equipment.........     7,342      2,656      3,008
  Minority interest in loss of CSP..........................        --     (7,483)   (43,547)
  Costs on termination of development program...............    31,776         --         --
  Stock-based compensation..................................    (2,780)    20,094      2,778
  Others....................................................       475     (2,093)     4,656
Change in operating working capital:
  Accounts receivable.......................................    36,545    (53,643)   (36,659)
  Amounts due from ST and ST affiliates.....................       257      5,407        840
  Amounts due from CSP......................................    (1,095)    (8,314)        --
  Amounts due from SMP......................................    (5,568)     2,224     (8,346)
  Inventories...............................................    28,069     (4,143)      (384)
  Prepaid expenses..........................................       164       (717)       476
  Trade accounts payable....................................    (4,408)       109      2,521
  Accrued operating expenses................................    27,550     40,340     69,631
  Other current liabilities.................................   (17,967)     3,889     (5,578)
  Amounts due to ST and ST affiliates.......................     3,696      2,165      1,930
Advances to suppliers.......................................        61      4,884      3,040
Income taxes payable........................................       325      2,085     17,760
                                                              --------   --------   --------
Net cash provided by operating activities...................   156,930    271,054    591,301
CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired on consolidation of CSP.......................        --      3,056         --
Proceeds from sale of property, plant and equipment.........     2,246     19,981     33,163
Purchase of property, plant and equipment...................  (279,368)  (340,305)  (963,792)
Technology license fees paid................................    (7,790)    (5,200)   (10,180)
Investment in CSP...........................................   (34,492)    (8,976)        --
Investment in SMP...........................................   (39,186)   (45,989)   (35,784)
                                                              --------   --------   --------
Net cash used in investing activities.......................  (358,590)  (377,433)  (976,593)
CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdrafts.............................................     1,643     (3,082)        --
Customer deposits, net......................................   (60,851)   (30,076)    15,394
Loans from ST and ST affiliates
  -- borrowings.............................................   410,051     69,500         --
  -- repayments.............................................  (738,400)   (69,500)        --
Long term debt
  -- borrowings.............................................   193,900     70,500    179,929
  -- repayments.............................................    (8,993)   (65,748)  (120,409)
Loan origination fees.......................................        --         --     (6,485)

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                 $          $          $
Issuance of shares by the Company...........................   492,909    552,570    577,730
Issuance of shares by CSP to minority shareholders..........        --     32,360    124,404
Capital lease payments......................................    (5,317)    (4,680)    (5,767)
                                                              --------   --------   --------
Net cash provided by financing activities...................   284,942    551,844    764,796
Net increase in cash and cash equivalents...................    83,282    445,465    379,504
Effect of exchange rate changes on cash and cash
  equivalents...............................................    (7,448)       (88)      (384)
Cash and cash equivalents at the beginning of the year......    23,785     99,619    544,996
                                                              --------   --------   --------
Cash and cash equivalents at the end of the year............    99,619    544,996    924,116
                                                              ========   ========   ========
Supplemental Cash Flow Information
Interest paid (net of amounts capitalized)..................    25,451     21,211     16,735
Income taxes paid (received)................................       285       (248)     1,659

          See accompanying notes to consolidated financial statements.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1999 AND 2000
          IN THOUSANDS OF US DOLLARS (EXCEPT SHARE AND PER SHARE DATA)

1.  BUSINESS AND ORGANIZATION

     Chartered Semiconductor Manufacturing Ltd (the "Company") is an independent semiconductor foundry providing wafer fabrication services and technologies. The Company operates in Singapore and has service operations in seven countries in North America, Europe and Asia. Its principal markets are the United States of America, Taiwan, Europe and Japan.

     The Company is a majority-owned subsidiary of Singapore Technologies Pte Ltd ("ST"), which is itself ultimately wholly-owned by Temasek Holdings (Private) Limited ("Temasek"). Temasek is the holding company through which the corporate investments of the government of Singapore are held.

     In March 1997, the Company, Hewlett-Packard Europe B.V. ("HP Europe") and EDB Investments Pte Ltd ("EDBI") formed Chartered Silicon Partners Pte Ltd ("CSP"), in which the Company had a non-controlling 51% equity interest which was accounted for on the equity method. Effective October 1, 1999, the Company, HP Europe and EDBI amended their strategic alliance agreement by eliminating some of CSP's minority shareholders' approval rights over CSP's annual business plan. It also increased the thresholds for asset dispositions, borrowings and capital expenditures that would require the approval of CSP's minority shareholders. As a result of the amendment, the Company treats CSP as a consolidated subsidiary from October 1, 1999 forward. HP Europe has subsequently assigned its strategic alliance agreement relating to CSP to Agilent Technologies Europe B.V.

     As a consequence of the above changes, the Company ceased equity-accounting of its investment in CSP and consolidated CSP from that date. The following is a summary of the effect of the consolidation of CSP from that date:

Cash and cash equivalents...................................  $  3,056
Accounts receivable.........................................    13,288
Prepaid expenses............................................       388
Technology license agreements...............................     8,333
Property, plant and equipment, net..........................   136,826
Accounts payable............................................    (9,990)
Accrued operating expenses..................................    (7,810)
Amount due to ST and ST affiliates..........................    (1,974)
Other current liabilities...................................      (171)
Long-term debt..............................................   (76,000)
Minority interest...........................................   (32,286)
                                                              --------
Investment in CSP...........................................  $ 33,660
                                                              ========

     In January 1998, the Company and Lucent Technologies Microelectronics Pte Ltd formed Silicon Manufacturing Partners Pte Ltd ("SMP"), in which the Company has a 49% equity interest. Lucent Technologies Inc. has publicly announced that it is in the process of spinning-off its microelectronics business to a new company, named Agere System Inc. As part of the restructuring, Lucent Technologies Microelectronics Pte Ltd has been renamed Agere Systems Singapore Pte Ltd. The Company accounts for SMP on the equity method. See Note 2(d).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) ACCOUNTING PRINCIPLES

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") consistently applied for all periods.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

  (B) USE OF ESTIMATES

     The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from these estimates.

  (C) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements reflect the consolidated accounts of Chartered Semiconductor Manufacturing Ltd and its majority-owned and controlled affiliates. Intercompany accounts and transactions have been eliminated in consolidation.

  (D) INVESTMENT IN CSP AND SMP

     The equity accounting method is applied for the investment in SMP, as well as for the investment in CSP, in the period prior to October 1, 1999. The Company's share of the results of their operations is included in the consolidated statement of operations. The Company's equity interest in these equity affiliates, including its share of accumulated post-formation results, was included as investment in CSP (prior to October 1, 1999) and SMP in the consolidated balance sheet.

  (E) FUNCTIONAL CURRENCY

     Through June 30, 1998, the Company's functional currency was the Singapore dollar. Effective July 1, 1998, the Company changed its functional currency to the US dollar.

     The Singapore dollar was the functional currency of the Company because, historically, the Singapore dollar was the currency of the primary economic environment in which the operations of the Company were conducted. However, significant changes in economic facts necessitated a change in the Company's functional currency from the Singapore dollar to the US dollar. The Company's business had changed in that a more significant portion of its revenue is derived from companies based outside of Singapore, principally the United States. There was less financial dependence of the Company on its parent and there were ongoing changes in sources of financing from Singapore dollars to US dollars. With more of the Company's transactions and cash flows denominated in US dollars, the functional currency changed effective July 1, 1998 from the Singapore dollar to the US dollar.

     Concurrently with the change in functional currency, the Company converted the majority of its debt financing to US dollars by entering into forward exchange contracts which had the effect of redenominating the non-US dollar loans to US dollar loans.

     The change in functional currency was recognized through the translation of Singapore dollar amounts of the Company's non-monetary assets, principally property, plant and equipment at June 30, 1998, to US dollars on July 1, 1998 with those US dollar amounts becoming the accounting basis for those assets at July 1, 1998 and for subsequent periods. The $52,696 cumulative translation adjustment at July 1, 1998 in shareholders' equity prior to the change remains as a separate component of accumulated other comprehensive loss.

  (F) FOREIGN CURRENCY TRANSACTIONS

     Assets and liabilities which are denominated in foreign currencies are converted into the functional currency at the rates of exchange prevailing at the balance sheet date. Income and expenses are converted at the average rates of exchange prevailing during the period. Foreign currency transaction gains or losses are included in results of operations.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

  (G) REVENUE RECOGNITION

     Revenue represents the invoiced value of goods and services supplied, excluding goods and services tax, less allowance for returns. Revenue is recognized upon shipment of goods.

  (H) GRANTS

     Asset-related government grants consist of grants for the purchase of equipment used for research and development activities. Asset-related grants are presented in the consolidated balance sheet as deferred grants and are credited to other income on the straight-line basis over the estimated useful lives of the relevant assets. See Note 16.

     Income-related government grants are subsidies of training and research and development expenses. Income-related grants are credited to other income when it becomes probable that expenditures already incurred will constitute qualifying expenditures for purposes of reimbursement under the grants, which is typically substantially concurrent with the expenditures.

  (I) FAB START-UP COSTS

     The Company expenses costs related to start-up activities, including fab start-up costs, as they are incurred.

  (J) RESEARCH AND DEVELOPMENT COSTS

     Research and development costs, which are expensed as incurred, were $43,419, $58,894 and $71,495 in 1998, 1999 and 2000, respectively.

  (K) STOCK-BASED EMPLOYEE COMPENSATION

     The Company measures stock-based employee compensation cost for financial statement purposes in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and its related interpretations and includes pro forma information in Note 24 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Compensation cost for stock options granted to employees in connection with the Company's fixed option plan is measured as the excess of fair market value of the stock subject to the option at the grant date over the exercise price of the option. Compensation cost for options granted to employees under the Company's previously existing variable option plans is recorded over the requisite vesting periods based upon the current market value of the Company's stock at the end of each period.

     Compensation cost for stock options granted to non-employees in connection with the Company's fixed option plan is measured as the fair market value of the stock options valued based upon an option pricing model over the period in which the options vest.

  (L) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES deferred tax assets where it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

  (M) DERIVATIVES

     Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. Any contracts held or issued that do not meet the requirements of a hedge are recorded at fair value in the balance sheet and any changes in that fair value recognized in income.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000 and became effective for the Company on January 1, 2001. The adoption of SFAS No. 133 on January 1, 2001, did not have a material effect on the Company's financial position or results of operations. However, there are no assurances that future derivative instrument transactions will not have a material effect on the Company's financial position or results of operations.

  (N) NET INCOME (LOSS) PER SHARE

     The computation of basic net income (loss) and diluted net income (loss) per share are presented in conformity with SFAS No. 128, "Earnings Per Share" for all periods presented.

     The following is a reconciliation of the numerators and denominators of the basic and diluted net income (loss) per share computations prepared in accordance with SFAS No. 128.

                                                              YEAR ENDED DECEMBER 31,
                        ----------------------------------------------------------------------------------------------------
                                      1998                              1999                              2000
                        --------------------------------   -------------------------------   -------------------------------
                                                   PER                               PER                               PER
                           NET                    SHARE      NET                    SHARE      NET                    SHARE
                          LOSS        SHARES      AMOUNT     LOSS       SHARES      AMOUNT    INCOME      SHARES      AMOUNT
                        ---------   -----------   ------   --------   -----------   ------   --------   -----------   ------
                                    (THOUSANDS)                       (THOUSANDS)                       (THOUSANDS)
Basic net income
  (loss) per share....  $(190,006)    784,541     $(0.24)  $(32,619)   1,035,181    $(0.03)  $244,766    1,342,516    $0.18
Effect of dilutive
  securities..........                     --                                 --                            21,806
                                      -------                          ---------                         ---------
Diluted net income
  (loss) per share....  $(190,006)    784,541     $(0.24)  $(32,619)   1,035,181    $(0.03)  $244,766    1,364,322    $0.18
                        =========     =======     ======   ========    =========    ======   ========    =========    =====

     The Company has excluded all outstanding stock options and shares subject to repurchase by ST from the calculation of diluted net loss per share for the year ended December 31, 1998 and all outstanding stock options from the calculation of diluted net loss per share for the year ended December 31, 1999 under SFAS No. 128 because all such securities are anti-dilutive for those periods. The total number of shares excluded from the calculations of diluted net loss per share were 27,015,600 and 15,102,942 for the years ended December 31, 1998 and 1999 respectively. All amounts have been restated to reflect the impact of the capital restructuring described in Note 18.

  (O) COMPREHENSIVE INCOME

     The Company applies SFAS No. 130, "Reporting Comprehensive Income" with respect to reporting and presentation of comprehensive income and its components in a full set of financial statements.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments and is presented in the consolidated statements of operations and comprehensive income (loss).

  (P) CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments that are readily convertible into cash and have original maturities of three months or less.

  (Q) INVENTORIES

     Inventories are stated at the lower of cost, determined on the weighted average basis, or market (net realizable value).

  (R) TECHNOLOGY LICENSE AGREEMENTS

     The Company has entered into technology license agreements requiring the payment of licensing fees and royalties. The agreed fees and royalties are recorded as a liability and an intangible asset. The intangible assets are amortized to results of operations on the straight-line basis over their estimated useful lives. See Note 7.

  (S) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the following periods:

Buildings................................  20 years (or, if shorter, the remaining period of the lease of the land on which
                                           the buildings are erected)
Mechanical and electrical                  10 years
  installations..........................
Equipment and machinery..................  5 years
Office and computer equipment............  2 to 5 years

     The Company capitalizes interest with respect to major assets under installation and construction until such assets are ready for use. See Note 9 for details of capitalized interest. Repairs and replacements of a routine nature are expensed, while those that extend the life of an asset are capitalized.

     Plant and equipment under capital leases are stated at the present value of minimum lease payments. Plant and equipment held under capital leases and leasehold improvements are amortized straight-line over the estimated useful life of the asset.

  (T) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (U) OPERATING LEASES

     Rental payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

  (V) CONCENTRATION OF RISK

     The Company is an independent foundry that fabricates integrated circuits on silicon wafers for customers in the semiconductor industry. The five largest customers of the Company accounted for 43%, 38% and 42% of net revenue in the years ended December 31, 1998, 1999 and 2000, respectively (see Note 21). The Company believes that the concentration of its credit risk in trade receivables is mitigated substantially by its credit evaluation process, credit policies and credit control and collection procedures.

     In addition, certain of the Company's treasury management activities are undertaken by ST or carried out together with other companies in the ST Group. The Company participates in a pooled cash management arrangement and places short-term advances with other companies in the ST Group. The Company also contracts substantially all of its forward purchases of foreign exchange with ST. See Notes 3 and 26.

  (W) SEGMENT DISCLOSURES

     Disclosures of business segments are made in accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". Under SFAS No. 131, a public company reports descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in a single reportable segment.

  (X) PRODUCT WARRANTIES

     The Company provides for estimated warranty costs based upon historical experience and management's estimate of the level of future claims and accrues for specific items at the time their existence is known and the amounts are determinable.

  (Y) RECLASSIFICATIONS

     Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

3.  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents at December 31, 1999 and 2000 consist of the following:

                                                                1999       2000
                                                              --------   --------
Cash at banks and on hand...................................  $ 13,786   $ 22,253
Cash equivalents
  Short-term deposits.......................................   418,308    387,811
  ST pooled cash............................................   112,902    514,052
                                                              --------   --------
                                                              $544,996   $924,116
                                                              ========   ========

     Certain of the Company's treasury management activities are undertaken by ST or its affiliates. The Company participates in a pooled cash management arrangement under which the Company may place surplus cash with ST as short-term deposits with maturities of less than three months.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

4.  ACCOUNTS RECEIVABLE

     Trade accounts receivable at December 31, 1999 and 2000 consist of the following:

                                                                1999       2000
                                                              --------   --------
Trade receivables...........................................  $127,289   $170,136
Allowance for doubtful accounts.............................    (5,547)    (3,368)
                                                              --------   --------
                                                              $121,742   $166,768
                                                              ========   ========

     Movements in the allowance for doubtful accounts are as follows:

                                                               1998     1999     2000
                                                              ------   ------   -------
Beginning...................................................  $3,957   $4,979   $ 5,547
Utilized in year............................................      --     (322)   (2,721)
Charge for the year.........................................     993      890       542
Translation adjustment......................................      29       --        --
                                                              ------   ------   -------
Ending......................................................  $4,979   $5,547   $ 3,368
                                                              ======   ======   =======

     Other receivables at December 31, 1999 and 2000 consist of the following:

                                                               1999      2000
                                                              -------   -------
Advances to suppliers.......................................  $   227   $ 4,608
Loans to employees..........................................    1,480     2,337
Deposits....................................................      785     1,411
Receivable from research partners...........................    6,726     4,924
Others......................................................   14,843     4,994
                                                              -------   -------
                                                              $24,061   $18,274
                                                              =======   =======

     In December 2000, the Company entered into an agreement to sell, on a revolving basis, trade receivables to a special purpose bankruptcy-remote vehicle, Wafer Fabrication Accounts Receivable Funding Corp (Funding Corp). Beginning on a funding date to be determined by the Company, eligible trade receivables, as defined in the agreement, will be sold to Funding Corp on a revolving basis. Funding Corp in turn intends to sell an undivided interest in the pool of receivables, up to a maximum of $75,000 to a conduit investor. Funding Corp intends to use the collections from the receivables it has purchased to reinvest in the purchase of newly generated receivables on a revolving basis. The portion of the receivables sold from Funding Corp to the conduit investor will be accounted for as a sale in accordance with SFAS Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of SFAS Statement No. 125". As of January 23, 2001, the Company has not sold any receivables pursuant to this securitization program.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

5.  INVENTORIES

     Inventories at December 31, 1999 and 2000 consist of the following:

                                                               1999      2000
                                                              -------   -------
Raw materials...............................................  $ 3,908   $ 2,349
Work in process.............................................   21,650    26,564
Consumable supplies and spares..............................    8,186     5,166
                                                              -------   -------
                                                               33,744    34,079
Allowance for inventory obsolescence........................     (125)      (76)
                                                              -------   -------
                                                              $33,619   $34,003
                                                              =======   =======

     Movements in the allowance for inventory obsolescence are as follows:

                                                               1998     1999     2000
                                                              ------   -------   ----
Beginning...................................................  $  458   $ 4,193   $125
Utilized in year............................................      --    (4,133)   (49)
Charge for the year.........................................   3,744        65     --
Translation adjustment......................................      (9)       --     --
                                                              ------   -------   ----
Ending......................................................  $4,193   $   125   $ 76
                                                              ======   =======   ====

6.  INVESTMENT IN CSP AND SMP

     The investment in SMP at December 31, 1999 and 2000 consists of the following:

                            SMP                                 1999       2000
                            ---                               --------   --------
Cost........................................................  $ 85,175   $120,959
Share of retained post-formation loss.......................   (38,139)   (30,551)
                                                              --------   --------
                                                              $ 47,036   $ 90,408
                                                              ========   ========

     CSP and SMP are semiconductor foundries providing wafer fabrication services and technologies. The Company accounts for its 49% investment in SMP using the equity method. Because the minority owners of CSP had certain approval or veto rights which allowed them to participate in management, CSP was not consolidated and was accounted for using the equity method until September 30, 1999.

     On October 1, 1999, the strategic alliance agreement relating to CSP was revised and, since then, the Company has accounted for its 51% investment in CSP on a consolidated basis.

     Under the terms of the strategic alliance agreements, the Company is committed to making an equity investment in CSP and SMP of up to $213,207 and $120,959, respectively, of which all have been invested.

     Under the strategic alliance agreement with the majority shareholder of SMP, in arriving at the share of net income attributable to the Company, each shareholder of SMP is entitled to the margins from sales to respective customers directed to SMP by the shareholder, after deducting their respective share of the overhead costs of SMP. Accordingly, SMP's net results are not expected to be shared in the same ratio as the equity ownership. The Company accounts for its due share of SMP's net results in accordance with the terms in the strategic alliance agreement. The Company's share of SMP's results were $(14,857), $(23,282) and $7,588 for 1998, 1999 and 2000, respectively.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

     Shown below is aggregated summarized financial information for CSP (prior to October 1, 1999) and SMP:

                                                                1999        2000
                                                              ---------   ---------
Current assets..............................................  $  36,151   $ 102,618
Other assets................................................      5,712       4,704
Property, plant and equipment...............................    300,556     576,583
Other current liabilities...................................    (54,189)    (99,517)
Long-term debt..............................................   (187,000)   (375,000)
                                                              ---------   ---------
Shareholders' equity........................................  $ 101,230   $ 209,388
                                                              =========   =========

                                                            1998      1999       2000
                                                          --------   -------   --------
Net revenue.............................................  $     --   $66,143   $238,104
Gross profit (loss).....................................        --   (47,839)    56,315
Operating income (loss).................................   (42,430)  (74,180)    47,917
Net income (loss).......................................   (41,256)  (66,493)    35,128

7.  TECHNOLOGY LICENSE AGREEMENTS

     Technology license agreements at December 31, 1999 and 2000 consist of the following:

                                                                1999      2000
                                                              --------   -------
Technology licenses, at cost................................  $ 62,284   $20,000
Accumulated amortization....................................   (33,758)   (2,833)
                                                              --------   -------
                                                              $ 28,526   $17,167
                                                              ========   =======

     Fully amortized license agreements with costs and accumulated amortization of $32,284 were written off in 2000. In addition, the Company recorded an impairment charge of $5,000 to write off the remaining net book value of a technology license in 2000 as the technology transferred did not meet the Company's requirements or specifications. The amount written off is classified under cost of revenue in the consolidated statement of operations.

     Obligations payable under the agreements at December 31, 1999 and 2000 are as follows:

                                                               1999      2000
                                                              -------   -------
Current installments (see note 14)..........................  $11,280   $ 7,100
Non-current installments (see note 16)......................   12,000     6,000
                                                              -------   -------
                                                              $23,280   $13,100
                                                              =======   =======

8.  DEVELOPMENT PROGRAM TERMINATION COSTS

     During 1998, the Company discontinued its technology transfer and licensing arrangement entered into for a development program which the Company decided to terminate. In connection with the discontinuation of this development program, certain equipment previously purchased and yet to be placed into production was identified by management in 1998 as redundant and to be disposed of in the near term for minimal cash amounts. The Company recorded a non-cash impairment loss of $30,938 to adjust the carrying value of the equipment to $5,961, its estimated fair value less selling costs, and wrote off all unamortized technology license costs of $838. The impaired equipment was removed from service for all purposes at the time the impairment charge was recognized.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

     Additionally, the Company recorded a $6,500 charge for a final cash settlement amount in 1999 for the termination of the licensing arrangement.

9.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1999 and 2000 consist of the following:

                                                                 1999         2000
                                                              ----------   ----------
COST
Buildings...................................................  $  153,023   $  192,294
Mechanical and electrical installations.....................     252,589      341,522
Equipment and machinery.....................................   1,260,608    1,998,500
Office and computer equipment...............................      68,523       63,015
Assets under installation and construction..................     360,371      441,625
                                                              ----------   ----------
          Total cost........................................  $2,095,114   $3,036,956
                                                              ==========   ==========
ACCUMULATED DEPRECIATION
Buildings...................................................  $   23,961   $   32,801
Mechanical and electrical installations.....................      87,293      116,898
Equipment and machinery.....................................     664,721      927,048
Office and computer equipment...............................      37,033       42,313
                                                              ----------   ----------
          Total accumulated depreciation....................  $  813,008   $1,119,060
                                                              ==========   ==========
Property, plant and equipment (net).........................  $1,282,106   $1,917,896
                                                              ==========   ==========

     Depreciation charged to results of operations amounted to $219,900, $264,683 and $333,341 for 1998, 1999 and 2000, respectively. Buildings consist of wafer plants, including administrative offices, built on land licensed to ST and Technology Parks Pte Ltd, and sub-leased to the Company. See Note 22.

     Included in property, plant and equipment are assets acquired under capital lease obligations with a cost and related accumulated depreciation of approximately $31,973 and $27,691, respectively, at December 31, 1999. These assets under capital lease obligations were fully depreciated in 2000.

     Capitalized interest relating to property, plant and equipment amounted to $5,970, $3,793 and $14,356 in the years ended December 31, 1998, 1999 and 2000, respectively.

10.  CAPITAL LEASES

     Future minimum lease payments under the US dollar denominated capital leases for equipment and machinery as of December 31, 1999 and 2000 are as follows:

                                                               1999      2000
                                                              -------   -------
Payable in year ending December 31,
  2000......................................................  $ 6,496   $    --
  2001......................................................    8,196     8,196
                                                              -------   -------
Total minimum lease payments................................   14,692     8,196
Amounts representing interest at rates ranging from 5.90% to
  6.06% per annum...........................................   (1,103)     (374)
                                                              -------   -------
Present value of minimum lease payments.....................   13,589     7,822
Less current installments of capital lease obligations......   (5,767)   (7,822)
                                                              -------   -------
Obligations under capital leases, excluding current
  installments..............................................  $ 7,822   $    --
                                                              =======   =======

     The minimum lease payments are guaranteed by ST.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

11.  LONG-TERM DEBT

     Long-term debt at December 31, 1999 and 2000 consists of the following:

                                                                1999        2000
                                                              ---------   ---------
Singapore dollar loans at fixed rates of 4% to 4.25%........  $ 355,903   $ 387,513
Singapore dollar loans at floating rates....................     59,756      57,550
US dollar loans at floating rates...........................    128,000     137,400
                                                              ---------   ---------
                                                                543,659     582,463
Less current installments...................................   (119,991)   (156,343)
                                                              ---------   ---------
Long-term debt, excluding current installments..............  $ 423,668   $ 426,120
                                                              =========   =========

     All Singapore dollar loans are unsecured.

     Fixed rate Singapore dollar loans of $202,247 and $159,369 as of December 31, 1999 and 2000, respectively, are guaranteed by ST. A fixed rate Singapore dollar loan of $153,656 and $98,657 as of December 31, 1999 and 2000, respectively, is guaranteed by commercial banks at the request of ST. All fixed rate Singapore dollar loans contain certain covenants which restrict the ability of the Company to pay dividends without prior approval from the lender. Effective November 1, 1999, the Company's management and services support agreement with ST includes a charge for such guarantees. See note 22. Prior to that date, the Company was not separately charged for the guarantees. The loans are repayable in semi-annual installments and mature between 2002 and 2006.

     The floating rate Singapore dollar loans consist of two loans of equal amounts. Interest is charged at 2% above the lending bank's first tier savings rate in respect of one loan (3% as of December 31, 1999 and 2000), and 1% above the arithmetic mean for deposits quoted by specified banks to the lender (4.06% and 3.56% as of December 31, 1999 and 2000, respectively) for the other loan. The loans are repayable in June 2002 and February 2002, respectively.

     The floating rate US dollar loans consist of two loans. The first loan was first put in place on March 12, 1998 and matures on June 30, 2002. The loan is for an amount of $143,200, of which $107,400 is outstanding at December 31, 2000, and bears interest at 0.5625% above the arithmetic mean of SIBOR rates for U.S. dollars deposits quoted by specified banks to the lender. As of December 31, 2000, this rate was 6.81%. Interest is payable semi-annually in U.S. dollars and principal payments are due in four equal semi-annual installments which commenced December 31, 2000. Borrowings under this facility were initially unsecured. In December 2000, the facility agreement was amended to allow for borrowings to be secured by a floating charge over a project bank account which will be established in 2001 pursuant to the second loan agreement. Under the terms of the floating-charge, the Company is permitted to use the funds in the project bank account subject to certain restrictions unless an event of default occurs, in which event the Company would no longer be permitted to use the funds.

     The second loan was first put in place on September 28, 2000 and matures on September 28, 2006. The second loan is for an amount of $820,000 of which $30,000 was outstanding at December 31, 2000, and bears interest at 0.60% to 0.85% (depending on certain criteria relating to wafer starts and debt/equity ratio) above the LIBOR rates for U.S. dollars deposits quoted by specified banks to the lender. As of December 31, 2000, this rate was 7.29%. Interest is payable semi-annually in U.S. dollars and principal is payable in six equal semi-annual installments commencing March 1, 2004. Borrowings under this facility will be secured by a floating charge over the same project bank account as described above for the first loan, and a fixed charge over a debt service reserve account which will be established in 2001 pursuant to the second loan agreement. The fixed charge over the Company's debt service reserve account will not permit the use of the funds in that account by the Company for as long as the loan remains outstanding.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

     Annual maturities of long-term loans as of December 31, 2000 are as follows:


Payable in year ending December 31,
  2002......................................................  $206,869
  2003......................................................    64,190
  2004......................................................    65,337
  2005......................................................    65,337
  2006......................................................    24,387
  Thereafter................................................        --
                                                              --------
                                                              $426,120
                                                              ========

12.  ADDITIONAL CREDIT FACILITIES

     As of December 31, 2000, the Company has unutilized banking facilities of approximately $982,742 for short-term advances, term loans and bankers' guarantees and an unutilized facility with ST of approximately $100,000.

13.  ACCRUED OPERATING EXPENSES

     Accrued operating expenses at December 31, 1999 and 2000 consist of the following:

                                                                1999       2000
                                                              --------   --------
Accrual for employee bonuses and related expenses...........  $ 40,992   $ 78,988
Accrual for vacation liability..............................     4,460      4,921
Accrual for technology costs (see Note 23(f))...............    12,126     11,339
Unbilled raw materials......................................    53,367     43,721
Accrual for interest costs..................................     5,817      7,317
Accrual for warranty liability..............................     4,577      4,421
Accrual for research and development cost (see Note
  23(b))....................................................        --     28,428
Accrual for loss on licensing agreement (see Note 23(f))....        --      6,570
Others......................................................    10,385     19,635
                                                              --------   --------
                                                              $131,724   $205,340
                                                              ========   ========

     Movements in accrual for technology costs are as follows:

                                                              1998     1999      2000
                                                             ------   -------   -------
Beginning..................................................  $5,847   $ 7,853   $12,126
Utilized in year...........................................      --        --    (3,319)
Charge for the year........................................   2,006     4,273     2,532
                                                             ------   -------   -------
Ending.....................................................  $7,853   $12,126   $11,339
                                                             ======   =======   =======

14.  OTHER CURRENT LIABILITIES

     Other current liabilities at December 31, 1999 and 2000 consist of the following:

                                                               1999      2000
                                                              -------   -------
Obligations payable under technology license agreements.....  $11,280   $ 7,100
  Customer deposits (see note 15)...........................        2     5,000
  Others....................................................    5,941     6,220
                                                              -------   -------
                                                              $17,223   $18,320
                                                              =======   =======

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

15.  CUSTOMER DEPOSITS

     Deposits are received from customers to secure the allocation of agreed levels of wafer capacity. These non-interest bearing deposits are refundable at the end of the agreed period of such allocated capacity, typically about five years.

16.  OTHER LIABILITIES

     Other liabilities at December 31, 1999 and 2000 consist of the following:

                                                               1999      2000
                                                              -------   -------
Obligations payable under technology license agreements.....  $12,000   $ 6,000
Deferred grants (see below).................................    3,501     3,011
Deferred gain on forward contracts..........................   11,974     8,659
                                                              -------   -------
                                                              $27,475   $17,670
                                                              =======   =======

     The Company has obtained approval for funding of certain research and development projects from the Economic Development Board of Singapore ("EDB"), under the Research and Development Assistance Scheme ("RDAS") administered by EDB. The program provides for funds to be disbursed to the Company over the terms of the projects. Amounts received for asset-related grants are deferred and recognized in other income over the life of the related asset.

17.  INCOME TAXES

     The Company has been granted pioneer status under the Economic Expansion Incentives (Relief from Income Tax) Act, Chapter 86 of Singapore (the "Act"), for sub-micron technology manufacturing in four of its fabs, effective for ten years from January 1, 1991, July 1, 1996, January 1, 1998, and one for which the date of commencement has not been determined.

     During the pioneer status period, the Singapore-resident income from pioneer trade is exempt from income tax, subject to compliance with the conditions stated in the certificate and the Act. Income derived from non-pioneer trade during the pioneer period, however, is subject to income tax at the prevailing enacted rate of tax.

     In addition, three fabs have been granted post-pioneer status, which entitles them to a concessionary tax rate of 10% for five years after the expiration of their pioneer status in 2006, 2008 and one for which the date of commencement of post-pioneer period has not been determined. The Company has also applied to the authority for post-pioneer status for one of its fabs.

     The tax-exempt profits arising from the pioneer trade can be distributed as tax-exempt dividends which are not subject to Singapore income tax in the hands of the holders of ordinary shares. Losses arising in the pioneer status period are available for carryforward to be offset against profits arising in subsequent periods, including profits arising after the pioneer status period. Pioneer loss carryforwards are available indefinitely, subject to more than 50% of the Company's equity staying with the same shareholders from the incurrence of the tax loss to its utilization. Pioneer loss carryforwards are determined on a fab-by-fab basis. As of December 31, 2000, the Company has pioneer loss carryforwards of $38,808.

     The income tax expense for the years ended December 31, 1998, 1999 and 2000 represents income tax payable on non-pioneer trade income, principally interest income and rental income from SMP.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

     Income tax expense consists of the following:

                                                              1998   1999     2000
                                                              ----   -----   ------
Current.....................................................  744    1,963   19,419
Deferred....................................................  121      168     (715)
                                                              ---    -----   ------
Total.......................................................  865    2,131   18,704
                                                              ===    =====   ======

     A reconciliation of the expected tax expense computed by applying statutory rates to pre-tax income (loss) to the actual tax expense is as follows:

                                                            1998      1999       2000
                                                          --------   -------   --------
Income taxes computed at Singapore statutory tax rate of
  25.5% (1999: 26%, 1998: 26%)..........................  $(49,177)  $(9,872)  $ 56,080
Permanent non-deductible expenses.......................        --     9,220     28,392
Pioneer status relief...................................        --    (4,769)   (64,486)
Pioneer losses not recognized as deferred benefit.......    45,893        --         --
Effect of pioneer status of equity investee.............     3,561     8,531     (1,935)
All other items, net....................................       588      (979)       653
                                                          --------   -------   --------
Income tax expense......................................  $    865   $ 2,131   $ 18,704
                                                          ========   =======   ========

18.  SHARE CAPITAL

     The Company's authorized share capital at December 31, 2000 comprised 3,076,923,079 ordinary shares of Singapore dollars S$0.26 par value each.

     Share capital at December 31, 1999 and 2000 consists of the following:

                                                                1999       2000
                                                              --------   --------
Issued share capital........................................  $203,368   $218,732
Capital reduction (see below)...............................    61,161     61,161
                                                              --------   --------
                                                              $264,529   $279,893
                                                              ========   ========

     On November 6, 1992, the Company reorganized its paid-up share capital by the extinguishment of accumulated losses of $61,161 against the paid-up share capital in a capital reduction sanctioned by the High Court of Singapore. The capital reduction does not qualify as a quasi-reorganization under US GAAP and accordingly has not been reflected in the financial statements.

     On September 13, 1999, the Company restructured its share capital with the issuance of one additional fully paid A ordinary share and the cancellation of 20 partly-paid A ordinary shares for every 20 partly paid A ordinary shares. This was approved by the High Court of Singapore on September 30, 1999. On October 14, 1999, the Company merged the A ordinary shares and B ordinary shares into one class of ordinary shares and effected a share split which resulted in each ordinary share with a par value of S$0.4888 being sub-divided into 1.88 ordinary shares with a par value of S$0.26 each.

     All share and per share amounts have been presented herein to reflect the impact of this capital restructuring.

     Under Singapore law, all increases in share capital (including rights issues) require shareholders' approval. Singapore law does not provide for the issue of shares of no par value and, except with court approval, prohibits the issue of shares at a discount to par value.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

19.  ADDITIONAL PAID-IN CAPITAL

     Additional paid-in capital as of December 31, 1999 and 2000 represents principally the excess of proceeds received from issues of share capital (net of the costs of issue) over the par value of shares issued, which under Singapore law must be credited to the share premium account. The share premium may only be applied in paying up unissued shares to be issued to shareholders, paying up in whole or in part the balance unpaid on shares in issue, in writing off preliminary expenses and share and debenture issue expenses and by provision for premiums payable on the redemption of redeemable preferred shares. The share premium account had a balance of $1,747,057 as of December 31, 2000.

20.  RETAINED DEFICIT

     Singapore law allows dividends to be paid only out of profits of the Company. Shareholders of ordinary shares are not liable for Singapore income tax on dividends paid by the Company out of its tax exempt profits from pioneer activities.

     Distributions of profits from non-pioneer activities which has been subject to income tax are paid with a franking tax credit which Singapore tax-resident shareholders can apply as a prepayment of income tax on the dividend. Shareholders who are not tax-resident in Singapore are not liable to further Singapore income tax.

21.  BUSINESS SEGMENT DATA AND MAJOR CUSTOMERS

     The Company operates in a single reportable segment, providing wafer foundry services. All of the Company's products are manufactured in Singapore.

     The following table presents revenues by country of domicile of customer:

                                                          1998       1999        2000
                                                        --------   --------   ----------
USA...................................................  $265,398   $477,213   $  681,301
Taiwan................................................   134,171     98,842      136,494
France................................................     2,255     25,844       89,823
Japan.................................................     4,976     20,338       48,309
Sweden................................................       236     51,015      110,201
Netherlands...........................................     1,499      5,042       34,092
Others................................................    14,087     15,964       33,884
                                                        --------   --------   ----------
                                                        $422,622   $694,258   $1,134,104
                                                        ========   ========   ==========

     Revenues from major customers, as a percentage of total revenue, were as follows:

                                                              1998    1999    2000
                                                              -----   -----   -----
Customer A..................................................    9.6%   11.1%   12.9%
Others......................................................   90.4    88.9    87.1
                                                              -----   -----   -----
                                                              100.0%  100.0%  100.0%
                                                              =====   =====   =====

     The top five customers of the Company accounted for 43%, 38% and 42% of the Company's net revenue in the years ended December 31, 1998, 1999 and 2000, respectively.

     As a result of such concentration of the customer base, loss or cancellation of business from, or significant changes in scheduled deliveries or decreases in the prices of products sold to, any of these customers could materially and adversely affect the Company's results of operations or financial position.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

22.  RELATED PARTY TRANSACTIONS

  (A) ST

     ST, one of Singapore's largest industrial conglomerates, is indirectly wholly-owned by the government of Singapore. The Company transacts business with ST and its affiliates in the normal course of their respective businesses, including ST Assembly Test Services Ltd ("STATS").

     In addition to the transactions with related parties disclosed in Note 11 and Note 12, the Company had the following significant transactions with related parties:

                                                             1998      1999      2000
                                                            -------   -------   -------
ST
  Management fees.........................................  $ 4,897   $ 3,820   $ 4,295
  Reimbursement of expenses incurred on behalf of the
     Company..............................................    5,697     6,496    18,579
  Rental for leasehold land...............................    2,020     2,615     1,849
  Interest expense........................................    6,552        --        --
  Interest income.........................................      653        --        --
Affiliates of ST
  Services purchased from STATS...........................   22,700    33,905    29,560
  Other services purchased................................    1,362     7,593       599
  Net revenue from CSP....................................    6,247    59,031        --
  Property, plant and equipment purchased.................      924       588       606
  Building construction costs.............................    1,101       126       681
  Interest expense........................................    2,310        95        --
  Interest income.........................................    1,011     2,839    26,983

     The fabs of the Company are built on land held on long-term operating leases from entities controlled by the government of Singapore. Fab 1 is built on land leased by the Company from Technology Parks Pte Ltd ("TPPL"), a private company wholly-owned by Jurong Town Corporation ("JTC"), under a long-term lease which expires in 2017, with an option, subject to certain conditions, to extend by another 30 years. JTC is a statutory board established by the Singapore government to develop and manage industrial estates in Singapore.

     Fabs 2, 3 and 6 occupy land leased by ST from JTC. The Company has entered into sub-leases with ST in respect of the underlying land for the entire term of the lease between ST and JTC. The leases expire at different dates between 2024 and 2027 with an option, subject to certain conditions, to extend for another 30 years.

     Rental rates on JTC and TPPL leases are subject to revisions at market rates at periodic intervals in accordance with the rental agreements, with such increases generally capped at 8% to 10% per annum.

     ST provides management and corporate services to the Company. ST also provides staff loans to senior management of the Company, including loans related to subscription amounts associated with the employee share plans described in Note 24. Management fees and expenses incurred on behalf of, or allocated to, the Company by ST are charged to the Company. Under a service agreement dated November 1, 1999, annual management fees are payable for the provision of specified services on mutually agreed terms which the Company believes approximates the cost of providing those services. Fees are also payable as a proportion of revenues for affiliation and network benefits. In addition, fees are payable as a percentage of guarantees and similar financial support provided. Prior to November 1, 1999, these services were subject to a management fee computed based on certain percentages of capital employed, revenue, manpower and payroll.

     Short-term financing is also provided by ST to the Company (generally on 3 to 6 months renewable basis) using ST's cost competitive corporate banking advantage in the banking community. Surplus funds are

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES placed with ST from time to time. Advances to and from ST bear interest at rates comparable to rates offered by commercial banks in Singapore. The Company also participates with ST in a cash management program managed by a bank. Under the program, cash balances are pooled and daily cash surpluses or shortfalls may, on a short-term basis, be lent to or borrowed from other ST affiliates participating in the arrangement at prevailing inter-bank rates.

     Tritech Microelectronics Ltd ("Tritech"), an ST affiliate and a fabless designer of semiconductor products, was previously a major customer of the Company. Sales to Tritech were made on substantially the same terms as those available to third parties for similar products and volumes committed. The Company has not made sales to Tritech since it was placed under judicial management on July 2, 1999. Tritech commenced winding-up proceedings on October 15, 1999 and is currently in compulsory liquidation.

     At December 31, 1999 and 2000, there were the following amounts due from or to ST and its affiliates.

                                                               1999     2000
                                                              ------   -------
Amounts due from ST
  Other receivables.........................................  $  282   $    --
Amounts due from ST affiliates
  Accounts receivable
     Trade..................................................     933        23
     Others.................................................     407       759
                                                              ------   -------
                                                              $1,622   $   782
                                                              ======   =======
Amounts due to ST
  Other current liabilities.................................  $  292   $ 1,581
Amounts due to ST affiliates
  Accounts payable, trade...................................   9,483     9,318
  Other current liabilities.................................      --       806
                                                              ------   -------
                                                              $9,775   $11,705
                                                              ======   =======

  (B) CSP AND SMP

     The Company provides management and corporate support services including accounting, financial, sales and marketing services, to CSP and SMP and allocates a portion of its costs to CSP and SMP. The Company commenced recording such recharges to CSP and SMP in 1998, which amounted to $17,623, $19,684 and $7,038 in the years ended December 31, 1998, 1999 and 2000, respectively (inclusive of charges to CSP through October 1, 1999). The Company is also committed to purchase a specified percentage of SMP's output or compensate SMP for any costs it incurs in connection with unused capacity arising from such specified percentage not purchased.

     SMP leases its fab from the Company, under a long-term lease agreement which expires in 2008. The rental expense for the years ending December 31, 1998, 1999 and 2000 was $9,177, $11,849 and $13,011, respectively.

     The Company sold plant and equipment of $6,824 and $23,331 to SMP during 1999 and 2000, respectively. The losses on the sales were immaterial.

  (C) LEASES

     Rental expense with ST for the years ended December 31, 1998, 1999 and 2000 was $2,020, $2,615 and $1,849, respectively.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

     Minimum future rental payments on non-cancellable operating leases of land from ST as of December 31, 2000 are as follows:

Payable in year ending December 31,
  2001......................................................  $ 1,849
  2002......................................................    1,849
  2003......................................................    1,849
  2004......................................................    1,849
  2005......................................................    1,849
  Thereafter................................................   35,523
                                                              -------
                                                              $44,768
                                                              =======

23.  COMMITMENTS AND CONTINGENCIES

  (A) LEASES

     Rental expense, excluding amounts payable to ST disclosed in Note 22, for the years ended December 31, 1998, 1999 and 2000 was $1,949, $2,163 and $2,907,
respectively.

     Minimum future rental payments on non-cancellable operating leases excluding amounts payable to ST disclosed in Note 22(c), as of December 31, 2000, are as follows:

Payable in year ending December 31,
  2001......................................................  $2,688
  2002......................................................   1,346
  2003......................................................     301
  2004......................................................     251
  2005......................................................     251
  Thereafter................................................   2,951
                                                              ------
                                                              $7,788
                                                              ======

  (B) TECHNOLOGY PARTNER AGREEMENT

     In addition to the technology license agreements described in Note 7, the Company has entered into an agreement with a technology partner under which the Company is required to allocate wafer capacity, as part of the consideration for the process technology the partner transferred and licensed to the Company. The agreement will expire in 2002.

     The Company has also entered into an agreement with a technology partner to jointly invest $700,000 over the next five years to develop manufacturing technologies for future generations of integrated circuits targeted at high-growth communications markets. The joint development agreement commenced on July 31, 2000 and expires upon the successful completion of the project.

     The majority of the costs for this project in 2000 were incurred by the technology partner. The Company has been billed for its allocable share of these costs which are included in research and development expenses. At December 31, 2000, the Company had accrued $28,428 of research and development expenses related to this project.

  (C) SUBSCRIPTION AND PARTICIPATION AGREEMENTS

     The Company entered into subscription and participation agreements with seven customers (the "Equity Investor Customers"), a technology partner and an investor to raise equity for the establishment of a fab.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

Under the agreements, the Equity Investor Customers, technology partner and the investor subscribed for shares with the right to subscribe for new shares pro-rata to their interest in the Company. The subscription and participation agreements were terminated on November 5, 1999.

     The Company is committed to provide the Equity Investor Customers and technology partner with rights to wafer capacity first granted under those agreements through August 2005.

  (D)  DEPOSIT AGREEMENTS

     The Company entered into deposit and supply agreements with five customers under which the customers are required to maintain deposits with the Company to secure wafer capacity. As of December 31, 2000, deposits held by the Company amounted to $55,200. These agreements, expiring on April 30, 2001, December 31, 2002, May 31, 2003 and December 31, 2003, require the Company to make available capacity to customers over the terms of the agreements.

  (E)  CAPITAL EXPENDITURE

     The Company had the following capital commitments as of December 31, 1999 and 2000:

                                                                1999       2000
                                                              --------   --------
Contracts for capital expenditure...........................  $876,263   $801,874

  (F)  CONTINGENCIES

     As is typical in the semiconductor industry, the Company has from time to time received communications from third parties asserting patents that cover certain of the Company's technologies and alleging infringement of certain intellectual property rights of others. The Company has acquired certain technology licenses for use in its business and may seek to obtain other licenses in the future. There can be no assurance that the Company will be able to obtain such future licenses on commercially reasonable terms, or at all.

     The Company has accrued a liability for, and charged to its results of operations in the periods presented, the estimated costs of obtaining such licenses for third party technology. The amounts accrued were $12,126 and $11,339 as of December 31, 1999 and 2000, respectively. No assurance can be given that such accruals are adequate.

     During 2000, the Company accrued a liability and recorded a charge of $11,570, of which $5,000 has been paid up as of December 2000, to other operating expenses for the estimated loss incurred on a licensing agreement. The loss represents the estimated amounts to be paid to the licensor as a result of restructuring the terms of the agreement. The loss has been charged to current year results of operations as the Company does not expect to derive value from the payments in future periods. The Company does not anticipate additional charges in the future related to this matter.

24.  SHARE OPTIONS AND INCENTIVE PLANS

  (A) 1995 OWNERSHIP PLAN

     The Company adopted the Chartered Semiconductor Manufacturing Employees' Share Ownership Plan (the "1995 Ownership Plan") in 1995 and terminated it on September 30, 1999 by converting the total amount paid up on the partly paid shares into an equivalent number of fully paid shares, and the unpaid subscription amounts into 1999 Option Plan options. The plan was administered by a committee nominated by the directors and provided for the grant of options to employees and directors of the Company and certain of its affiliates. The exercise period of the options was 30 days and the subscription price for each share which could be purchased upon exercise of the options was determined by the committee but could not be less than

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

Singapore dollars S$0.80. The subscription price was payable in installments, the first installment of 5% of the subscription price being payable upon exercise of the option, the second installment of 95% of the subscription price being payable over a period between the second and fifth years following the date the option is granted, however, such cumulative second installment due could be deferred and payable at each successive anniversary date. Interest was payable on outstanding installments at 8% per annum, but in 1997, the plan was revised to allow ST to bear all interest on behalf of the employees.

     Where employees failed to pay the second installment within seven years of the date of grant of the option, the employees were required to sell their shares to an ST affiliate at the greater of 5% of the market value of the shares, as determined by the committee, or 5% of the net asset value of the shares. Employees leaving the employment of the Company were entitled to retain those shares which had been fully paid for, while shares not fully paid for were either required to be sold to the ST affiliate or, in certain circumstances, were allowed to be fully paid. Shares which were not fully paid for could not be sold. Shares which were fully paid for were required to be offered to the ST affiliate at the greater of the market value of the shares, as determined by the committee, or net asset value of the shares before they could be sold to any other party.

     The 1995 Ownership Plan was accounted for in accordance with variable plan accounting.

     Total compensation expense (income) recognized for stock-based compensation under the plan for the years ended December 31, 1998 and 1999 were $(2,609) and $8,081, respectively.

     Information for December 31, 1998 and 1999 is as follows:

                                                               1998      1999
                                                              -------   -------
Shares outstanding at beginning of year (in thousands)......   12,859    11,436
Shares granted during the year (in thousands)...............       --        --
Shares fully paid and partly paid shares converted to fully
  paid shares during the year (in thousands)................   (1,423)   (2,894)
Shares cancelled during the year (in thousands).............       --    (2,626)
Shares converted to 1999 Option Plan (in thousands).........       --    (5,916)
Shares outstanding at year end (in thousands)...............   11,436        --
Subscription price for shares issued in 1995 at.............  $  0.77   $    --
Subscription price for shares issued in 1996 from...........  $  0.92   $    --
  to........................................................  $  0.98   $    --
Subscription price for shares issued in 1997 at.............  $  0.83   $    --
Subscription receivable at year end.........................  $ 9,247   $    --

  (B) 1997 OWNERSHIP PLAN

     The Company adopted the Chartered Semiconductor Manufacturing Employees' Share Ownership Plan 1997 (the "1997 Ownership Plan") in 1997 and terminated it on September 30, 1999 by converting the total amount paid up on the partly paid shares into an equivalent number of fully paid shares, and the unpaid subscription amounts into 1999 Option Plan options. The terms of the 1997 Ownership Plan were substantially similar to the 1995 Ownership Plan except that
(i) interest was not charged on outstanding and unpaid installments and (ii) the cumulative unpaid second installments due could be deferred and paid at each successive anniversary date but were not due until ten years after the date of grant of the option.

     The 1997 Ownership Plan was accounted for in accordance with variable plan accounting.

     Total compensation expense (income) recognized for stock-based compensation under the plan for the years ended December 31, 1998 and 1999 were $(171) and $2,922, respectively.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

     Information for December 31, 1998 and 1999 is as follows:

                                                               1998      1999
                                                              -------   -------
Shares outstanding at beginning of year (in thousands)......       --     4,021
Shares granted during the year (in thousands)...............    5,341     2,526
Partly paid shares converted to fully paid shares during the
  year (in thousands).......................................       --      (327)
Shares cancelled during the year (in thousands).............       --      (937)
Shares converted to 1999 Option Plan (in thousands).........       --    (5,283)
Shares granted pending issuance at year end (in
  thousands)................................................   (1,320)       --
Shares outstanding at year end (in thousands)...............    4,021        --
Subscription price for shares issued in 1997 at.............  $  0.74   $    --
Subscription price for shares issued in 1998 from...........  $  0.59   $    --
  to........................................................  $  0.84   $    --
Subscription price for shares issued in 1999 at.............  $    --   $  0.55
Weighted average grant date fair value of shares............  $  1.13   $  1.05
Subscription receivable at year end.........................  $ 3,094   $    --

     The fair value of option grants was estimated using the Black-Scholes option pricing model with the following assumptions used: dividend yield of 0% and expected lives of 10 years. The weighted average expected volatility used for option grants was 70.0% and 71.0% in 1998 and 1999, respectively. The weighted average risk free interest rate used was 5.29% and 5.52% in 1998 and 1999, respectively.

  (C) 1999 OPTION PLAN

     Effective March 30, 1999, the Company adopted the Chartered Semiconductor Manufacturing Ltd Share Option Plan 1999 (the "1999 Option Plan") which provides for a maximum of 107 million shares (subject to adjustment under the plan) to be reserved for option grants. Options granted under the plan may include nonstatutory options as well as incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code.

     The plan is administered by a committee appointed by the directors. Employees, outside directors and consultants are eligible for the grant of options except for (i) employees of affiliates and SMP, and outside directors and consultants, who are not eligible for the grant of incentive stock options;
(ii) employees, outside directors and consultants of affiliates resident in the United States, who are not be eligible for the grant of options; and (iii) employees of SMP resident in the United States, who are not eligible for the grant of options.

     The exercise price of an incentive stock option is the fair market value of the shares at the date of the grant. In certain circumstances, the exercise price may be higher than the fair market value but in no event will the exercise price be below the par value of the share.

     Option periods do not exceed 10 years from the date of grant. Upon leaving the employment of the Company, outstanding options remain exercisable for a specified period.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

     Information on options granted is as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                              OPTIONS    PRICE
                                                              -------   --------
Outstanding at January 1, 1999 (in thousands)...............       --    $  --
Granted (in thousands)......................................   25,208    $1.52
Conversion from 1995 and 1997 Ownership Plans (in
  thousands)................................................   11,199    $0.78
Exercised (in thousands)....................................   (2,630)   $0.79
                                                              -------
Outstanding at December 31, 1999 (in thousands).............   33,777    $1.33
Granted (in thousands)......................................   39,739    $8.12
Exercised (in thousands)....................................  (11,013)   $1.05
Lapsed (in thousands).......................................   (2,433)   $4.70
                                                              -------
Outstanding at December 31, 2000............................   60,070    $5.74
Exercisable at end of year (in thousands)...................    7,521    $1.35
                                                              =======

     Weighted average fair values of options granted in 1999 and 2000 were $1.26 and $5.54, respectively.

     The following table summarizes information about fixed stock options outstanding at December 31, 2000:

                           OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
-------------------------------------------------------------------------   -------------------------
                                                    WEIGHTED
                                      NUMBER         AVERAGE     WEIGHTED                    WEIGHTED
             RANGE                 OUTSTANDING      REMAINING    AVERAGE        NUMBER       AVERAGE
          OF EXERCISE                   AT         CONTRACTUAL   EXERCISE    EXERCISABLE     EXERCISE
             PRICES                 12/31/2000        LIFE        PRICE       12/31/2000      PRICE
          -----------             --------------   -----------   --------   --------------   --------
                                  (IN THOUSANDS)                            (IN THOUSANDS)
$0.54 to $0.81..................       8,834        7.2 years     $0.61         3,606         $0.65
$2.00...........................      12,337        8.3 years     $2.00         3,915         $2.00
$6.81...........................      16,954        8.8 years     $6.81            --         $  --
$9.74...........................      21,945        9.3 years     $9.74            --         $  --
                                      ------                                    -----
                                      60,070                                    7,521
                                      ======                                    =====

     The options vest over one to five years and expire on dates ranging from October 2004 to October 2009. The 1999 Option Plan is accounted for in accordance with fixed-plan accounting under APB 25 and related interpretations. Total compensation expense recognized for 1999 and 2000 totalled $9,091 and $2,778, respectively.

     The fair value of the option grants are estimated using the Black-Scholes option pricing model with the following assumptions used for grants in 1999 and 2000.

                                                                1999        2000
                                                              --------   ----------
Risk free interest rate.....................................      6.1%    5.907% to
                                                                             6.457%
Expected volatility.........................................     60.6%   73.152% to
                                                                            79.258%
Expected lives..............................................  10 years         5 to
                                                                           10 years
Dividend yield..............................................        NA           NA

     Options of 451,920 and 2,224,300 shares of the Company were granted to employees of SMP in 1999 and 2000 respectively. SMP bears the stock-based compensation charge in respect of these options.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income would have been reduced or increased to the pro forma amounts indicated below:

                                                          1998        1999       2000
                                                        ---------   --------   --------
Net income (loss)
  As reported.........................................  $(190,006)  $(32,619)  $244,766
  Pro forma...........................................  $(195,464)  $(26,186)  $180,218
Basic net income (loss) per share
  As reported.........................................  $   (0.24)  $  (0.03)  $   0.18
  Pro forma...........................................  $   (0.25)  $  (0.03)  $   0.13

                                                               1998     1999    2000
                                                              ------   ------   -----
Diluted net income (loss) per share
  As reported...............................................  $(0.24)  $(0.03)  $0.18
  Pro forma.................................................  $(0.25)  $(0.03)  $0.13

25.  FAIR VALUES OF FINANCIAL INSTRUMENTS

                                                                1999                    2000
                                                        ---------------------   ---------------------
                                                        CARRYING   ESTIMATED    CARRYING   ESTIMATED
                  ASSET/(LIABILITY)                      AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                  -----------------                     --------   ----------   --------   ----------
                                                           $           $           $           $
Long-term debt........................................  (543,659)   (538,270)   (582,463)   (587,743)
Technology obligations payable........................   (12,000)    (11,287)     (6,000)     (5,545)
Forward foreign exchange contracts....................     6,553      39,148      (3,273)     12,622
Cross currency swap...................................        --          --      (5,059)     (8,333)

     Cash and cash equivalents, bank overdrafts, amounts owing from and to ST and affiliates, accounts receivable and accounts payable. The carrying amounts approximate fair value in view of the short term nature of these balances.

     Long-term debt. The fair value is based on current interest rates available to the Company for issuance of debts of similar terms and remaining maturities.

     Technology obligations payable. The fair value is based on the present value of future payment obligations discounted at current market rates.

     Forward foreign exchange contracts. The fair value is estimated by reference to market quotations for forward contracts with similar terms, adjusted where necessary for maturity differences.

     Cross currency swap. The fair value is estimated by obtaining quotes from brokers.

     Limitations. Fair value estimates are made at a specific point in time, and are based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

           CHARTERED SEMICONDUCTOR MANUFACTURING LTD AND SUBSIDIARIES

26.  DERIVATIVE INSTRUMENTS

     The Company had the following notional amounts of derivative instruments as of December 31, 1999 and 2000:

                                                                1999       2000
                                                              --------   --------
Forward foreign exchange contracts to hedge:
  -- Singapore dollar debt..................................  $461,651   $342,885
  -- plant and equipment purchases (mainly Japanese yen)....    40,763     56,973
  -- Japanese yen capital lease obligations.................    10,346      5,498
Cross currency swap.........................................        --    129,487
                                                              --------   --------
                                                              $512,760   $534,843
                                                              ========   ========

     In conjunction with the change in the functional currency effective July 1, 1998, the Company entered into forward foreign exchange contracts to hedge the principal and interest obligations associated with its Singapore dollar denominated loans with the effect of redenominating them to US dollars.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage identified foreign currency risks (prior to July 1, 1998, principally Japanese yen and US dollars; subsequent to June 30, 1998, principally Japanese yen and Singapore dollars). See Note 2(e). Foreign currency forward contracts are generally used to reduce the potential impact of increases in foreign currency exchange rates on existing long-term debt, and to a lesser extent are used to hedge foreign currency purchase commitments. The term of forward contracts relating to long-term debt and capital lease obligations rarely exceeds five years. The term of forward contracts relating to foreign currency purchase commitments rarely exceeds six months.

     Foreign currency forward contracts used to hedge payables are carried at market value and are recorded as other assets or other liabilities in the accompanying consolidated balance sheet. Changes in market values of these agreements are deferred, and included in the basis of the hedged asset upon purchase. Foreign currency forward contracts used to hedge anticipated plant and equipment purchases are not recognized in the financial statements.

     Foreign currency forward contracts used to hedge Singapore dollar denominated debt obligations are carried at market value and are recorded as other assets or other liabilities in the accompanying consolidated balance sheet. Changes in the market values of these agreements are deferred, and included in the basis of the hedged debt.

     During the year, the Company has also entered into a cross currency swap contract to hedge the principal and interest obligations associated with a Singapore dollar debt with the effect of redenominating it to US dollars. The term of this contract is six years. This contract is carried at market value and is recorded as other assets or other liabilities in the accompanying consolidated balance sheet. Changes in market values of this contract are deferred and included in the basis of the hedged debt.

     The Company is exposed to credit losses in the event of nonperformance by the counterparties to the above exchange contracts. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of counterparties.

PROSPECTUS


                                 $4,000,000,000

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD

                                DEBT SECURITIES
                                ORDINARY SHARES
                               PREFERENCE SHARES
                                    WARRANTS

                             ---------------------

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. This means:

     - we may issue the debt securities, ordinary shares (directly or in the form of American Depositary Shares, or ADSs), preference shares, and warrants covered by this prospectus from time to time;

     - ordinary shares (directly or in the form of ADSs) may also be offered by the selling shareholders under this prospectus from time to time. Please see "Selling Shareholders" and "Plan of Distribution" for more information about the selling shareholders;

     - we will provide a prospectus supplement each time we issue or the selling shareholders sell the securities; and

     - the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

     Of the $4,000,000,000 of securities covered by this prospectus:

     - we may issue securities from time to time up to a total dollar amount of $3,000,000,000; and

     - the selling shareholders may sell ordinary shares (directly or in the form of ADSs) from time to time up to a total dollar amount of $1,000,000,000.

     You should read this prospectus and any prospectus supplement carefully before you invest. Our ordinary shares are listed on the Singapore Exchange Securities Trading Limited under the symbol "Chartered" and our ADSs are quoted on the Nasdaq National Market under the symbol "CHRT".

     CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 IN THIS PROSPECTUS.

     Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                    This Prospectus is dated March 19, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                               TABLE OF CONTENTS

SECTIONS                                                      PAGE
--------                                                      ----
Table Of Contents...........................................    i
About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Incorporation By Reference..................................    2
Chartered Semiconductor Manufacturing Ltd...................    3
Recent Developments.........................................    3
Forward-Looking Statements..................................    5
Risk Factors................................................    6
Use Of Proceeds.............................................   18
Ratio Of Earnings To Fixed Charges..........................   18
Description Of Debt Securities..............................   18
Description Of Ordinary Shares..............................   26
Description Of American Depositary Shares...................   30
Description Of Preference Shares............................   36
Description Of Warrants.....................................   37
Selling Shareholders........................................   37
Plan Of Distribution........................................   38
Legal Matters...............................................   40
Experts.....................................................   40

                             ABOUT THIS PROSPECTUS

     This document is called a prospectus and is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000. In addition, under the shelf process, one or more selling shareholders may from time to time sell ordinary shares (directly or in the form of ADSs) described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

     This prospectus provides you with a general description of the securities we or the selling shareholders may offer. Each time we or the selling shareholders sell securities we or the selling shareholders will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

     The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information".

     When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we, the selling shareholders nor any underwriters or agents have authorized anyone to provide you with different information. Neither we nor the selling shareholders are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this document to "Chartered," "our company," "we," "our" and "us" refer to Chartered Semiconductor Manufacturing Ltd, a limited liability company formed in the Republic of Singapore, and its subsidiaries. When we refer to "Singapore dollars and "S$" in this document, we are referring to Singapore dollars, the legal currency of Singapore. When we refer to "U.S. dollars," "dollars," "$" and "US$" in this document, we are referring to United States dollars, the legal currency of the United States. For your convenience, we have included in this document translations of some Singapore dollar amounts into U.S. dollar amounts based on an exchange rate of S$1.7470 to US$1.00 as of September 30, 2000. These translations should not be construed as a representation that those Singapore dollar or U.S. dollar amounts could have been, or could be, converted to U.S. dollar or Singapore dollars, as the case may be, at any particular rate, the rate stated above, or at all.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-3 (Registration No. 333-56878) with respect to the securities we and the selling shareholders are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we and the selling shareholders are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

     We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we are required to file reports and other information with the SEC. Specifically, we are required to file annually a Form 20-F no later than six months after the close of our fiscal year, which is December 31. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

     Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings made by us with the SEC (except for our future filings on Form 6-K which will only be incorporated by reference into this document if we state in such filings that they are being incorporated by reference into this document) until we and the selling shareholders sell all of the securities covered by this prospectus:

     - our annual report on Form 20-F for the fiscal year ended December 31, 1999 filed with the SEC on March 20, 2000 and the Amendment thereto filed with the SEC on March 22, 2000.

     - our reports on Form 6-K filed with the SEC on:

        - April 7, 2000;

        - April 14, 2000;

        - April 18, 2000;

        - May 15, 2000;

        - May 25, 2000;

        - May 31, 2000;

        - June 30, 2000;

        - July 21, 2000;

        - July 25, 2000;

        - August 14, 2000;

        - August 25, 2000;

        - September 1, 2000;

        - September 28, 2000;

        - October 20, 2000;

        - October 27, 2000;

        - November 6, 2000;

        - November 14, 2000;

        - November 20, 2000;

        - December 6, 2000;

        - December 14, 2000;

        - December 28, 2000;

        - January 30, 2001;

        - February 20, 2001;

        - February 28, 2001; and

        - March 2, 2001

     - our registration statement on Form 8-A filed with the SEC on October 26, 1999.

     We will provide, without charge, at the written or oral request of anyone, including any beneficial owner, to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: Chartered Semiconductor Manufacturing Ltd, 60 Woodlands Industrial Park D, Street 2, Singapore 738406, Attention: Legal Department; telephone number: (65) 362-2838.

                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD

     Chartered is one of the world's leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and manufacturers of electronic systems. We focus on providing foundry services to customers that serve high-growth, technologically advanced applications, including communications applications such as wireless, Gigabit Ethernet, ATM and ADSL. Our top five customers for the year 2000 were Agilent Technologies, Ericsson, Broadcom, ST Microelectronics and Conexant.

     We currently own, or have an interest in, five fabrication facilities, all of which are located in Singapore. In addition, we have recently completed a substantial portion of the construction of our sixth fab, Fab 7. We have service operations in 11 locations and in seven countries in North America, Europe and Asia. We were incorporated in Singapore in 1987. As of February 28, 2001, we were approximately 60.8% owned by Singapore Technologies, or ST, and its affiliate. ST is one of Singapore's largest industrial conglomerates and is indirectly wholly-owned by the Government of Singapore.

     Our principal executive and registered offices are located at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. Our telephone number is (65) 362-2838. Our internet address is www.charteredsemi.com. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE A PART OF THIS DOCUMENT.

                              RECENT DEVELOPMENTS

     Manufacturing Facilities. As a result of the lower near-term growth outlook in 2001 and the resulting drop in demand for wafers, we have revised our plans for our sixth fab, Fab 7. As revised, our plan is to equip Fab 7 with 300mm manufacturing equipment instead of our original plan of equipping it with 200mm manufacturing equipment. With this change, we expect that Fab 7 will have a longer useful life as it will be equipped with machines capable of fabricating larger-diameter wafers which we expect to be the industry standard of the future. This revised plan will require additional capital expenditure of approximately $1.4 billion for Fab 7, which is 67% higher than our original capital expenditure of $2.1 billion planned for Fab 7, bringing the total capital expenditure for Fab 7 to $3.5 billion. We expect to require additional financing to complete construction and equipping of Fab 7.

     In addition to revising our plans for Fab 7, as a result of the changes in the near-term growth outlook, we have also revised our previous output and capacity projections of our other fabs. The following table reflects our output and wafer-capacity figures as of December 31, 2000 for each of our fabs and the fab of our affiliate, SMP (Fab 5)(except for Fab 7, which is as of March 2001). Fabs 1, 2 and 3 are wholly-owned and operated by our company. Fab 5 is operated by Silicon Manufacturing Partners, or SMP, which we jointly own with Agere Systems Singapore Pte. Ltd., a subsidiary of Agere Systems Inc. (the former Microelectronics Group of Lucent Technologies Inc.). Fab 6 is operated by Chartered Silicon Partners, or CSP, which we jointly own with a subsidiary of Agilent Technologies and EDB Investments. As of March 2001, our expectation is that pilot production will begin at Fab 7, which is wholly-owned and will be operated by our company, in mid 2002. We do not have a Fab 4.

                                                                                             FAB 5             FAB 6
                                       FAB 1             FAB 2             FAB 3            (SMP)(1)          (CSP)(1)
                                  ----------------  ----------------  ----------------  ----------------  ----------------
Production commenced............        1989              1995              1997              1999              2000
Current output(2)...............  29,400 wafers     41,200 wafers     18,800 wafers     15,700 wafers     2,700 wafers per
                                  per month(3)      per month         per month         per month         month
Estimated full capacity(4)......  28,000 wafers     52,000 wafers     26,000 wafers     24,000 wafers     41,000 wafers
                                  per month(3)      per month;        per month;        per month;        per month;
                                                    expected 2002     expected 2002     expected 2002     expected 2003
Wafer size......................  Six-inch          Eight-inch        Eight-inch        Eight-inch        Eight-inch
                                  (150mm)           (200mm)           (200mm)           (200mm)           (200mm)
Process Technologies............  1.2 to 0.5um      0.6 to 0.3um(6)   0.35 to           0.25 to           0.25 to
                                                                      0.22um(6)         0.15um(6)         0.13um(6)
Manufacturing Technologies......  Digital; Analog;  Digital; Analog;  Digital; SRAM;    0.25um Digital;   High
                                  ROM; EEPROM(7)    SRAM; Flash       ROM(7)            BiCMOS; Analog;   Performance,
                                                    Memory(7)                           eSRAM(7)          high-density
                                                                                                          CMOS; high
                                                                                                          density SRAM(7)
Clean room......................  34,000 sq. ft.    109,000 sq. ft.   86,000 sq. ft.    91,000 sq. ft.    123,000 sq. ft.
                                  Class 10; 10,000  Class-1 SMIF(8)   Class-1 SMIF(8)   Class-1 SMIF(8)   Class-1 SMIF(8)
                                  sq. ft. Class-1
                                  SMIF(8)


                                       FAB 7
                                  ----------------
Production commenced............   EXPECTED 2002
Current output(2)...............  --
Estimated full capacity(4)......  30,000 wafers
                                  per month;
                                  expected 2004(5)
Wafer size......................  Twelve-inch
                                  (300mm)
Process Technologies............  0.18um and
                                  Lower(6)
Manufacturing Technologies......  Logic CMOS;
                                  high-density
                                  SRAM(7)
Clean room......................  170,000 sq. ft
                                  Class-1 SMIF(8)

---------------

(1) With respect to Fab 5 and Fab 6, the information includes capacity to which our strategic partners are entitled.
(2) Current output is as of December 31, 2000.
(3) Equivalent to 16,610 eight-inch wafers per month for current output and 15,820 eight-inch wafers per month for estimated full capacity. For purposes of estimating full capacity, we have assumed the production of wafers using a certain technology mix. Because we have been producing wafers with a different mix of technology than that previously assumed, we have been exceeding our estimated full capacity for Fab 1.
(4) Estimated capacity is based on our current and anticipated process technology mix, which may vary. Our projections of estimated full capacity have varied from previous projections made in 1999 and 2000 in terms of number of wafers and expected date for achieving full capacity because of recent revisions to our earlier plans, including expansion in production capacity, improvements in wafer technology mix and, in the case of Fab 7, a move towards fabrication of larger-diameter wafers.
(5) Equivalent to 75,000 eight-inch wafers per month.
(6) These manufacturing processes are preliminary and their successful implementation depend on various factors, including our ability to achieve advances in process technology or to obtain access to advanced process technology developed by others. These fabs can be retrofitted to achieve smaller geometries than those shown above.
(7) ROMs are read-only memory devices. EEPROMs are electrically erasable programmable read-only devices. SRAMs are static random access memory devices. eSRAMs are embedded static random access memory devices. CMOS means complementary metal oxide silicon. BiCMOS means bipolar complementary metal oxide silicon.

(8) Class 10 means a standard of air purity under which the amount of dust is limited to fewer than ten particles of dust per cubic foot of air. Class 1 means a standard of air purity under which the amount of dust is limited to fewer than one particle of dust per cubic foot of air. SMIF means standard mechanical interface.

     Increased Foundry Capacity. We intend to expand our production capacity to meet the anticipated needs of our customers. We plan to increase our total production capacity from approximately 94,600 eight-inch equivalent wafers per month in December 2000 to an estimated 183,500 eight-inch equivalent wafers per month (which figures include 49% of the production capacity of Fab 5 and 100% of the production capacity of Fab 6) by December 2003. On an aggregate annual basis, we expect our production capacity to increase from an existing capacity of approximately 985,000 eight-inch equivalent wafers in 2000 (which exceeded our earlier projection of 970,000), to approximately 1,250,000, 1,525,000 and 2,000,000 eight-inch equivalent wafers in years 2001, 2002 and 2003, respectively (which figures include 49% of the production capacity of Fab 5 and 100% of the production capacity of Fab 6). Our projections for the years 2001 and 2002 have been revised downwards from previous projections of 1,400,000 and 1,780,000 for 2001 and 2002, respectively, to reflect a more cautious plan in light of the uncertainty in the near-term market outlook. We believe that increasing our foundry capacity is critical to ensuring that we can satisfy our customers' volume requirements as they continue to grow.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and accompanying prospectus supplement contain or incorporate statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as "will likely result", "may", "are expected to", "is anticipated", "estimate", "projected", "intends to", or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in this prospectus and the accompanying prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the accompanying prospectus supplement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

     Important factors that could cause actual results to differ materially from our expectations are discussed under the heading "Risk Factors" below and elsewhere in this prospectus.

                                  RISK FACTORS

     You should consider the following risk factors and other information in this prospectus before deciding to buy our securities.

RISKS RELATED TO OUR FINANCIAL CONDITION

  We have a history of losses and negative cash flows and this may continue.

     Since our inception in 1987, we have incurred significant operating losses and negative cash flows. This was true even in years in which our revenues increased. For example, in 1998, revenue increased 11.3% over 1997 but operating losses were 103.9% higher. The increase in revenue in 1998 was driven by higher shipment volumes but was offset by a 12.0% decline from 1997 in our average selling price of semiconductor wafers, higher production costs on increased volume and under-utilization of capacity at our fabrication facilities. More recently, for the first quarter of 2001, we expect to incur a net loss due to a reduction in revenues and under-utilization of capacity at our fabrication facilities.

     As of December 31, 2000, we had a retained deficit of approximately $33.0 million. We cannot assure you that our operating losses or negative cash flows will not continue or increase in the future or that we will continue to be profitable.

  We need to continuously improve our device yields, maintain high capacity utilization and optimize the technology mix of our semiconductor wafer production to achieve our profit targets.

     The key factors that affect our profit margin are our ability to:

     - continuously improve our device yields;

     - maintain high capacity utilization; and

     - optimize the technology mix of our semiconductor wafer production.

     The term "device yields" means the actual number of usable semiconductor devices on a semiconductor wafer in relation to the total number of devices on the wafer. Our device yields directly affect our ability to attract and retain customers, as well as the price of our services.

     The term "capacity utilization" means the actual number of semiconductor wafers we are processing at a fabrication facility, or fab, in relation to the total number of wafers we have the capacity to process. Our capacity utilization affects our operating results because a large percentage of our operating costs are fixed. For example, in 1996, 1997 and 1998, a worldwide overcapacity of semiconductor wafer supply resulted in lower utilization rates at our fabs. More recently, for the first quarter of 2001, we have experienced under-utilization of capacity at our fabs and estimate that our capacity utilization in the first quarter of 2001 will be in the low 60 percentage range due to lower demand across all of our market segments. This has had a negative effect on our company during such periods. Other factors potentially affecting capacity utilization rates are the complexity and mix of the wafers produced, overall industry conditions, operating efficiencies, the level of customer orders, mechanical failure, disruption of operations due to expansion of operations or relocation of equipment and fire or natural disaster.

     Because the price of wafers varies significantly, the mix of wafers produced affects revenue and profitability. The value of a wafer is determined by the complexity of the device on the wafer. Production of devices with higher level functionality and greater system-level integration requires more manufacturing steps than the production of less complex devices and commands higher wafer prices.

     If we are unable to continuously improve our device yields, maintain high capacity utilization or optimize the technology mix of our wafer production, we may not be able to achieve our profit targets, in which case the market price of our securities could fall.

  Our operating results fluctuate from quarter-to-quarter which makes it difficult to predict our future performance.

     Our revenues, expenses and operating results have varied significantly in the past and may fluctuate significantly from quarter-to-quarter in the future due to a number of factors, many of which are outside our control. These factors include, among others:

     - the cyclical nature of both the semiconductor industry and the markets served by our customers;

     - changes in the economic conditions of geographical regions where our customers and their markets are located;

     - shifts by integrated device manufacturers, or IDMs, between internal and outsourced production;

     - our customers' adjustments in their inventory;

     - the loss of a key customer or the postponement of an order from a key customer;

     - the rescheduling or cancellation of large orders;

     - our inability to qualify new processes or customer products in a timely manner;

     - the return of wafers due to quality or reliability issues;

     - malfunction of our wafer production equipment;

     - the timing and volume of orders relative to our available production capacity;

     - our ability to obtain raw materials and equipment on a timely and cost effective basis;

     - environmental events or industrial accidents such as fires or explosions;

     - currency and interest rate fluctuations that may not be adequately hedged; and

     - technological changes.

     Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, you should not rely on quarter-to-quarter comparisons to predict our future performance. Unfavorable changes in any of the above factors may seriously harm our company. In addition, it is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of securities may underperform or fall.

  We expect to incur substantial capital expenditures in connection with our growth plans and may require additional financing that may not be available.

     Our business and the nature of our industry require us to make substantial capital expenditures leading to a high level of fixed costs. We expect to incur significant capital expenditures in connection with our growth plans. For example, we expect to incur approximately $1.2 billion of capital expenditures in year 2001, which represents an increase of more than 20% over year 2000. We also anticipate that from time to time, we will expand and add equipment to increase the capacity of our existing fabs, two of which are jointly-owned with third parties. We expect to require additional financing to complete such equipping. The foregoing capital expenditures will be made in advance of sales. Given the fixed cost nature of our business, we may incur losses if our revenue does not adequately offset the level of our capital expenditures, as occurred in 1997, 1998 and the first three quarters of 1999. Additionally, our actual expenditures may exceed our planned expenditures for a variety of reasons, including changes in our growth plan, our process technology, market conditions, customer requirements, interest rates and other factors.

     In September 2000, CSP, our strategic alliance that owns and operates Fab 6, entered into a credit facility providing for borrowings of $820 million to finance its capital expenditure requirements. The actual amount of debt to be incurred under the facility will be influenced by several factors, including without limitation, the speed and timing of the ramp up of operations at Fab 6, our cash flow position and the need to comply with specified debt-to-equity ratios under the terms of the credit facility.

     We will require additional financing to fund our current growth plan. There can be no assurance that additional financing will be available at all or, if available, that such financing will be obtained on terms favorable to us or that any additional financing will not be dilutive to our shareholders or creditors. In addition, a substantial portion of our borrowings is guaranteed by our controlling shareholder, ST, and its affiliates. We may not be able to obtain similar credit guarantees from ST in the future.

  We have a high level of debt. If we are unable to make interest and principal payments on our debt, it could seriously harm our company.

     We have now and will continue to have a significant amount of debt. Our high level of debt and the covenants contained in our financing documents could have important consequences to you. For example, they could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to pursue our growth plan;

     - require us to seek the lender's consent prior to paying dividends on our ordinary shares;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the semiconductor industry; and

     - limit our ability to incur additional borrowings or raise additional financing.

     We cannot assure you that we will be able to make interest and principal payments on debt incurred in connection with our growth if the average selling prices or demand for our semiconductor wafers are lower than expected.

  Changes in US accounting standards may impact our financial reporting.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000 and became effective for our company on January 1, 2001. The accounting for changes in fair value (i.e. gains and losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. Some of our derivative instruments did not qualify for hedge accounting. Although adoption of SFAS No. 133 did not have a material effect on our company's financial position or results of operations as of January 1, 2001, we cannot assure you that future derivative instrument transactions will not have a material effect on our company's financial position or results of operations.

RISKS RELATED TO OUR OPERATIONS

  The cyclical nature of the semiconductor industry and the periodic overcapacity that results from this may seriously harm our company.

     The semiconductor industry has historically been highly cyclical and, at various times, has experienced significant economic downturns characterized by production overcapacity, reduced product demand, and rapid erosion of average selling prices. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand, as we and our competitors have done. As a result, periods of overcapacity in the semiconductor industry have frequently followed periods of increased demand. We expect this pattern to be repeated in the future. In addition, the markets for semiconductors are characterized by rapid technological change, evolving industry standards, intense competition and fluctuations in end-user demand. Our operating results for 1997 and 1998 were seriously harmed by a downturn in the semiconductor market. Future downturns in the semiconductor industry may be severe and could seriously harm our

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company. In particular, the combination of a sharp inventory correction in end markets and weakening economic performance, particularly in the U.S., towards the end of 2000 could seriously harm our company.

  A decrease in demand for communications equipment and personal computers may significantly decrease the demand for our services.

     A significant percentage of our sales revenue is derived from customers who use our manufacturing services to make semiconductors for communications equipment and personal computers. Any significant decrease in the demand for communications equipment or personal computers may decrease the demand for our services and could seriously harm our company. In addition, the declining average selling price of communications equipment and personal computers places significant downward pressure on the prices of the components that are used in such equipment. If the average selling prices of communications equipment and personal computers continue to decrease, the downward pricing pressure on components produced by our company may reduce our revenue and therefore reduce our gross profit margin significantly. More recently, the slow down in the economic growth in the U.S. has caused a decline in demand for semiconductor wafers by our customers that are located in or that have markets in the U.S. This may in turn result in downward pricing pressure and the reduction of our revenue and our gross profit margins which could seriously harm our company.

  We depend on a small number of customers for a significant portion of our revenues.

     We have been largely dependent on a small number of customers for a substantial portion of our business. Our top ten customers accounted for 62.3% and 58.8% of our total net revenue in 1999 and 2000, respectively. In 1999, our two largest customers accounted for approximately 11.1% and 7.4% of our total net revenue, respectively, and, in 2000, our two largest customers accounted for 12.9% and 9.7% of our total net revenue, respectively. If you consider our share of revenue from our non-consolidated joint venture, SMP, these percentages are generally higher. We expect that we will continue to be dependent upon a relatively limited number of customers for a significant portion of our revenue. We cannot assure you that revenue generated from these customers, individually or in the aggregate, will reach or exceed historical levels in any future period. Loss or cancellation of business from, significant changes in scheduled deliveries to, the return of wafers due to quality or reliability issues by, or decreases in the prices of services sold to, any of these customers could seriously harm our company.

  Our customers do not place purchase orders far in advance. Therefore, we do not have any significant backlog.

     Our customers generally do not place purchase orders far in advance. In addition, due to the cyclical nature of the semiconductor industry, our customers' purchase orders have varied significantly from period-to-period. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our net revenue in future periods. Moreover, our expense levels are based in part on our expectations of future revenue and we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. We expect that in the future our revenue in any quarter will continue to be substantially dependent upon purchase orders received in that quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods.

  We may not be able to implement new technology as it becomes available which may affect our ability to produce advanced products at competitive prices.

     The semiconductor industry is rapidly developing and the technology used is constantly evolving. If we do not anticipate the technology evolution and rapidly adopt new and innovative technology, we may not be able to produce sufficiently advanced products at competitive prices. There is a risk that our competitors may adopt new technology before we do, resulting in our loss of market share. If we do not continue to produce the most advanced products at competitive prices, our customers may use the services of our competitors instead of our services, which could seriously harm our company.

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  We depend on our technology partners to advance our portfolio of process technologies.

     Enhancing our manufacturing process technologies is critical to our ability to provide services for our customers. We intend to continue to advance our process technologies through internal research and development efforts and technology alliances with leading semiconductor vendors. Although we have an internal research and development team focused on developing new semiconductor manufacturing process technologies, we are dependent on our technology partners to advance our portfolio of process technologies. We currently have joint development and technology sharing agreements with Agere Systems Inc. (the former Microelectronics Group of Lucent Technologies Inc.), Agilent Technologies, and a joint development agreement with Ericsson Microelectronics AB, or Ericsson. If we are unable to continue our technology alliances with these partners on mutually beneficial economic terms, or are unable to enter into new technology alliances with other leading semiconductor vendors, we may not be able to continue providing our customers with leading edge process technologies, which could seriously harm our company.

  We depend on our strategic alliances relating to fab 5 and fab 6. Termination of either of these alliances could seriously harm our company.

     We currently have two strategic alliances relating to the operation of Fab 5 and Fab 6. Silicon Manufacturing Partners, or SMP, which operates Fab 5, is jointly-owned with Agere Systems Singapore Pte Ltd. (formerly Lucent Technologies Microelectronics Pte. Ltd.), a subsidiary of Agere Systems Inc. CSP, which owns and operates Fab 6, is jointly-owned with a subsidiary of Agilent Technologies and with EDB Investments Pte Ltd. We believe our alliances with these companies give us access to select leading edge process technologies, moderate our development costs and capital expenditures and increase our fab utilization rates. The termination of either of these alliances could seriously harm our company.

  We may not be able to compete successfully in our industry.

     The worldwide semiconductor foundry industry is highly competitive. We compete with dedicated foundry service providers such as Taiwan Semiconductor Manufacturing Corporation, or TSMC, and United Microelectronics, or UMC, as well as the foundry operation services of some IDMs such as International Business Machines, or IBM. IDMs principally manufacture and sell their own proprietary semiconductor products, but may offer foundry services. Further, there have been a number of new entrants to the semiconductor foundry industry. Our competitors may have greater access to capital and substantially greater production, research and development, marketing and other resources than we do. As a result, these companies may be able to compete more aggressively over a longer period of time than we can.

     A number of semiconductor manufacturers, including our primary competitors and our company, have recently announced plans to increase their manufacturing capacity (including setting up fabrication facilities in Singapore) and, as a result, we expect that there will be a significant increase in worldwide semiconductor capacity over the next five years. If growth in demand for this capacity fails to match the growth in supply, or occurs more slowly than anticipated, there may be more intense competition and pressure on the pricing of our services may result. Any significant increase in competition may erode our profit margins and weaken our earnings.

     The principal elements of competition in the wafer foundry market include technical competence, time-to-market, research and development quality, available capacity, device yields, customer service and price. We cannot assure you that we will be able to compete successfully in the future, which could seriously harm our company.

  Our business depends in part on our ability to obtain and preserve intellectual property rights.

     Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology. As of December 31, 2000, we had filed an aggregate of 970 patent applications worldwide (520 of which were filed in the U.S.) and held 272 patents worldwide (219 of which are U.S. patents), relating to our production processes. We intend to continue to file patent applications when and where appropriate to protect our proprietary technologies. The process of seeking patent protection may
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

take a long time and be expensive. We cannot assure you that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that the Asian countries in which we market our services, such as Taiwan and China, will protect our intellectual property rights to the same extent as the United States.

  We may be subject to intellectual property rights disputes.

     Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States and elsewhere until they are granted. Although we are not currently a party to any material litigation involving patent infringement, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. As is typical in the semiconductor industry, we have from time to time received communications from third parties asserting patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect to receive similar communications in the future. In the event any third party were to make a valid claim against us or our customers we could be required to:

     - discontinue using certain process technologies which could cause us to stop manufacturing certain semiconductors;

     - pay substantial monetary damages;

     - seek to develop non-infringing technologies, which may not be feasible;
       or

     - seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all.

     Our company could be seriously harmed by such developments. Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. If we fail to obtain necessary licenses or if litigation relating to patent infringement or other intellectual property matters occurs, it could seriously harm our company.

RISKS RELATING TO MANUFACTURING

  We may experience difficulty in achieving acceptable device yields, product performance and delivery times as a result of manufacturing problems.

     The process technology for the manufacture of semiconductor wafers is highly complex, requires advanced and costly equipment and is continuously being modified in an effort to improve device yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the production process, disruptions in the supply of utilities or defects in the key materials and tools used to manufacture wafers can cause a percentage of the wafers to be rejected or individual semiconductors on specific wafers to be non-functional, which in each case negatively affects our device yields. We have, from time to time, experienced production difficulties that have caused delivery delays, lower than expected device yields and the replacement of certain vendors of manufacturing equipment used in our production processes. We may also experience difficulty achieving acceptable device yields, product performance and product delivery times in the future as a result of manufacturing problems. These problems may result from, among other things, production failures, capacity constraints, construction delays, increasing production at new facilities, upgrading or expanding existing facilities or changing our process technologies. Any of these problems could seriously harm our company.

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  We depend on our vendors of raw materials, supplies and equipment and do not typically have long-term supply contracts with them.

     We depend on our vendors of raw materials and supplies. To maintain competitive manufacturing operations, we must obtain from our vendors, in a timely manner, sufficient quantities of quality materials and supplies at acceptable prices. We obtain most of our materials and supplies, including critical materials such as raw semiconductor wafers, from a limited number of vendors. We purchase all of our key materials and supplies on a blanket purchase order basis. With the exception of one multi-year contract for the purchase of raw wafers, we do not have long term contracts with any other vendors. Further, although some of our blanket purchase order contracts contain price and capacity commitments, these commitments tend to be short-term in nature. As a result, from time to time due to capacity constraints, vendors have extended lead times or limited the supply of required materials and supplies to us. Consequently, from time to time, we have experienced difficulty obtaining quantities of raw materials we need on a timely basis.

     In addition, from time to time, we may reject materials and supplies that do not meet our specifications, resulting in declines in output or device yields. We cannot assure you that we will be able to obtain sufficient quantities of raw materials and other supplies of an acceptable quality. If our ability to obtain sufficient quantities of raw materials and other supplies in a timely manner is substantially diminished or if there are significant increases in the costs of raw materials, it could seriously harm our company.

     We also depend on a limited number of manufacturers and vendors that make and sell the complex equipment we use in our manufacturing processes. In periods of high market demand, the lead times from order to delivery of this equipment could be as long as 12 months. If there are delays in the delivery of this equipment or if there are increases in the cost of this equipment, it could seriously harm our company. Further, the long lead time reduces our flexibility in responding to changing market conditions.

  We depend on ST Assembly Test Services Ltd for most of our semiconductor assembly and testing requirements.

     Semiconductor assembly and testing are complex processes which involve significant technological expertise and specialized equipment. We work with several vendors for the back-end portion of our turnkey services. However, to the extent that turnkey services are required by our customers, we currently subcontract to our affiliate ST Assembly Test Services Ltd, or STATS, a significant amount of such orders. STATS may, from time to time, experience production interruption due to, among other things, technical problems occurring during the assembly and testing processes. Because STATS is our major provider of these services, any prolonged interruption in STATS' operations or the termination of our affiliation with STATS could seriously harm our company.

  We are subject to the risk of loss due to fire because the materials we use in our manufacturing processes are highly flammable.

     We use highly flammable materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of loss arising from fires. Although we have implemented industry acceptable risk management controls at our manufacturing locations, the risk of fire associated with these materials cannot be completely eliminated and, in the past, we have had minor interruptions in production as a result of fire. We maintain insurance policies to guard against losses caused by fire. While we believe our insurance coverage for damage to our property and disruption of our business due to fire is adequate, we cannot assure you that it would be sufficient to cover all of our potential losses. If any of our fabs were to be damaged or cease operations as a result of a fire, it would temporarily reduce manufacturing capacity and seriously harm our company.

  Our failure to comply with certain environmental regulations could seriously harm our company.

     We are subject to a variety of laws and governmental regulations in Singapore relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production process. While we believe that we are currently in compliance in all material respects with such laws and regulations, if we fail to
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

use, discharge or dispose of hazardous materials appropriately, our company could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations. In addition, we could be required to pay for the cleanup of our properties if they are found to be contaminated even if we are not responsible for the contamination. We maintain insurance policies to guard against losses resulting from environmental harm caused by our company. While we believe our insurance coverage is adequate, we cannot assure you that it would be sufficient to cover all our potential losses.

RISKS RELATING TO OUR INFRASTRUCTURE

  We face several risks in constructing and equipping new fabrication plants.

     Where we expand by constructing new fabrication plants, there will be certain uncontrollable events that could delay the project or increase the costs of construction and equipping, even if we take the project management and planning steps we believe are necessary to complete the new fabrication plants on schedule and within budget. Such potential events include:

     - a major design and/or construction change caused by changes to the initial building space utilization plan or equipment layout;

     - technological, capacity and other changes to our plans for new fabrication plants necessitated by changes in market conditions;

     - shortages and late delivery of building materials and facility equipment;

     - delays in the installation, commissioning and qualification of our facility equipment;

     - a long and intensive wet season that limits construction;

     - a shortage of foreign construction workers or a change in immigration laws preventing such workers from entering Singapore;

     - strikes and labor disputes;

     - on-site construction problems such as industrial accidents, fires and structural collapse; and

     - delays in securing the necessary governmental approvals and land lease.

  We depend on key personnel and, due to the strong demand in Singapore for skilled labor, may have difficulty attracting sufficient numbers of skilled employees.

     Our success depends to a significant extent upon the continued service of our key senior executives and our engineering, marketing, customer services, manufacturing, support and other personnel. In addition, in connection with our growth plans, we are likely to need a greater number of experienced engineers and other employees in the future. The competition for skilled employees is intense. Due to the current shortage of experienced personnel in Singapore, we must recruit our personnel internationally. This is more expensive than hiring personnel locally, and therefore increases our operating costs. As of December 31, 2000, a majority of our employees were citizens of countries other than Singapore. We expect demand for personnel in Singapore to increase significantly in the future as new wafer fabrication facilities, including those of our competitors, are established in Singapore. If we were to lose the services of any of our existing key personnel without adequate replacements, or were unable to attract and retain new experienced personnel as we grow, it could seriously harm our company. We do not carry "key person" life insurance on any of our personnel.

  We may not be able to manage our growth, which could seriously harm our company.

     Until the end of 2000, we have experienced a period of significant growth. This growth has placed, and our future growth will place, a significant strain on our managerial, technical, financial, production, operational and other resources. In particular, by expanding our manufacturing facilities and equipping new facilities we may create additional capacity at our fabs, which, if not utilized, would reduce our profitability and could seriously harm our company.

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RISKS RELATED TO INVESTMENTS IN A CONTROLLED CORPORATION

  Singapore Technologies controls our company and its interests may conflict with the interests of our other shareholders.

     As of December 31, 2000, ST and its affiliates beneficially own approximately 60.8% of our outstanding ordinary shares. As a result, ST is able to exercise control over many matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions.

     ST also provides us with financing, guarantees some of our debt and enters into forward foreign exchange contracts with us. While we believe that ST will continue to provide us credit and other support, ST has no obligation to do so and the availability and the amount of its support may not be at the same levels as previously provided.

     We also have contractual and other business relationships with ST and its affiliates and may engage in transactions from time to time that are material to us. Although the Audit Committee of our Board of Directors will review all material transactions between our company and ST, circumstances may arise in which the interests of ST and its affiliates could conflict with the interests of our other shareholders. Because ST and its affiliates own a significant portion of our ordinary shares, they could delay or prevent a change in control of our company, even if a transaction of that nature would be beneficial to our other shareholders. Our Articles of Association do not contain any provision requiring that ST and its affiliates own at least a majority of our ordinary shares.

RISKS RELATED TO INVESTMENT IN A FOREIGN CORPORATION

  We operate internationally and are therefore affected by problems in other countries.

     Our principal customers are located in the United States, Europe and Taiwan and our principal vendors are located in the United States, Japan and Europe. As a result, we are affected by economic and political conditions in those countries, including:

     - fluctuations in the value of currencies;

     - changes in labor conditions;

     - longer payment cycles;

     - greater difficulty in collecting accounts receivable;

     - burdens and costs of compliance with a variety of foreign laws;

     - political and economic instability;

     - increases in duties and taxation;

     - imposition of restrictions on currency conversion or the transfer of funds;

     - limitations on imports or exports;

     - expropriation of private enterprises; and

     - reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.

     The geographical distances between Asia, the Americas and Europe also create a number of logistical and communications challenges. Although we have not experienced any serious harm in connection with our international operations, we cannot assure you that such problems will not arise in the future.

  Economic conditions where our customers and their markets are located may have a negative impact on our revenue.

     A significant portion of our revenue is derived from sales to customers whose semiconductors are used in products that are sold in the U.S., Europe, Japan, Taiwan and other countries in East and Southeast Asia.
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

Our results of operations in the future could be negatively impacted if the economic environment in these countries deteriorates. For example, in 1998, many countries in Asia experienced considerable currency volatility and depreciation, high interest rates and declining asset values. As a result, there was a general decline in business and consumer spending and a decrease in economic growth as compared with prior years. Although Singapore was not materially affected by these events, our results of operations in 1998 were affected by overall regional economic conditions because demand for semiconductor products generally rises as the overall level of economic activity increases and falls as activity decreases. More recently, the U.S. is experiencing a general slow down in economic growth as compared to prior years, and this has caused a decline in the demand for the products of our customers, which in turn has resulted in a decrease in demand for semiconductor wafers by our customers that are located in or that have markets in the U.S.

  Exchange rate fluctuations may affect the value of our securities.

     Our financial statements are prepared in U.S. dollars. Our net revenue is generally denominated in U.S. dollars and our operating expenses are generally incurred in U.S. dollars and Singapore dollars. Our capital expenditures are generally denominated in U.S. dollars, Japanese yen, Singapore dollars and other currencies. Although we hedge a portion of the resulting net foreign exchange position through the use of forward exchange contracts, we are still affected by fluctuations in exchange rates among the U.S. dollar, the Japanese yen, the Singapore dollar and other currencies. We are particularly affected by fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar. For example, in 2000, substantially all of our revenue and approximately 75.7% of our cost of revenue were denominated in U.S. dollars. If the Singapore dollar strengthens against the U.S. dollar by 2.0%, our cost of revenue will increase by 0.5%. Likewise, if the Singapore dollar weakens against the U.S. dollar by 2.0%, our cost of revenue will decrease by 0.5%. Any significant fluctuation in exchange rates may harm our company. In addition, fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar could affect the U.S. dollar value of our securities, and the value of any cash dividends if paid in U.S. or Singapore dollars.

  Our public shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. corporation.

     Our corporate affairs are governed by our Memorandum and Articles of Association and by the laws governing corporations incorporated in Singapore. The rights of our shareholders and the responsibilities of the members of our Board of Directors under Singapore law may be different from those applicable to a corporation incorporated in the United States. Therefore, our public shareholders may have more difficulty in protecting their interests in connection with actions taken by our management, members of our Board of Directors or our controlling shareholders than they would as shareholders of a corporation incorporated in the United States. For example, controlling shareholders in United States corporations are subject to fiduciary duties while controlling shareholders in Singapore corporations are not subject to such duties.

  It may be difficult for you to enforce any judgment obtained in the United States against us or our affiliates.

     Our company is incorporated under the laws of the Republic of Singapore. Many of our directors and executive officers, and some of the experts named in this document, reside outside the United States. In addition, virtually all of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult to enforce in or out of the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the United States securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States, it may be difficult for investors to enforce liabilities based upon United States securities laws.

     We have been advised by Allen & Gledhill, our Singapore legal counsel, that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States are not enforceable in Singapore courts. Allen & Gledhill has also advised us that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.

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  Singapore law contains provisions that could discourage a takeover of our company.

     The Companies Act (Chapter 50) of Singapore, or the Companies Act, and the Singapore Code on Takeovers and Mergers contain certain provisions that may delay, deter or prevent a future takeover or change in control of our company. Any person acquiring an interest, either on his or her own or together with parties acting in concert with him or her, in 25% or more of our voting shares must extend a takeover offer for the remaining voting shares in accordance with the Singapore Code on Takeovers and Mergers. A takeover offer is also required to be made if a person holding between 25% and 50% (both inclusive) of the voting rights (either on his or her own or together with parties acting in concert with him or her) acquires an additional 3% of our voting shares in any 12-month period. The preceding provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of our company. This may harm you because a transaction of that kind may allow you to sell your shares at a price above the prevailing market price.

RISKS RELATED TO OUR SECURITIES AND OUR TRADING MARKET

  The future sales of securities by our company or existing shareholders may hurt the price of our securities.

     If we or our shareholders sell a large number of our securities in the public market (including sales under this prospectus), the trading price of such securities could decrease dramatically. Any perception that these sales could occur could also result in a dramatic decline in the trading price of our securities. These sales also might make it more difficult for us to sell securities in the future at a time and at a price that we deem appropriate. As of February 28, 2001, we had an aggregate of 1,380,266,279 ordinary shares outstanding (including ordinary shares represented by ADSs). ST and its affiliates own 839,069,380 of our outstanding ordinary shares. All of our outstanding shares are freely tradable in Singapore and in the United States (in the form of ADSs), except that the shares owned by our affiliates, including ST and its affiliates, may only be sold in the United States if registered or if they qualify for an exemption from registration, including under Rule 144 under the Securities Act of 1933. ST and its affiliate are registering an indeterminate number of ordinary shares up to a total dollar amount of $1,000,000,000 pursuant to the registration statement of which this prospectus is a part.

  The market prices of our securities have been and may continue to be highly volatile.

     The market prices of our securities have fluctuated widely and may continue to do so. For example, from our initial public offering in October 1999 through February 28, 2001, the trading price of our ADSs has ranged from a high of $105.75 per ADS to a low of $24.875 per ADS. During the same period, the trading price of our ordinary shares has ranged from a high of S$18.50 per ordinary share to a low of S$4.40 per ordinary share. Many factors could cause the market prices of our securities to rise and fall. Some of these factors include:

     - actual or anticipated variations in our quarterly operating results;

     - announcements of technological innovations;

     - changes in estimates of our performance or recommendations by financial analysts;

     - market conditions in the semiconductor industry and economy as a whole;

     - introduction of new services by us or our competitors;

     - changes in market valuations of other foundries and semiconductor companies;

     - announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     - additions or departures of key personnel; and

     - other events or factors, many of which are beyond our control.

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     The financial markets in the United States, Singapore and other countries have experienced significant price and volume fluctuations, and market prices of technology companies have been and continue to be extremely volatile. Volatility in the prices of our securities may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of our management's attention and resources.

 The Singapore securities market is relatively small and more volatile than U.S. markets and may cause the market price of our securities to fluctuate.

     The Singapore Exchange Securities Trading Limited, or the Singapore Exchange, is relatively small and more volatile than stock exchanges in the United States and certain other European countries. As of December 31, 2000, there were 388 Singapore companies listed on the Main Board of the Singapore Exchange and the aggregate market capitalization of listed equity securities of these companies was approximately $224 billion. For the year ended December 31, 2000, the average daily equity trading value on the Singapore Exchange (including shares traded on the CLOB International trading system) was approximately $380 million, with an annualized aggregate trading value of approximately $95 billion. The relatively small market capitalization of, and trading volume on, the Singapore Exchange may cause the market price of securities of Singapore companies, including our securities, to fluctuate in both the domestic and the international markets.

 New investors in our company may experience immediate and substantial dilution.

     The purchase price of any ordinary shares (including ordinary shares represented by ADSs) offered may be substantially higher than the net tangible book value of our outstanding ordinary shares. Investors who purchase ordinary shares (including ordinary shares represented by ADSs) in the offering may therefore experience immediate and significant dilution in the tangible net book value of their investment.

 An active or liquid market for the securities is not assured.

     We cannot predict the extent to which an active, liquid public trading market for our securities will develop or how liquid that market will be. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often a function of the volume of the securities that are publicly held by unrelated parties. With regard to ADSs, although our ADS holders are entitled to withdraw the ordinary shares underlying the ADSs from the depositary at any time, there is no public market for our ordinary shares in the United States.

  Your voting rights with respect to the ADSs are limited by the terms of the deposit agreement for the ADSs.

     Holders may exercise voting rights with respect to the ordinary shares represented by ADSs only in accordance with the provisions of the deposit agreement relating to the ADSs. There are no provisions under Singapore law or under our Articles of Association that limit ADS holders' ability to exercise their voting rights through the depositary with respect to the underlying ordinary shares. However, there are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with such holders. For example, our Articles of Association require us to notify our shareholders at least 14 days in advance of any annual general meeting unless a special resolution is to be passed at that meeting, in which case at least 21 days' notice must be given. Our ordinary shareholders will receive notice directly from us and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy.

     ADS holders, by comparison, will not receive notice directly from us. Rather, in accordance with the deposit agreement, we will provide the notice to the depositary, which will in turn, as soon as practicable thereafter, mail to holders of ADSs:

     - the notice of such meeting;

     - voting instruction forms; and

     - a statement as to the manner in which instructions may be given by holders.

     To exercise their voting rights, ADS holders must then instruct the depositary how to vote their shares. Because of this extra procedural step involving the depositary, the process for exercising voting rights will take longer for ADS holders than for holders of ordinary shares. ADSs for which the depositary does not receive timely voting instructions will not be voted at any meeting.

     Except as described in this document, holders will not be able to exercise voting rights attaching to the ADSs.

  Your ability to participate in any rights offering of our company is limited.

     We may, from time to time, distribute rights to our shareholders, including rights to acquire securities under the deposit agreement relating to the ADSs. The depositary will not offer rights to holders unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act or are registered under provisions of the Securities Act. However, we are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. Accordingly, holders of our ADSs may be unable to participate in rights offerings by us and may experience dilution of their holdings as a result.

                                USE OF PROCEEDS

     Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, which may include capital expenditures, acquisitions, refinancings of indebtedness, working capital and repurchases/redemptions of securities.

     We will not receive any proceeds from the sale of any securities by the selling shareholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

                                                                                         FOR THE
                                                                                       NINE MONTHS
                                                FISCAL YEAR ENDED DECEMBER 31,            ENDED
                                           ----------------------------------------   SEPTEMBER 30,
                                            1995    1996     1997     1998    1999        2000
                                           ------   -----    -----    -----   -----   -------------
Ratio of earnings to fixed charges.......   10.10X   6.33X      --       --    0.88X       6.97X
Deficiency of earnings available to cover
  fixed charges (in millions of US
  dollars)...............................      --      --    124.4    169.4     2.9          --

     For purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, earnings consists of income (loss) before income taxes, minority interest, and equity in income (loss) of equity affiliates, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consists of interest expensed and capitalized, plus amortization of capitalized expenses related to indebtedness, plus one-third of rental expenses on operating leases (such amounts representing the interest portion of rental expense). No preference dividends were made during the periods indicated.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     The debt securities will represent our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, unless otherwise specified in the applicable prospectus supplement.

     The debt securities offered hereby will be issued under an indenture between us and trustee to be named in the prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. We have filed a copy of the indenture as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.

GENERAL

     The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and detailed or determined in the manner provided in an officers' certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

     We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

     - the title of the debt securities;

     - the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which we will pay the principal on the debt securities;

     - the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

     - the place or places where principal of, premium, and interest on the debt securities will be payable;

     - the terms and conditions upon which we may redeem the debt securities;

     - any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

     - the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

     - whether the debt securities will be convertible into our ordinary shares (including ordinary shares represented by ADSs) or exchangeable for other of our securities, and if so, the terms of conversion or exchange;

     - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

     - whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

     - the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

     - the currency of denomination of the debt securities;

     - the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

     - if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

     - the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

     - any provisions relating to any security provided for the debt securities;

     - any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

     - any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

     - any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

     - any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.2)

     We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

     If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

TRANSFER AND EXCHANGE

     Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the "Depositary"), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security"), as described in the applicable prospectus supplement. Except as described under "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

     Certificated Debt Securities. You may transfer or exchange certificated debt securities at the trustee's office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

     You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

     Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. We expect the Depositary to follow the following procedures with respect to book-entry debt securities:

     Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security ("participants") or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

     So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

     We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 2.14.6)

     We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case maybe, as the registered holder of the related global debt security. (Section 2.14.5) We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those participants.

     We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

     We have obtained the foregoing information in this section concerning the Depositary and the Depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

     Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

COVENANTS

     Unless we state otherwise in (a) the applicable prospectus supplement and in a supplement to the indenture, (b) a board resolution, or (c) an officers' certificate delivered pursuant to the indenture, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness, or from securing any such indebtedness by a lien on any of our or our subsidiaries' property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other person in a transaction in which we are not the surviving entity, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a "successor person") unless:

     - the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of Singapore or any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

     - immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

     - certain other conditions are met. (Section 5.1)

EVENTS OF DEFAULT

     "Event of Default" means with respect to any series of debt securities, any of the following:

     - default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

     - default in the payment of principal of or premium on any debt security of that series when due and payable;

     - default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

     - default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

     - an event of default under any of our debt (including a default with respect to debt securities of any series other than that series) or any subsidiary, whether that debt exists today or is created at a later date,

        - if the default results from our failure to pay the debt when it becomes due;

        - the principal amount of the debt, together with the principal amount of any other debt in default for failure to pay principal at stated final maturity or the maturity of which has been accelerated, totals $100 million or more at any one time outstanding; and

        - the debt is not discharged or the acceleration is not rescinded or annulled within 30 days after we receive written notice as provided in the indenture; provided, that if the default with respect to such debt is remedied or cured by us or waived by the holders of such debt before entry of judgment in favor of the relevant trustee, then the event of default will be deemed likewise to have been remedied, cured or waived;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

     No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) An Event of Default may also be an event of default under our bank credit agreements in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain Events of Default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

     If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) For information as to waiver of defaults see the discussion under "-- Modification and Waiver" below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default and the continuation of an Event of Default.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

     No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

     - the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

     The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if its corporate trust committee or a committee of its responsible officers in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

MODIFICATION AND WAIVER

     We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

     - change the amount of debt securities whose holders must consent to an amendment or waiver;

     - reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

     - reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

     - reduce the principal amount of discount securities payable upon acceleration of maturity;

     - waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

     - make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

     - make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or

     - waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities. (Section 9.3)

     Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

     This discharge may occur only if, among other things, we have delivered to the trustee an officers' certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

     Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

     - we may omit to comply with the restrictive covenants contained in Sections 4.2, 4.3 through 4.6 and Section 5.1 of the indenture, as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers' certificate delivered pursuant to the indenture; and

     - Events of Default under Section 6.1(e) of the indenture will not constitute a default or an Event of Default with respect to the debt securities of that series.

     The conditions include:

     - depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

     - delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

     Covenant Defeasance and Events of Default. In the event we exercise our option not to comply with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we will remain liable for those payments.

     "Foreign Government Obligations" means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

     - direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

     - obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

                         DESCRIPTION OF ORDINARY SHARES

     Set forth below is a description of our share capital and a brief summary of the basic rights and privileges of our shareholders conferred by our Articles of Association and the laws of Singapore. This description is only a summary and is qualified by reference to Singapore law and our Articles of Association, as amended, a copy of which is filed as an exhibit to the registration statement we filed on Form F-1 on October 4, 1999 (Registration No. 333-88397), and is incorporated herein by reference.

ORDINARY SHARES

     Our authorized capital is S$800,000,000.540 consisting of 3,076,923,079 ordinary shares of par value S$0.26 each. We have only one class of shares, namely, the ordinary shares, which have identical rights in all respects and rank equally with one another. Our Articles of Association provide that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our Board of Directors may determine and may issue preference shares which are, or at our option are, subject to redemption, subject to certain limitations. Our directors may issue shares at a premium. If shares are issued at a premium, a sum equal to the aggregate amount or value of the premium will, subject to certain exceptions, be transferred to a share premium account.

     As of February 28, 2001, 1,380,266,279 ordinary shares were issued and outstanding. All of our ordinary shares are in registered form. We may, subject to the provisions of the Companies Act, purchase our own
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

ordinary shares. However, we may not, except in circumstances permitted by the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own ordinary shares.

NEW ORDINARY SHARES

     New ordinary shares may only be issued with the prior approval in a general meeting of our shareholders. The approval, if granted, will lapse at the conclusion of the annual general meeting following the date on which the approval was granted. Our shareholders have given us general authority to issue any remaining approved but unissued ordinary shares prior to our next annual general meeting. Subject to the foregoing, the provisions of the Companies Act and any special rights attached to any class of shares currently issued, all new ordinary shares are under the control of our Board of Directors who may allot and issue the same with such rights and restrictions as it may think fit. Our shareholders are not entitled to pre-emptive rights under the Articles of Association or Singapore law.

SHAREHOLDERS

     Only persons who are registered in our register of shareholders and, in cases in which the person so registered is The Central Depository (Pte) Limited, or the CDP, the persons named as the depositors in the depository register maintained by the CDP for our ordinary shares, are recognized as shareholders. We will not, except as required by law, recognize any equitable, contingent, future or partial interest in any ordinary share or other rights for any ordinary share other than the absolute right thereto of the registered holder of the ordinary share or of the person whose name is entered in the depository register for that ordinary share. We may close the register of shareholders for any time or times if we provide the Registrar of Companies and Businesses of Singapore at least 14 days' notice. However, the register may not be closed for more than 30 days in aggregate in any calendar year. We typically close the register to determine shareholders' entitlement to receive dividends and other distributions for no more than 10 days a year.

TRANSFER OF ORDINARY SHARES

     There is no restriction on the transfer of fully paid ordinary shares except where required by law. Our Board of Directors may only decline to register any transfer of ordinary shares which are not fully paid shares or ordinary shares on which we have a lien. Ordinary shares may be transferred by a duly signed instrument of transfer in any form acceptable to our Board of Directors. Our Board of Directors may also decline to register any instrument of transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and such other evidence of title as they may require. We will replace lost or destroyed certificates for ordinary shares if we are properly notified and if the applicant pays a fee which will not exceed S$2 and furnishes any evidence and indemnity that our Board of Directors may require.

GENERAL MEETINGS OF SHAREHOLDERS

     We are required to hold an annual general meeting every year. Our Board of Directors may convene an extraordinary general meeting whenever it thinks fit and must do so if shareholders representing not less than 10% of the total voting rights of all shareholders request in writing that such a meeting be held. In addition, two or more shareholders holding not less than 10% of our issued share capital may call a meeting. Unless otherwise required by law or by our Articles of Association, voting at general meetings is by ordinary resolution, requiring an affirmative vote of a simple majority of the votes cast at that meeting. An ordinary resolution suffices, for example, for the appointment of directors. A special resolution, requiring the affirmative vote of at least 75% of the votes cast at the meeting, is necessary for certain matters under Singapore law, including the voluntary winding up of the company, amendments to our Memorandum and Articles of Association, a change of our corporate name and a reduction in our share capital, share premium account or capital redemption reserve fund. We must give at least 21 days' notice in writing for every general meeting convened for the purpose of passing a special resolution. Ordinary resolutions generally require at least 14 days' notice in writing. The notice must be given to every shareholder who has supplied us with an address

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

in Singapore for the giving of notices and must set forth the place, the day and the hour of the meeting and, in the case of special business, the general nature of that business.

VOTING RIGHTS

     A shareholder is entitled to attend, speak and vote at any general meeting, in person or by proxy. A proxy need not be a shareholder. A person who holds ordinary shares through the CDP book-entry clearance system will only be entitled to vote at a general meeting as a shareholder if his name appears on the depository register maintained by the CDP 48 hours before the general meeting. Except as otherwise provided in our Articles of Association, two or more shareholders holding at least 33 1/3% of our issued and outstanding ordinary shares must be present in person or by proxy to constitute a quorum at any general meeting. Under our Articles of Association, on a show of hands, every shareholder present in person and each proxy shall have one vote, and on a poll, every shareholder present in person or by proxy shall have one vote for each ordinary share held. A poll may be demanded in certain circumstances, including by the chairman of the meeting or by any shareholder present in person or by proxy.

DIVIDENDS

     We may, by ordinary resolution, declare dividends at a general meeting, but we may not pay dividends in excess of the amount recommended by our Board of Directors. We must pay all dividends out of our profits or pursuant to Section 69 of the Companies Act. Our Board of Directors may also declare an interim dividend. All dividends are paid pro rata among the shareholders in proportion to the amount paid up on each shareholder's ordinary shares, unless the rights attaching to an issue of any ordinary share provides otherwise. Unless otherwise directed, dividends are paid by check or warrant sent through the post to each shareholder at his registered address. Notwithstanding the foregoing, our payment to the CDP of any dividend payable to a shareholder whose name is entered in the depository register shall, to the extent of payment made to the CDP, discharge us from any liability to that shareholder in respect of that payment.

BONUS AND RIGHTS ISSUE

     Our Board of Directors may, with the approval of our shareholders at a general meeting, capitalize any reserves or profits (including profit or monies carried and standing to any reserve or to the share premium account) and distribute the same as bonus shares credited as paid-up to the shareholders in proportion to their shareholdings. Our Board of Directors may also issue rights to take up additional ordinary shares to shareholders in proportion to their shareholdings. Such rights are subject to any conditions attached to such issue.

TAKEOVERS

     The Companies Act and the Singapore Code on Takeovers and Mergers regulate the acquisition of ordinary shares of public companies and contain certain provisions that may delay, deter or prevent a future takeover or change in control of our company. Any person acquiring an interest, either on his own or together with parties acting in concert with him, in 25% or more of our voting shares must extend a takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Takeovers and Mergers. "Parties acting in concert" include a company and its related and associated companies, a company and its directors (including their relatives), a company and its pension funds, a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis, and a financial advisor and its client in respect of shares held by the financial advisor and shares held by funds managed by the financial advisor on a discretionary basis where the shareholdings of the financial advisor and any of those funds in the client total 10% or more of the client's equity share capital. An offer for consideration other than cash must be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror within the preceding 12 months. A mandatory takeover offer is also required to be made if a person holding, either on his own or together with parties acting in concert with him, between 25% and 50% of the voting shares acquires additional voting shares representing more than 3% of the voting shares in any 12 month period.
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

LIQUIDATION OR OTHER RETURN OF CAPITAL

     If our company liquidates or in the event of any other return of capital, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings, subject to any special rights attaching to any other class of shares.

INDEMNITY

     As permitted by Singapore law, our Articles of Association provide that, subject to the Companies Act, we will indemnify our Board of Directors and officers against any liability incurred in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee. We may not indemnify directors and officers against any liability which by law would otherwise attach to them in respect of any negligence, wilful default, breach of duty or breach of trust of which they may be guilty in relation to our company.

LIMITATIONS ON RIGHTS TO HOLD OR VOTE SHARES

     Except as described in "-- Voting Rights" and "-- Takeovers" above, there are no limitations imposed by Singapore law or by our Articles of Association on the rights of non-resident shareholders to hold or vote ordinary shares.

SUBSTANTIAL SHAREHOLDINGS

     Under the Companies Act, a person has a substantial shareholding in a company if he has an interest (or interests) in one or more voting shares in the company and the nominal amount of that share (or the aggregate amount of the nominal amounts of those shares) is not less than 5 per cent. of the aggregate of the nominal amount of all voting shares in the company. A person having a substantial shareholding in a company is required to make certain disclosures under the Companies Act, including the particulars of his interests in that company and the circumstances by which he has such interests.

MINORITY RIGHTS

     The rights of minority shareholders of Singapore-incorporated companies are protected under Section 216 of the Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of our company, as they think fit to remedy any of the following situations:

     - our affairs are being conducted or the powers of our Board of Directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of our shareholders; or

     - we take an action, or threaten to take an action, or the shareholders pass a resolution, or threaten to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of our shareholders, including the applicant.

     Singapore courts have wide discretion as to the reliefs they may grant and those reliefs are in no way limited to those listed in the Companies Act itself. Without prejudice to the foregoing, Singapore courts may:

     - direct or prohibit any act or cancel or vary any transaction or resolution;

     - regulate our affairs in the future;

     - authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the court may direct;

     - provide for the purchase of a minority shareholder's shares by our other shareholders or by our company and, in the case of a purchase of shares by us, a corresponding reduction of our share capital;

     - provide that our Memorandum or Articles of Association be amended; or

     - provide that our company be wound up.

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

     ADSs represent ownership interests in securities that are on deposit with a depositary bank. Citibank, N.A., located at 111 Wall Street, New York, New York 10043, is the depositary bank for our ADSs. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. Our custodian is Citibank Nominees Singapore Pte Ltd, located at 300 Tampines Avenue #07-00, Tampines Junction, Singapore 529653.

     We appointed Citibank, N.A. as our depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement as indicated above under "Where You Can Find More Information."

     The following is a summary description of the ADSs and your rights as an owner of ADSs. Please note that your rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

     Each ADS represents ten ordinary shares on deposit with the custodian bank. An ADS also represents any other property received by the depositary or the custodian on behalf of the owner of the ADS that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

     If you become an owner of an ADS, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. Although the deposit agreement is governed by New York law, our obligations to the holders of our ordinary shares will continue to be governed by the laws of Singapore, which may be different from the laws in the United States.

     As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name.

ISSUANCE OF ADSS UPON DEPOSIT OF ORDINARY SHARES

     The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian.

     The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

     When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

     - your ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

     - all preemptive and similar rights, if any, with respect to your ordinary shares have been validly waived or exercised;

     - you are duly authorized to deposit the ordinary shares;

     - your ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and are not, and the ADSs issuable upon such deposit will not be, except as provided in the deposit agreement, "restricted securities" (as defined in the deposit agreement); and

     - the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

     If any of the representations or warranties are false in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

WITHDRAWAL OF ORDINARY SHARES UPON CANCELLATION OF ADSS

     As a holder of ADSs, you will be entitled to present your ADSs to the depositary for cancellation and then receive the underlying ordinary shares at the custodian's offices. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

     If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. As noted above, the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

     You will have the right to withdraw the ordinary shares represented by your ADSs at any time subject to:

     - temporary delays that may arise because the transfer books for the ordinary shares or the ADSs are closed or when ordinary shares are immobilized as a result of a shareholders' meeting or a payment of dividends, if any;

     - your obligation to pay fees, taxes and similar charges; and

     - restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

     The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

DIVIDENDS AND DISTRIBUTIONS

     As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

DISTRIBUTIONS OF CASH

     Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary. Upon receipt of such notice, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to holders.

     The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

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

DISTRIBUTIONS OF ORDINARY SHARES

     Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

     The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

     New ADSs will not be distributed if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

ELECTIVE DISTRIBUTIONS

     Whenever we intend to distribute a dividend payable at the election of shareholders, either in cash or in additional shares, we will give prior notice of the distribution to the depositary and will indicate whether we wish the distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practical.

     The depositary will make the election available to you only if it is reasonably practical and if we have provided the depositary all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

     If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Singapore would receive for failing to make an election, as more fully described in the deposit agreement.

DISTRIBUTIONS OF RIGHTS

     Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

     The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs. Upon the exercise of any such rights, you may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs. Please note that the depositary bank is not obligated to establish procedures to facilitate the distribution and exercise of such rights.

     The depositary will not distribute the rights to you if:

     - we do not request that the rights be distributed to you or we ask that the rights not be distributed to you; or

     - we fail to deliver satisfactory documents to the depositary bank, such as opinions addressing the lawfulness of the transaction; or

     - it is not reasonably practicable to distribute the rights.

     The depositary will sell any rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse, in which case you will receive no value for such rights.

OTHER DISTRIBUTIONS

     Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

     If it is reasonably practicable to distribute such property to you and if we provide the depositary bank all of the documentation contemplated in the deposit agreement, it will distribute the property to you in a manner it deems practicable.

     The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

     The depositary will not distribute the property to you and will sell the property if:

     - we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

     - we do not deliver satisfactory documents to the depositary bank; or

     - the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

     The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

REDEMPTION

     Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary. If it is reasonably practicable and if we provide the depositary bank all of the documentation contemplated in the deposit agreement, the depositary will mail notice of the redemption to the holders.

     The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

CHANGES AFFECTING ORDINARY SHARES

     The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

     If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

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

VOTING RIGHTS

     As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described under the heading "Description of Ordinary Shares" in this prospectus.

     The depositary will mail to you any notice of shareholders' meeting received from us, together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

     If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions.

     Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

FEES AND CHARGES

     As an ADS holder, you will be required to pay the following service fees to the depositary:

SERVICE                                                               FEES
-------                                                               ----
Issuance of ADSs..........................................  Up to 5c per ADS issued
Cancellation of ADSs......................................  Up to 5c per ADS canceled
Exercise of rights to purchase additional ADSs............  Up to 5c per ADS issued
Distribution of shares or other free distributions........  Up to 5c per ADS held
Distribution of cash upon sale of rights and other
  entitlements............................................  Up to 2c per ADS held

     As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

     - fees for the transfer and registration of ordinary shares (i.e., upon deposit and withdrawal of ordinary shares);

     - expenses incurred for converting foreign currency into U.S. dollars;

     - expenses for cable, telex and fax transmissions and for delivery of securities; and

     - taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

     We have agreed to pay certain other charges and expenses of the depositary. Please note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

AMENDMENTS AND TERMINATION

     We may agree with the depositary to modify the deposit agreement at any time without your consent. Except in very limited circumstances enumerated in the deposit agreement, we have agreed to give holders 30 days' prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement.

     You will be bound by any modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs, except as permitted by law.

     We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

     Upon termination of the deposit agreement, the following will occur:

     - for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares on the same terms as prior to the termination. During such six month period, the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs; and

     - after the expiration of such six month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

BOOKS OF DEPOSITARY

     The depositary will maintain ADS holder records at its depositary office. You may inspect these records at the depositary's office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

     The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

     The deposit agreement limits our obligations and the depositary's obligations to you. We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. Please note the following:

     - The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

     - The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

     - We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

     - We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

     - We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Memorandum and Articles of Association or in any provisions of securities on deposit.

     - We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

     - We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

     - We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

PRE-RELEASE TRANSACTIONS

     The depositary may, under certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The deposit agreement requires that the ADSs be fully collateralized before any ADSs are pre-released. The depositary may retain the compensation received from the pre-release transactions.

TAXES

     You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

     The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained by you.

FOREIGN CURRENCY CONVERSION

     The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

     If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

     - convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

     - distribute the foreign currency to holders for whom the distribution is lawful and practical; and

     - hold the foreign currency, without liability for interest, for the applicable holders.

                        DESCRIPTION OF PREFERENCE SHARES

     Our Articles of Association provide that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our Board of Directors may determine and may issue preference shares which are, or at our option are, subject to redemption, subject to certain limitations. The transfer agent, registrar, and dividend disbursement agent for a series of preference shares will be named in a prospectus supplement. The registrar for preference shares, if any, will send notices to shareholders of any meetings at which holders of the preference shares have the right to elect directors or to vote on any other matter. If we offer preference shares, the specific designations and rights will be described in a prospectus supplement and a description will be filed with the SEC. The prospectus supplement will also set forth some or all of the following terms regarding the preference shares:

     - specific designation;

     - number of shares;

     - liquidation value;

     - dividend rights;

     - liquidation and redemption rights;

     - voting rights;

     - other rights, including conversion or exchange rights, if any; and

     - any other specific terms.

                            DESCRIPTION OF WARRANTS

     We may issue warrants, including warrants to purchase ordinary shares, ADSs, preference shares, debt securities or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. The terms of warrants will be set forth in a prospectus supplement which will describe, among other things:

     - the designation of the warrants;

     - the securities into which the warrants are exercisable;

     - the exercise price;

     - the aggregate number of warrants to be issued;

     - the principal amount of securities purchasable upon exercise of each warrant;

     - the price or prices at which each warrant will be issued;

     - the procedures for exercising the warrants;

     - the date upon which the exercise of warrants will commence;

     - the expiration date; and

     - any other material terms of the warrants.

                              SELLING SHAREHOLDERS

     The selling shareholders may be ST or its affiliate Singapore Technologies Semiconductors Pte Ltd (or any of their respective pledgees or donees). The selling shareholders may offer, in the aggregate, an indeterminate number of ordinary shares (directly or in the form of ADSs) up to a total dollar amount of $1,000,000,000. As of February 28, 2001, the selling shareholders own, in the aggregate, 839,069,380 of our ordinary shares, representing 60.8% of our outstanding ordinary shares. The prospectus supplement for any offering of the ordinary shares (directly or in the form of ADSs) by the selling shareholders will include the following information:

     - the names of the selling shareholders;

     - the number of ordinary shares (directly or in the form of ADSs) held by each of the selling shareholders;

     - the percentage of ordinary shares (directly or in the form of ADSs) held by each of the selling shareholders; and

     - the number of ordinary shares (directly or in the form of ADSs) offered by each of the selling shareholders.

                              PLAN OF DISTRIBUTION

     We and/or the selling shareholders may sell or distribute the securities:

     - through underwriters;

     - through agents;

     - to dealers; or

     - directly to one or more purchasers.

     In particular, the selling shareholders (including any donee or pledgee thereof) may sell or distribute their ordinary shares (directly or in the form of ADSs) from time to time in one or more public or private transactions, including:

     - block trades;

     - on any exchange or in the over-the-counter market;

     - in transactions otherwise than on an exchange or in the over-the-counter market;

     - through the writing of put or call options relating to such securities;

     - the short sales of such securities;

     - through the lending of such securities;

     - through the distribution of such securities by any selling shareholder to its partners, members or shareholders; or

     - through a combination of any of the above.

     Any sale or distribution may be effected by us or the selling shareholders:

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices;

     - at varying prices determined at the time of sale; or

     - at negotiated or fixed prices.

     A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us and/or the selling shareholders from such sales, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

THROUGH UNDERWRITERS

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the securities if any are purchased.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

THROUGH AGENTS OR TO DEALERS

     We and/or the selling shareholders may sell the securities directly or through agents we and/or the selling shareholders designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by us and/or the selling shareholders to an agent will be set forth, in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If dealers are used in any of the sales of securities covered by this prospectus, we and/or the selling shareholders will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.

DIRECT SALES

     We and/or the Selling Shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.

DELAYED DELIVERY

     If so indicated in a prospectus supplement, we and/or the selling shareholders will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us and/or the selling shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

GENERAL

     Agents, dealers, selling shareholders and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and/or the selling shareholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us and/or the selling shareholders to indemnification by us and/or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our and/or the selling shareholders' behalf.

     Selling shareholders also may resell all or a portion of their ordinary shares (in the form of ADSs) in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Any debt securities, preference shares or warrants may, but are not expected to, be listed on any securities exchange.

                                 LEGAL MATTERS

     Some legal matters relating to the validity of the debt securities and the warrants will be passed upon by Latham & Watkins. The validity of our ordinary shares and preference shares will be passed upon by Allen & Gledhill, our Singapore counsel. Latham & Watkins may rely upon Allen & Gledhill with respect to some matters governed by Singapore law.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

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                                US$

                                [CHARTERED LOGO]

                      % SENIOR CONVERTIBLE NOTES DUE 2006

                 ---------------------------------------------
                             PROSPECTUS SUPPLEMENT
                 ---------------------------------------------

                      MERRILL LYNCH (SINGAPORE) PTE. LTD.

                                        , 2001

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